EXHIBIT 6.20

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of December 3, 2021

by and among

HC GOVERNMENT REALTY HOLDINGS, L.P.,

as the Borrower,

HC GOVERNMENT REALTY TRUST, INC.,

HOLMWOOD PORTFOLIO HOLDINGS, LLC,

AND CERTAIN SUBSIDIARIES OF THE BORROWER,

as Guarantors

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent

with

KEYBANC CAPITAL MARKETS INC.,

as Sole Bookrunner and Lead Arranger

i

ii

iii

iv

SCHEDULES

2	Part I - Eligible Borrowing Base Properties under the Existing Credit Agreement
3	Revolving Commitment Amount and Commitment Percentage
6.1(a)	Indebtedness to be Paid Off at Closing
7.2	Organizational Structure Chart
7.6	Real Estate Assets; Permitted Liens; Insurance
7.7	Existing Indebtedness
7.8	Material Contracts
7.9	Litigation
8.5	Insurance Requirements
10.11	Transactions with Affiliates

EXHIBITS

A	Assignment and Acceptance Agreement
B	Guaranty
C	Notice of Borrowing
D	Notice of Continuation
E	Notice of Conversion
F	Notice of Swingline Borrowing
G	Swingline Note
H	Form of Revolving Credit Note
I	Increasing Lender Expansion Agreement
J	Augmenting Lender Expansion Agreement
K	Compliance Certificate
L	Borrowing Base Availability Certificate
M	Form of Mortgage
N	Form of Solvency Certificate
O	Form of Assignment and Subordination of Management Agreement
P	Form of U.S. Tax Certificates
Q	Mortgage and Related Document Requirements

v

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of December 3, 2021, by and among HC GOVERNMENT REALTY HOLDINGS, L.P., a Delaware limited partnership (the “Borrower”), certain Subsidiaries of the Borrower as Subsidiary guarantors (together with each other Person that may become a guarantor from time to time pursuant to Section 5.1, each individually, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”), HC GOVERNMENT REALTY TRUST, INC., a Maryland corporation, as parent guarantor (the “Parent Guarantor”), and HOLMWOOD PORTFOLIO HOLDINGS, LLC, a Delaware limited liability company (“Holmwood”; and together with the Parent Guarantor and the Subsidiary Guarantors, collectively, the “Guarantors”), the Lenders from time to time party hereto, and KEYBANK NATIONAL ASSOCIATION, as administrative Agent (the “Administrative Agent”).

WHEREAS, the Borrower, the Guarantors, the Lenders, and the Administrative Agent are parties to that certain Credit Agreement dated as of October 22, 2019 (the “Original Agreement Date”) (as amended, modified or supplemented and in effect immediately prior to the effectiveness hereof, the “Existing Credit Agreement”), pursuant to which the Lenders made available to the Borrower, among other things, a revolving credit facility in the principal amount of $100,000,000, including a letter of credit sublimit and a swingline facility sublimit, as set forth therein;

WHEREAS, in accordance with Section 13.6 of the Existing Credit Agreement, the Borrower has requested that the Lenders under the Existing Credit Agreement (the “Existing Lenders”) and the Administrative Agent amend and restate the Existing Credit Agreement to make certain changes as specified herein and to continue, without novation or substitution, the extensions of credit made thereunder as Loans and other Credit Events under this Agreement, and the Existing Lenders and Administrative Agent are willing to do so on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto covenant and agree as follows:

ARTICLE I.
 DEFINITIONS

Section 1.1 Definitions; General.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Additional Costs” has the meaning given that term in Section 4.1(b).

“Adjusted Consolidated EBITDA” means, for any Reference Period, (a) Consolidated EBITDA for such Reference Period minus (b) Capital Reserves for all Real Estate Assets (excluding Development Assets) as of the last day of such Reference Period.

1

“Adjusted NOI” means, for any Reference Period, with respect to any Real Estate Asset, (i) Property NOI from such Real Estate Asset(s) for such Reference Period, minus (ii) the Capital Reserves with respect to such Real Estate Asset(s) as of the last day of such Reference Period.

“Administrative Agent” means KeyBank, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors and duly appointed assigns.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Advance Rate” means sixty percent (60%).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of any Loan Party.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Anti-Corruption Laws” means all Applicable Laws specifically concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means all Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means, for any day with respect to any Loan, the percentage set forth below corresponding to the Total Leverage Ratio as determined in accordance with Section 10.1 in effect at such time:

Level	Total Leverage Ratio	Applicable Margin for Loans that are LIBOR Loans	Applicable Margin Loans that are Base Rate Loans
1	Less than 45%	1.70%	0.70%
2	Greater than or equal to 45% and less than 50%	1.90%	0.90%
3	Greater than or equal to 50% and less than 55%	2.15%	1.15%
4	Greater than or equal to 55% and less than 60%	2.40%	1.40%

2

Notwithstanding the foregoing, from the Effective Date through the date on which the Compliance Certificate for the fiscal quarter ending December 31, 2021 is delivered in accordance with Section 9.3, the Applicable Margin shall equal the percentages corresponding to Level 1. Thereafter, the Applicable Margin shall be determined by the Administrative Agent from time to time, based on the Total Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 9.3. Any adjustment to the Applicable Margin shall be effective (a) in the case of a quarterly Compliance Certificate of the Loan Parties delivered pursuant to Sections 9.3, as of the date that is 5 Business Days after the Administrative Agent’s receipt of a Compliance Certificate for the applicable fiscal quarter covered by such Compliance Certificate, and (b) in the case of an annual Compliance Certificate of the Loan Parties delivered pursuant to Section 9.3, as of the date that is 5 Business Days after the Administrative Agent’s receipt of a Compliance Certificate for the applicable fiscal year covered by such Compliance Certificate. If the Borrower fails to deliver a Compliance Certificate pursuant to Section 9.3, the Applicable Margin shall equal the percentages corresponding to Level 4 until the date of the delivery of the required Compliance Certificate. If any such Compliance Certificate shall later be determined to be incorrect and as a result a higher Applicable Margin should have been in effect for any period, the Borrower shall pay to the Administrative Agent, for the account of each Lender, all additional interest and fees which would have accrued if the original Compliance Certificate had been correct within five (5) Business Days of delivery of written notice thereof from the Administrative Agent.

“Appraisal” means an M.A.I. appraisal ordered by the Administrative Agent and prepared by a professional appraiser selected by the Administrative Agent, having at least the minimum qualifications required under the applicable Governmental Authority, including without limitation, FIRREA, and determining “as is” market value of the subject property as between a willing buyer and a willing seller.

“Appraised Value” means, with respect to any Real Estate Asset on any date of determination, the “as is” market value of such Real Estate Asset as reflected in the most recent Appraisal of such Real Estate Asset as of such date, as the same may have been reasonably adjusted by the Administrative Agent based upon its internal review of such Appraisal upon the addition of Borrowing Base Property pursuant to Section 5.1(b) or delivery of an Appraisal pursuant to Section 8.7(b), which review and adjustments (if any) are based on criteria and factors then generally used and considered by the Administrative Agent in determining the value of similar real estate properties, such Appraised Value to be reasonably satisfactory to the Requisite Lenders.

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“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Management Agreement” has the meaning assigned that term in clause (f) of the definition of Eligible Property.

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.5), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assignment and Subordination of Management Agreement” means, collectively, each Assignment and Subordination of Management Agreement entered into by a Loan Party from time to time in favor of the Administrative Agent, for the benefit of the Administrative Agent, the Lenders and the Specified Derivatives Providers, with respect to a Property Management Agreement over a Borrowing Base Property or other Management Agreement, substantially in the form attached hereto as Exhibit O, and shall include each such Assignment and Subordination of Management Agreement entered into in connection with the Existing Credit Agreement.

“Assignments of Leases and Rents” means each Assignment of Leases and Rents from time to time entered into by a Loan Party for the benefit of the Administrative Agent, the Lenders and the Specified Derivatives Providers in connection with the addition of an Eligible Property as a Borrowing Base Property. Any Assignment of Leases and Rents may, at the discretion of the Administrative Agent, be included within the applicable Mortgage.

“Assignments of Licenses, Permits and Contracts” means, collectively, each Assignment of Licenses, Permits and Contracts from time to time entered into by a Loan Party from time to time for the benefit of the Administrative Agent, the Lenders and the Specified Derivatives Providers in connection with the addition of an Eligible Property as a Borrowing Base Property. Any Assignment of Licenses, Permits and Contracts may, at the discretion of the Administrative Agent, be included within the applicable Mortgage.

“Augmenting Lender” has the meaning given that term in Section 2.15(a).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

4

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the fluctuating annual rate of interest announced from time to time by KeyBank at its principal office in Cleveland, Ohio, as its “prime rate” in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (c) LIBOR for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided, that for purposes of this definition, LIBOR for any Business Day shall be based on the rate appearing on the Reuters Screen LIBOR01 or LIBOR02 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, on such Business Day. Any change in the Base Rate due to a change in KeyBank’s “prime rate”, the Federal Funds Effective Rate or LIBOR shall be effective from and including the effective date of such change in such rate, without notice or demand of any kind. The Base Rate is a reference rate used by KeyBank in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by KeyBank or any other Lender on any extension of credit to any customer.

“Base Rate Loan” means a Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (within the meaning of the Plan Asset Regulations for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Borrowing Base Adjusted NOI” means, for any Reference Period, the Adjusted NOI of all Borrowing Base Properties for such Reference Period.

“Borrowing Base Availability” means, as at any date of determination, the least of:

(a) the aggregate Revolving Commitments on such date;

(b) the amount equal to the product of the aggregate Borrowing Base Property Value multiplied by the Advance Rate; and

(c) the maximum principal amount that would not cause the Borrowing Base DSCR to be less than 1.50 to 1.00.

5

“Borrowing Base Certificate” has the meaning given that term in Section 9.4.

“Borrowing Base DSCR” means, on any date of determination, the ratio of (a) Borrowing Base Adjusted NOI for the Reference Period most recently ended (and including, on a pro forma basis, the projected Adjusted NOI for any Real Estate Asset being acquired with the proceeds of a requested Loan, as approved by the Administrative Agent), divided by (b) the Implied Debt Service based on the aggregate outstanding principal amount of Revolving Loans on the date of determination (after giving effect to any requested Loans or other Credit Event), on an annualized basis.

“Borrowing Base Property(ies)” means, as of any date, (a) each Existing Borrowing Base Property which has not been removed as a Borrowing Base Property pursuant to Section 5.2, and (b) from and after the Effective Date, each Eligible Property with respect to which the conditions set forth in Section 5.1 have been satisfied and which has not been removed as a Borrowing Base Property pursuant to Section 5.2, and that is owned by a Subsidiary of the Borrower as to which the Borrower (and any applicable Subsidiary) has provided the Administrative Agent a perfected first priority pledge of 100% of the direct and indirect Equity Interests in such Subsidiary owned by the Borrower or any Subsidiary of the Borrower, and each such Subsidiary pledgor and owner of the applicable Eligible Property has become a Subsidiary Guarantor; provided, however, that for any Borrowing Base Property under the foregoing clause (b), upon the request of the Administrative Agent or the Requisite Lenders during the continuance of an Event of Default, the applicable Subsidiary Guarantor(s) shall provide the Administrative Agent with a Mortgage (which shall include a an Assignment of Leases and Rents and Assignment of Licenses, Permits and Contracts) and satisfy the other conditions and deliveries set forth in Exhibit Q, and, for any Eligible Property as to which such conditions and deliveries are not satisfied within thirty (30) days (or such longer period approved by the Administrative Agent) after written request therefor, such Eligible Property shall cease to be a Borrowing Base Property at the election of the Requisite Lenders.

“Borrowing Base Property Request” has the meaning given that term in Section 5.1(b)(i).

“Borrowing Base Property Value” means, on any date of determination, for each Borrowing Base Property eligible for inclusion in the calculation of Borrowing Base Availability on such date, the Appraised Value of such Borrowing Base Property as most recently determined under this Agreement. For the avoidance of doubt, no Borrowing Base Property Value shall be attributable to any Borrowing Base Property that is vacant, has a tenant that is in payment default of its Lease or is the subject of a bankruptcy or other insolvency proceeding (except in the event such tenant’s Lease has been assumed in connection with such bankruptcy or other insolvency proceeding) or has gone dark.

“Budget” has the meaning given to that term in Section 9.5(j).

6

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in Cleveland, Ohio or New York, New York are authorized or required to close and (b) with reference to a LIBOR Loan any such day that is also a day on which dealings in deposits of Dollars are carried out in the London interbank market; provided that, when used in connection with SOFR, the component of the Base Rate based upon SOFR or any other calculation or determination involving SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Cape Canaveral Consent” means a ground lessor consent and estoppel agreement with respect to the Cape Canaveral Property, which such agreement must be satisfactory to the Administrative Agent.

“Cape Canaveral Permitted Ground Lease” means that certain Lease Agreement dated November, 2010 by and between Canaveral Port Authority, as lessor and Hoover Property Canaveral, LLC as lessee, and assigned to from Hoover Property Canaveral, LLC to Gov CBP Cape Canaveral, LLC pursuant to that certain Assignment and Assumption of Ground Lease dated March 25, 2015, as further amended by that certain First Amendment to Thirty Year Lease between Canaveral Port Authority and Gov CBP Cape Canaveral, LLC dated October 28, 2015.

“Cape Canaveral Property” means the Real Estate Asset located at 200 George King Boulevard, Cape Canaveral, FL 32920.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Reserves” means, as of any date and with respect to any Real Estate Asset, an amount equal to (a) the aggregate leasable square footage of all completed space of such Real Estate Asset, multiplied by (b) $0.25. If the term Capital Reserves is used without reference to any specific Real Estate Asset then the amount shall be determined on an aggregate basis with respect to all Real Estate Assets of the Parent Guarantor and its Wholly-Owned Subsidiaries and the Parent Guarantor’s applicable Equity Percentage of all Real Estate Assets of any non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates.

“Cash” shall mean money in legal tender of the United States.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for its benefit and the benefit of the Lenders, as collateral for Letter of Credit Liabilities or obligations of Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

7

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Certification of Beneficial Ownership” means a certification required by the Administrative Agent from the Loan Parties regarding beneficial ownership and controlling parties in accordance with, and pursuant to, 31 C.F.R. §1010.230.

“CMBS Consent Letter” means that certain Limited Consent Under Credit Agreement, dated as of March 12, 2021, among the Loan Parties party thereto, the Administrative Agent, and the Lenders party thereto.

“CMBS Entities” means each of (i) GOV Lorain, LLC, a Delaware limited liability company, (ii) GOV Jonesboro, LLC, a Delaware limited liability company, and (iii) GOV PSL, LLC, a Delaware limited liability company.

“CMBS Loan Agreement” means that certain Loan Agreement dated July 22, 2013 by and among the CMBS Entities and GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2013-GCJ14 (as successor to Starwood Mortgage Capital LLC).

“CMBS Properties” means each of (i) 221 West 5th Street, Lorain, OH 44052, (ii) 1809 Latourette Drive, Jonesboro, AR 72404 and (iii) 650 N.W. Peacock Boulevard, Port St. Lucie, FL 34986.

“CMBS Servicer” means LNR Partners, LLC.

“Collateral” means, collectively, (a) with respect to any applicable Borrowing Base Property, all of the “Property” or other assets referred to in any Mortgage, (b) the “Collateral” as defined in the Pledge and Security Agreement, (c) the Collateral Accounts, and (d) all of the other property that is or is intended under the terms of any Deposit Account Pledge Agreement and any other applicable Collateral Document to be subject to Liens in favor of the Administrative Agent for the benefit of itself, the Lenders, and the Specified Derivatives Providers.

8

“Collateral Accounts” means collectively (i) the L/C Collateral Account and (ii) each of the deposit accounts established pursuant to Section 8.11 maintained by, or on behalf of, the Administrative Agent and which are subject to the Administrative Agent’s “control” (as such term is used in Article 9 of the UCC) pursuant to an account control agreement in form and substance satisfactory to the Administrative Agent or other manner satisfactory to the Administrative Agent; provided that, other than with respect to the L/C Collateral Account, the Administrative Agent shall not exercise such “control” until and unless an Event of Default shall have occurred and be continuing.

“Collateral Documents” means, collectively, (a) the Mortgages, the Assignments of Leases and Rents, the Assignments of Licenses, Permits and Contracts, and each other agreement, instrument or document that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of itself, the Lenders, and the Specified Derivatives Providers on any Borrowing Base Property, (b) each Pledge and Security Agreement, (c) each Assignment and Subordination of Management Agreement, (d) the Deposit Account Pledge Agreement, (e) each Negative Pledge Agreement and (f) each other agreement, instrument or document that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of itself, the Lenders, and the Specified Derivatives Providers on any assets or properties of the Loan Parties. Any Collateral Document executed and/or delivered in connection with a Borrowing Base Property secured by a Mortgage may take the form of assignments of, and amendments and restatements of, existing mortgages or deeds of trust or other collateral documents encumbering an Eligible Property, if approved by the Administrative Agent in its reasonable discretion.

“Commitment” means, as to any Lender, such Lender’s Revolving Commitment.

“Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Lenders, as set forth on Schedule 3 (as such Schedule 3 may be updated from time to time by the Administrative Agent); provided, however, that if at the time of determination the Revolving Commitments have terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Condemnation” has the meaning given that term in Section 8.15(b).

“Condemnation Proceeds” has the meaning given that term in Section 8.15(b).

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“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” or “consolidated”, with reference to any term herein, means that term as applied to the accounts of the Loan Parties and their respective Subsidiaries, consolidated in accordance with GAAP, as applicable.

“Consolidated EBITDA” means, for any period, without duplication, the Consolidated Net Income (or loss) of the Loan Parties and their consolidated Subsidiaries for such period (before minority interests), adjusted by (x) adding thereto, in each case to the extent actually deducted in determining such Consolidated Net Income, (i) Consolidated Interest Expense of the Loan Parties and their consolidated Subsidiaries for such period, (ii) consolidated Income Tax expense of the Loan Parties and their consolidated Subsidiaries for such period, (iii) real estate and related intangible asset amortization and depreciation of the Loan Parties and their consolidated Subsidiaries for such period, (iv) any loss (or minus any income or gain) in each case resulting from early extinguishment of Indebtedness in such period, (v) any loss (or minus any net income or gain) resulting from a Derivatives Contract (including by virtue of a termination thereof) in such period, (vi) any non-recurring non-cash charges in such period to the extent that such non-cash charges do not give rise to a liability that would be required to be reflected on the Consolidated balance sheet of the Loan Parties (and so long as no cash payments or cash expenses will be associated therewith (whether in the current period or for any future period)), (vii) fees, costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including the Existing Credit Agreement) and any other Loan Document and any amendment, consent, waiver, or other supplementation or modification thereof, (viii) fees, costs and expenses incurred in connection with the litigation disclosed on Schedule 7.9 in an aggregate amount not to exceed $1,000,000 in such period, and (ix) costs and expenses associated with the Loan Parties’ development team in connection with the development or material redevelopment of Real Estate Assets which are not capitalized into the applicable project, in each case as reasonably approved by the Administrative Agent, and (y) subtracting therefrom, in each case to the extent included in determining Consolidated Net Income for such period, the amount of non-recurring non-cash gains during such period; provided, however, that Consolidated EBITDA shall be determined without giving effect to any extraordinary gains or losses (including any taxes attributable to any such extraordinary gains or losses) or gains or losses (including any taxes attributable to such gains or losses) from sales of assets other than from sales of inventory (excluding real property) in the ordinary course of business. Consolidated EBITDA for any Reference Period shall be adjusted on a pro forma basis to exclude any Consolidated EBITDA from Real Estate Assets sold or otherwise transferred during such Reference Period and to include the Consolidated EBITDA for Real Estate Assets acquired during such Reference Period in a manner satisfactory to the Administrative Agent. Notwithstanding the foregoing, for purposes of calculating Consolidated EBITDA, only the Loan Parties’ Equity Percentage of the items comprising Consolidated EBITDA of any non-Wholly-Owned Subsidiary or Unconsolidated Affiliate (or, if applicable, such other amount to which such Loan Party is entitled or for which it is obligated based on an arm’s length agreement), shall be included in such determination of Consolidated EBITDA. Consolidated EBITDA shall be adjusted to remove any impact of straight-lining of rents and amortization of intangibles pursuant to Accounting Standards Codification No. 805, Business Combinations (formerly Statement of Financial Account Standards No. 141 (revised 2007), Business Combinations).

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“Consolidated Fixed Charges” means, for any fiscal period, the sum (without duplication) of, on a Consolidated basis for the Loan Parties and their respective Subsidiaries, (a) Consolidated Interest Expense paid or required to be paid in cash for such period, (b) the aggregate amount of scheduled principal payments of Indebtedness (excluding balloon payments at maturity) made or required to be made during such period by the Loan Parties and their respective Subsidiaries, (c) Restricted Payments paid or required to be paid in cash by the Parent Guarantor or any of their Subsidiaries during such period on any Preferred Equity Interests (other than any Preferred Equity Interests that meet the Preferred Equity Conditions to the reasonable satisfaction of the Administrative Agent but including, in any event, such Restricted Payments on the Series C Preferred and any redemptions or repurchases of Preferred Equity Interests) issued by the Loan Parties or any of their Subsidiaries, and (d) the Parent Guarantor’s and its Subsidiaries’ Equity Percentage of all Consolidated Fixed Charges from any non-Wholly-Owned Subsidiaries or Unconsolidated Affiliates (or, if applicable, such greater amount for which it is liable by contract or otherwise). Consolidated Fixed Charges shall be adjusted on a pro forma basis to account for properties acquired or sold in the period in a manner satisfactory to the Administrative Agent. For the avoidance of doubt, the Restricted Payments paid or required to be paid on the Series C Preferred and any purchase price paid in connection with the repurchase of shares of Series A Preferred or the Series B Preferred or any other Preferred Equity Interests will be included in the calculation of Consolidated Fixed Charges, but the cash dividends paid or required to be paid on the Series A Preferred or Series B Preferred will not be included in such calculation.

“Consolidated Interest Expense” means, with respect to the Loan Parties and their consolidated Subsidiaries for any period, on a Consolidated basis, all paid, accrued or capitalized interest expense on such Person’s total Indebtedness (whether direct, indirect or contingent, and including, without limitation, interest on all convertible debt, but excluding amortization of financing costs).

“Consolidated Net Income” means, for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means, as of any date of determination, without duplication, the aggregate Indebtedness of the Loan Parties and their respective Subsidiaries as of such date, and shall include such Person’s Equity Percentage of the Indebtedness of its non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates (or, if applicable, such greater amount for which it is liable by contract or otherwise).

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.8.

“Control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, and not subject to the veto powers of any other Person.

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“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.9.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 382.2(b).

“Covered Party” has the meaning assigned to it in Section 13.20.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Continuation of a LIBOR Loan (including any automatic Continuation pursuant to Section 2.8), (c) the Conversion of a Base Rate Loan into a LIBOR Loan or of a LIBOR Loan into a Base Rate Loan, and (d) the issuance or extension of a Letter of Credit.

“Daily Interest Period” means, with respect to a Daily LIBOR Loan, the period commencing on the date such Daily LIBOR Loan is made and ending on the next day, with successive Daily Interest Periods automatically commencing daily thereafter.

“Daily LIBOR Loan” means each LIBOR Loan bearing interest at a rate based upon the Daily LIBOR Rate.

“Daily LIBOR Rate” means, for any Daily Interest Period with respect to a Daily LIBOR Loan, the rate of interest (rounded upward, if necessary, to the nearest 1/100th of 1%) at which, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 a.m. (London time) on the same day as the beginning of such Daily Interest Period, U.S. dollar deposits in immediately available funds in an amount comparable to such Daily LIBOR Loan and with a maturity of one (1) day are offered to the prime banks by leading banks in the London interbank market. If as so determined, the Daily LIBOR Rate would be less than zero percent (0%), the Daily LIBOR Rate shall be deemed to be zero percent (0%) for the purposes of this Agreement and the other Loan Documents. As of the Effective Date, the Daily LIBOR Rate is customarily determined by the Administrative Agent with reference to the Bloomberg US00O/N Index. If Bloomberg no longer reports such rate or the Administrative Agent either no longer utilizes or determines in good faith that the rate so reported no longer accurately reflects the rate available to the Administrative Agent and the Lenders in the London Interbank Market, the Administrative Agent may select a replacement index, but under no circumstances shall the Daily LIBOR Rate applicable to the Loan be less than zero percent (0%).

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“Debt Yield” means on any date of determination, the ratio of (i) Consolidated EBITDA for the Reference Period then ended to (ii) Consolidated Total Indebtedness on such date.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Right” has the meaning assigned to that certain term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81.47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 3.11(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within 2 Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become, or is reasonably expected to become, the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.11(f)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer, the Swingline Lender and each Lender.

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“Deposit Account Pledge Agreement” means any Deposit Account Pledge Agreement delivered by the applicable Loan Parties to the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the Specified Derivatives Providers from time to time in respect of the deposit accounts of the Loan Parties and shall include each such Deposit Account Pledge Agreement entered into in connection with the Existing Credit Agreement.

“Derivatives Contract” means (a) any transaction (including any master agreement (whether published by the International Swaps and Derivatives Association, Inc. or otherwise), confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Borrower or any of its Subsidiaries (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, commonly entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any thereof).

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“Development Asset” means any Real Estate Asset which is either (i) under development for which the Parent Guarantor or any of its Subsidiaries is actively pursuing construction of one or more buildings or other improvements or (ii) the subject of a major redevelopment or renovation, involving extensive capital expenditures beyond those normally incurred in connection with the installation of tenant improvements for a new tenant, to upgrade and reposition such Real Estate Asset to meet prevailing market standards and requiring such Real Estate Asset to be vacated during such redevelopment or renovation and, in the case of all such developments, redevelopments or renovations, for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to such member’s ordinary course of business, provided that any such Real Estate Asset will no longer be considered a Development Asset after the first date on which a certificate of occupancy has issued or reissued for such Development Asset or on which such Development Asset may otherwise be lawfully occupied in its entirety for its intended use and in either case, there is a tenant paying rent pursuant to a Lease that is in full force and effect.

“Dollars” or “$” means the lawful currency of the United States of America.

“Due Diligence Package” has the meaning given that term in Section 5.1(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means December 3, 2021.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 13.5(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.5(b)(iii)).

“Eligible Property” means a Real Estate Asset which satisfies all of the following requirements:

(a) such Real Estate Asset must be directly wholly-owned in fee simple (or, solely with respect to the Cape Canaveral Property, must be ground leased pursuant to the Cape Canaveral Permitted Ground Lease so long as the Cape Canaveral Consent is in full force and effect) by the Borrower or a Wholly-Owned Subsidiary of the Borrower, in each case that is a Subsidiary Guarantor as of the Effective Date or pursuant to Section 5.1(b)(iii)(A), and the Borrower shall Control, and shall have the sole right to take, the following actions without the need to obtain the consent of (and not subject to any veto rights of) any other Person: (i) to finance or refinance such Real Estate Asset, (ii) to create Liens on such Real Estate Asset and (iii) to sell, transfer or otherwise dispose of such Real Estate Asset. For the avoidance of doubt, no property owned by a co-invest structure shall be an Eligible Property;

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(b) such Real Estate Asset must be an operating property located in the United States with at least 70% of the property gross leasable area leased to Federal Agencies;

(c) such Real Estate Asset must be free of any Liens or title defects (other than Eligible Property Permitted Liens and other than customary items reflected on title policies delivered by the Borrower and approved by the Administrative Agent), and free of any Negative Pledge or prohibition on sale;

(d) such Real Estate Asset is not subject to any environmental condition or claim or structural deficiency or defect with respect to which the cost of remediating such matters could, either individually or in the aggregate, be reasonably expected to exceed $500,000 (including any environmental issues which have been insured over unless otherwise approved by the Administrative Agent);

(e) none of (i) the direct or indirect Equity Interests in the Borrower or Subsidiary Guarantor owning such Real Estate Asset is subject to any Lien (up to and including the Equity Interests of the Parent Guarantor in the Borrower), other than Liens permitted pursuant to clause (e) of the definition of “Permitted Liens”, and (ii) the Equity Interests in the Borrower or any Subsidiary Guarantor owning such Real Estate Asset is subject to any Negative Pledge or prohibition on transfer other than pursuant to the Collateral Documents;

(f) such Real Estate Asset is subject to (i) a Property Management Agreement, approved by the Administrative Agent and, unless otherwise agreed by the Administrative Agent, subject to a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent, or (ii) an alternative property management arrangement reasonably satisfactory to the Administrative Agent (each such Property Management Agreement or arrangement, an “Approved Management Agreement”);

(g) except with respect to the Specified Borrowing Base Properties, at the time such Real Estate Asset is included as a Borrowing Base Property, such Real Estate Asset must have a minimum of five (5) years remaining on the initial Lease term on such property;

(h) a complete Due Diligence Package along with each of the other documents, items, and certificates required pursuant to Section 5.1(b) shall have been prepared and delivered to the Administrative Agent with respect to such Real Estate Asset;

provided that any Real Estate Asset that does not satisfy the above criteria may be included as a “Borrowing Base Property” subject to the prior written consent of the Requisite Lenders.

“Eligible Property Permitted Liens” means the Liens permitted pursuant to clauses (a), (c), (d) and (e) of the definition of “Permitted Liens.”

“Environmental Indemnity(ies)” means (a) that certain Environmental Indemnity Agreement dated as of the Effective Date or as of the Original Agreement Date, made by the Loan Party(ies) signatory thereto for the benefit of itself, the Lenders, the L/C Issuer and the Specified Derivatives Providers and (b) any Environmental Indemnity Agreement (in substantially identical form as the Environmental Indemnity Agreement being executed as of the Effective Date) hereafter executed by a Loan Party for the benefit of the Administrative Agent, the L/C Issuer, the Lenders and the Specified Derivatives Providers in connection with the addition of an Eligible Property as a Borrowing Base Property.

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“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“Equity Percentage” means the aggregate ownership percentage of Parent Guarantor or its Subsidiaries in each non-Wholly-Owned Subsidiary or Unconsolidated Affiliate, as applicable, which shall be calculated as the greater of (a) such Person’s direct or indirect nominal capital ownership interest in the non-Wholly-Owned Subsidiary or Unconsolidated Affiliate as set forth in the non-Wholly-Owned Subsidiary’s or Unconsolidated Affiliate’s organizational documents, and (b) such Person’s direct or indirect economic ownership interest in the non-Wholly-Owned Subsidiary or Unconsolidated Affiliate reflecting such Person’s current allocable share of income and expenses of the non-Wholly-Owned Subsidiary or Unconsolidated Affiliate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

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“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to a Plan; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the notice to any Multiemployer Plan from any member of the ERISA Group concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA on any member of the ERISA Group; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Loan Parties and their Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Loan Parties and any of their Subsidiaries, is treated as a single employer under Section 414 of the Internal Revenue Code.

“Erroneous Payment” has the meaning assigned to it in Section 12.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 12.13(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 12.13(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 12.13(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 12.13(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

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“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, or required to be withheld or deducted from a payment to such a recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.5) or (ii) such Lender changes it lending office, except in each case to the extent that, pursuant to Section 3.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 3.12(c), and (d) any withholding Taxes imposed under FATCA.

“Existing Borrowing Base Properties” means the Borrowing Base Properties under the Existing Credit Agreement immediately prior to the effectiveness hereof, each of which is listed on Part I of Schedule 2.

“Existing Credit Agreement” has the meaning set forth in the introductory paragraph hereof.

“Existing Dividend Policies” means the dividend and distribution policy or practice with respect to dividends, distributions or other payments to holders of the Parent Guarantor’s Equity Interests (i) with respect to the Parent Guarantor’s common stock, Series A Preferred and the Series B Preferred, as detailed in the Parent Guarantor’s Articles of Incorporation and the offering circular dated November 16, 2018 (with respect to the common stock of the Parent Guarantor), each as in effect as of the Original Agreement Date (and continue to be in effect in such form as of the Effective Date) and delivered to the Administrative Agent and (ii) with respect to the Series C Preferred, as detailed in the Series C Articles Supplementary, as in effect as of the Second Amendment Effective Date (and continue to be in effect in such form on the Effective Date) and delivered to the Administrative Agent.

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“Extension Request” has the meaning given that term in Section 2.13.

“Facility” means this Revolving Credit Facility.

“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the last sale price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means any Taxes imposed by Sections 1471 through Section 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable intergovernmental agreements between a non-U.S. jurisdiction and the United States with respect thereto and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Federal Agency(ies)” means the General Services Administration of the United States federal government or other United States federal government agency.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to Administrative Agent by federal funds dealers selected by the Administrative Agent on such day on such transaction as determined by the Administrative Agent.

“Fee Letter” means that certain fee letter agreement dated July 28, 2021, by and among the Borrower, KeyBank, and the Titled Agent.

“Fees” means the fees provided for or referred to in Section 3.6 and any other fees payable by any Loan Party hereunder or under any other Loan Document.

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“FFO Payout Percentage” means, at any date of determination, the ratio, expressed as a percentage, of (a) the sum of, without duplication, all Restricted Payments paid by the Borrower and Parent Guarantor on account of any Equity Interests (other than (i) distributions by the Borrower to the Parent Guarantor and (ii) quarterly dividends in accordance with the Existing Dividend Policies on the Series C Preferred), to (b) Funds From Operations (calculated on a cumulative basis for the then-current fiscal quarter and the three immediately preceding fiscal quarters).

“Fixed Charge Coverage Ratio” means, for any fiscal period, the ratio of (i) Adjusted Consolidated EBITDA for such period to (ii) Consolidated Fixed Charges for such period.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds from Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person computed in accordance with GAAP (including net of actual recurring capital expenditures on its Real Estate Assets to the extent not already included in such net income), calculated without regard to (i) gains (or losses) from debt restructuring and sales of property during such period, and (ii) charges for impairment of real estate, in each case to the extent deducted in determining Consolidated Net Income and without duplication, plus, (b) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, plus (c) other non-cash items (other than amortization of deferred financing costs), plus (d) costs in connection with acquisitions, all after adjustment for Unconsolidated Affiliates, plus (e) fees, costs and expenses incurred in connection with the consummation of the transactions contemplated by the Loan Documents on the Effective Date, in each case as reasonably approved by the Administrative Agent, plus (f) fees, costs and expenses incurred in connection with the consummation of the transactions contemplated by the Second Amendment under the Existing Credit Agreement, in each case as reasonably approved by the Administrative Agent, plus (g) fees, costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents and any amendment, consent, waiver, or other supplementation or modification thereof, in each case as reasonably approved by the Administrative Agent, plus (h) fees, costs and expenses incurred in connection with the litigation disclosed on Schedule 7.9 in an aggregate amount not to exceed $1,000,000 in such period, plus (or minus) (i) extraordinary non-recurring gains and losses. Notwithstanding the foregoing, for purposes of calculating Funds from Operations, (x) only the Loan Parties’ and their respective Subsidiaries’ Equity Percentage of the items comprising Funds from Operations of any non-Wholly-Owned Subsidiary or Unconsolidated Affiliate (or, if applicable, such other amount to which such Loan Party or Subsidiary is entitled or for which Parent Guarantor or such Subsidiary are obligated based on an arm’s length agreement), shall be included in such determination of Funds from Operations and (y) the Restricted Payments paid or required to be paid on the Series C Preferred and any purchase price paid in connection with the repurchase of shares of Series A Preferred or the Series B Preferred (or other Preferred Equity Interests) during the applicable period will be included in the calculation of (and reduce) Funds from Operations, but the cash dividends paid or required to be paid on the Series A Preferred and the Series B Preferred will not be included in such calculation.

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“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Guarantor” has the meaning set forth in the introductory paragraph hereof.

“Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the Guaranty (as amended and/or restated from time to time) to which each Guarantor is a party substantially in the form of Exhibit B.

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“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“HCA Termination Payment” means the payment of the Termination Fee pursuant to, and as defined in, the Holmwood Management Agreement.

“Holmwood Management Agreement” means the management agreement dated as of March 31, 2016, among Holmwood Capital Advisors, LLC, a Delaware limited liability company, the Parent Guarantor and Borrower.

“Implied Debt Service” means, on any date of determination, the product of (a) the aggregate Revolving Credit Exposure on such date (assuming utilization of all outstanding and requested Loans), multiplied by (b) the constant derived from the amortization (using a standard mortgage style financial amortization) of $1.00 over a period of 30 years at an imputed interest rate equal to the greatest of (x) 6.00% per annum, (y) the sum of 250 basis points per annum and the weekly average yield on United States Treasury Securities Constant Maturities Series issued by the United States Government for a seven-year term as most recently published by the Board of Governors of the Federal Reserve System and Federal Reserve Statistical Release H.15(519) (or any similar or successor publication selected by the Administrative Agent) as of the date of determination, and (z) the actual weighted average per annum rate of interest hereunder for all outstanding Revolving Loans as of the last day of the calendar quarter most recently ended as of the date of determination.

“Income Taxes” means for any period the aggregate amount of taxes based on income or profits for such period with respect to the operations of the Loan Parties and their respective Subsidiaries (including, without limitation, all corporate franchise, net worth and value added taxes assessed by state and local governments in lieu thereof) determined in accordance with GAAP, on a Consolidated basis (to the extent such income and profits were included in computing Consolidated Net Income).

“Increasing Lender” has the meaning given that term in Section 2.15(a).

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“Indebtedness” means, with respect to any Person, at any time, the sum of (without duplication) (i) all indebtedness (including principal, accrued interest, fees and charges) for borrowed money (including obligations evidenced by bonds, notes or similar instruments), (ii) all obligations for the deferred purchase price of property or services (excluding ordinary trade payables and accrued expenses and deferred purchase price which is not yet a liquidated sum), (iii) all reimbursement obligations with respect to letters of credit or acceptances (whether or not the same have been presented for payment), (iv) the aggregate amount of all Capital Lease Obligations, (v) all indebtedness of the types described in clauses (i) through (iv) of this definition of another Person secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of such indebtedness or, if not stated or if indeterminable, in an amount equal to the Fair Market Value of the property to which such Lien relates, as determined in good faith by such Person), (vi) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatorily redeemable Equity Interests issued by such Person (unless such mandatorily redeemable Equity Interests may be settled 100% in Equity Interests (other than mandatorily redeemable Equity Interests) in the Borrower’s sole discretion), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (excluding the Series B Preferred and the Series C Preferred), (vii) all contingent obligations, including all indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (only to the extent of the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such guarantee) (including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise), (viii) all obligations under forward equity commitments and off-balance sheet obligations, (ix) the net obligations under any Derivatives Contract, in an amount equal to the Derivatives Termination Value. “Consolidated Indebtedness” shall include the pro-rata share of indebtedness from any unconsolidated joint venture or non-wholly owned subsidiary (or such greater amount for which the applicable person is liable by way of agreement or otherwise), and (x) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage in such non-Wholly-Owned Subsidiaries or Unconsolidated Affiliates) of any non-Wholly-Owned Subsidiary or Unconsolidated Affiliate of such Person (or, if applicable, such higher amount for which such Person is obligated based on an arm’s length agreement). Any calculation of Indebtedness hereunder shall be made in a manner consistent with the last sentence of Section 1.2 and shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001. For the avoidance of doubt, neither the Series A Preferred, Series B Preferred nor the Series C Preferred will be included in calculations of Indebtedness or Consolidated Total Indebtedness.

“Indemnified Costs” has the meaning given that term in Section 13.9(a).

“Indemnified Party” has the meaning given that term in Section 13.9(a).

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“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnity Proceeding” has the meaning given that term in Section 13.9(a).

“Intellectual Property” has the meaning given that term in Section 7.19.

“Interest Payment Date” means (a) as to any Daily LIBOR Loan or any Base Rate Loan, monthly in arrears on the last Business Day of each calendar month (commencing with the first full calendar month occurring after the Effective Date) and the final maturity date of such Loan, (b) as to any LIBOR Loan (other than a Daily LIBOR Loan), on the last Business Day of each calendar month (commencing with the first full calendar month occurring after the Effective Date), (c) as to all LIBOR Loans, the date of any repayment, prepayment or Conversion (on the amount repaid, prepaid, or Converted), and on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration, or otherwise).

“Interest Period” means with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and, subject to availability, ending 1, 3 or 6 months thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, or as otherwise provided in Section 2.6 with respect to automatic continuations of one-month Interest Periods, except that each Interest Period that commences on the last Business Day of a calendar month, or on a day for which there is no corresponding day in the appropriate subsequent calendar month, shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period for any portion of a Revolving Loan would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date (unless otherwise consented to by all Lenders hereunder); and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a Controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit (including rent receivables in the ordinary course of business pursuant to bona fide Leases) to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person, or (d) the purchase or acquisition of a Real Estate Asset. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

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“KeyBank” means KeyBank National Association, together with its successors and assigns.

“L/C Collateral Account” means a special non-interest bearing account maintained by the Administrative Agent in connection with the cash-collateralization of the Letter of Credit Liabilities.

“L/C Commitment Amount” means $5,000,000.

“L/C Issuer” means KeyBank, in its capacity as the issuer of Letters of Credit hereunder.

“Lease(s)” means all present and future leases, subleases, licenses, concessions or grants or other possessory interests now or hereafter in force, whether oral or written, covering or affecting any Real Estate Asset, or any portion of any Real Estate Asset, and all modifications, extensions or renewals thereof.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns, and as the context requires, includes the Swingline Lender; provided, however, the term “Lender” shall not include any Lender or any of its Affiliates in such Person’s capacity as a Specified Derivatives Provider.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire, or such other office of such Lender of which such Lender may notify the Administrative Agent in writing from time to time.

“Letter of Credit” has the meaning given that term in Section 2.2(a).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit.

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“LIBOR” means, for any LIBOR Loan (other than a Daily LIBOR Loan) or any Interest Period (other than a Daily Interest Period) therefor, the rate of interest, rounded up to the nearest whole multiple of one-hundredth of one percent (.01%), obtained by dividing (i) the average rate as shown on Reuters Screen LIBOR01 or LIBOR02 Page (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent) at which deposits in Dollars are offered by first class banks in the London interbank market at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). Any change in such maximum rate shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective. If as so determined, LIBOR shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and each other Loan Document.

“LIBOR Loan” means a Revolving Loan (or a portion thereof), other than a Base Rate Loan, bearing interest at a rate based on LIBOR or the Daily LIBOR Rate.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including (i) any conditional sale or other title retention agreement, (ii) any easement, right of way or other encumbrance on title to real property that materially adversely affects the value of such real property, and (iii) any financing lease having substantially the same economic effect as any of the foregoing), including, without limitation, any attachment or judgment lien and any lien imposed pursuant to Environmental Law; (b) any arrangement, express or implied (including any deposit arrangement), under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capital Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means a Revolving Loan or a Swingline Loan or a portion thereof and “Loans” means all of such Revolving Loans and Swingline Loans collectively.

“Loan Document” means, collectively, (i) this Agreement, each Note, each Letter of Credit Document, each Collateral Document, each Environmental Indemnities Agreement, each Guaranty, the Omnibus Reaffirmation Agreement, each Compliance Certificate, each Borrowing Base Certificate, the Post-Closing Letter (if applicable), each amendment to any thereof, and (ii) each other document or instrument now or hereafter executed and delivered by a Loan Party in favor of the Administrative Agent and/or the Lenders in connection with, pursuant to or relating to this Agreement (in each case other than any Specified Derivatives Contract).

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“Loan Party” means the Borrower and each Guarantor and “Loan Parties” means all of such Persons collectively.

“Management Agreement(s)” means, individually and collectively, (i) the asset management agreement among the Parent Guarantor and/or Borrower, on the one hand, and any asset manager, on the other hand, and (ii) each of the property management agreements entered into with respect to a Real Estate Asset.

“Maryland SDAT” means the Maryland State Department of Assessments and Taxation.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of (i) the Borrower or the Parent Guarantor, (ii) the Loan Parties taken as a whole, or (iii) the Borrowing Base Properties taken as a whole, (b) the ability of Loan Parties to perform their obligations under the Loan Documents to which they are a party from time to time, or (c) the priority of any lien or security interest of Administrative Agent relating to a material part of the Collateral as provided under the terms of any Loan Document.

“Material Contract” means any contract or other arrangement (other than Loan Documents and Specified Derivatives Contracts), whether written or oral, to which any Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, Material Contracts shall include, in any event, each Approved Management Agreement.

“Maturity Date” means December 3, 2025, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof, as such date is subject to extension as provided in Section 2.13, provided that if the Maturity Date falls on a day that is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage Note” means a promissory note secured by a Lien on an interest in real property of which the Parent Guarantor or any of its Subsidiaries is the holder and retains the right of collection of all payments thereunder.

“Mortgages” means each first-priority, recorded mortgage, deed to secure debt or deed of trust in substantially the form of Exhibit M hereto or otherwise in form and substance reasonably satisfactory to the Administrative Agent entered into from time to time by a Loan Party for the benefit of the Administrative Agent, the Lenders the L/C Issuer and the Specified Derivatives Providers in connection with the inclusion of an applicable Eligible Property as a Borrowing Base Property, granting to the Administrative Agent, for the benefit of itself, the Lenders, the L/C Issuer and the Specified Derivatives Providers, a perfected first priority Lien in such Eligible Property.

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“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person.

“Negative Pledge Agreement” means each Negative Pledge Agreement entered into by a Loan Party in favor of the Administrative Agent.

“Net Proceeds” means with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions, listing fees, financial printing costs and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Non-Borrowing Base Property” means any Real Estate Asset of the Parent Guarantor and its Subsidiaries that is not a Borrowing Base Property.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 13.6 and (b) has been approved by Requisite Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Exclusions” means, with respect to any Non-Recourse Indebtedness of any Person, (a) customary exclusions for actual losses incurred by a lender in connection with such Non-Recourse Indebtedness that are (i) are based on fraud, intentional or material misrepresentation, misappropriation of funds, gross negligence or willful misconduct, (ii) result from intentional waste at the Real Estate Asset securing such Non-Recourse Indebtedness, (iii) arise from the presence of hazardous or toxic substances, materials or wastes on the Real Estate Asset securing such Non-Recourse Indebtedness; or (iv) are the result of any unpaid real estate taxes and assessments or insurance if sufficient cash flow from the real estate exists; (b) customary exclusions for the actual loss or repayment in full of such Non-Recourse Indebtedness resulting from (i) the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or collusive involuntary bankruptcy, insolvency or similar proceeding, (ii) interference with the exercise by the lender under such Non-Recourse Indebtedness of the remedies thereunder, (iii) the transfer of the borrowing Subsidiary and/or its assets in breach of the terms of such Non-Recourse Indebtedness or (iv) are the result of the breach by the borrowing Subsidiary of the special purpose entity provisions under such Non-Recourse Indebtedness; or (c) any other exclusions as are usual and customary in the reasonable determination of the Administrative Agent or are otherwise permitted by the Administrative Agent.

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“Non-Recourse Indebtedness” means, with respect to a Person, Indebtedness of such Person which is secured by one or more parcels of real estate or interests therein or equipment and which is not a general obligation of such Person, the holder of such Indebtedness having recourse solely to the parcels of real estate securing such Indebtedness or the direct owner of such real estate, the leases thereon and the rents, profits and equity thereof or equipment, as applicable (except for recourse against the general credit of the Person obligated thereon for any Non-Recourse Exclusions), provided that in calculating the amount of Non-Recourse Indebtedness at any time, the amount of any Non-Recourse Exclusions which are the subject of a claim and action shall not be included in the Non-Recourse Indebtedness but shall constitute Recourse Indebtedness.

“Note” means a Revolving Note or a Swingline Note. In the sole discretion of Administrative Agent, a Note may take the form of allonges to, and amendments and restatements of, existing notes.

“Notice of Borrowing” means a notice in the form of Exhibit C to be delivered to the Administrative Agent pursuant to Section 2.1(b) evidencing the Borrower’s request for a borrowing of Revolving Loans.

“Notice of Continuation” means a notice in the form of Exhibit D to be delivered to the Administrative Agent pursuant to Section 2.8 evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice in the form of Exhibit E to be delivered to the Administrative Agent pursuant to Section 2.9 evidencing the Borrower’s request for the Conversion of a Loan (or a portion thereof) from one Type to another Type.

“Notice of Swingline Borrowing” means a notice in the form of Exhibit F to be delivered to the Administrative Agent pursuant to Section 2.3 evidencing the Borrowers’ request for a Swingline Loan.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including without limitation, the Fees, any Erroneous Payment Subrogation Rights and any indemnification obligations, whether direct or indirect, absolute or contingent, due or not due; and (d) Specified Derivatives Obligations (other than any Excluded Swap Obligations).

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“Occupancy Rate” means, with respect to any Borrowing Base Property on the date of determination, the ratio, expressed as a percentage, of (a) aggregate leasable square footage of such Borrowing Base Property that is actually occupied or pre-leased (but not yet occupied) by non-Affiliate tenants that are not the subject of any voluntary or involuntary bankruptcy or insolvency proceeding and are paying rent at market rates pursuant to binding leases as to which no monetary default has occurred and has continued for a period in excess of 60 days to (b) the total leasable square footage of such Borrowing Base Property.

“OFAC” means U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.

“Omnibus Reaffirmation Agreement” means that certain Omnibus Reaffirmation Agreement dated as of the Effective Date by and between the Loan Parties and the Administrative Agent, as the same may be amended from time to time.

“Operating Account” means that certain account no. xxxx-xxxx-8367, established by Borrower with Administrative Agent.

“Original Agreement Date” has the meaning provided in the recitals hereto.

“Original Borrowing Base Properties” means, collectively, the Real Estate Assets set forth on Schedule 2 as of the Effective Date, so long as such Real Estate Assets constitute Eligible Properties (with the Existing Borrowing Base Properties listed in Part I of Schedule 2).

“Other Connection Taxes” means, with respect to any recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.5)

“Parent Guarantor” has the meaning set forth in the introductory paragraph hereof.

“Parent Guarantor’s Articles of Incorporation” means the Articles of Incorporation of the Parent Guarantor filed on March 11, 2016 with the Maryland SDAT, as amended by the “Articles Supplementary” filed on April 4, 2016 with the Maryland SDAT, and as further amended by the “Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Preferred Stock” filed with the Maryland SDAT on March 14, 2019, as further amended by the Series C Articles Supplementary, collectively, as the same may be in effect on the Second Amendment Effective Date.

“Participant” has the meaning given that term in Section 13.5(d).

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“Participant Register” has the meaning given that term in Section 13.5(d).

“Payment Recipient” has the meaning assigned to it in Section 12.13(a).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, in each case under this clause (a) which are not at the time required to be paid or discharged under Section 8.6; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or materially and adversely impair the intended use thereof in the business of such Person and, with respect to any Borrowing Base Property, only to the extent such encumbrances have been approved in the applicable title policy issued in favor of the Administrative Agent; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person (and, with respect to any Borrowing Base Property, including only rights as a tenant and not including any rights of first refusal or option to purchase any portion of the applicable Real Estate Asset except as approved by the Administrative Agent in writing in its sole and absolute discretion); (e) Liens in favor of the Administrative Agent for the benefit of itself, the Lenders, the L/C Issuer and the Specified Derivatives Providers; (f) normal and customary rights of setoff upon deposits of cash in favor of banks or other depositary institutions; and (g) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pledge and Security Agreement” means collectively, that certain Amended and Restated Pledge and Security Agreement dated as of the Effective Date by and between Borrower and the Administrative Agent, as the same may be amended from time to time and any other Pledge and Security Agreement that may be entered into from time to time by and between a Loan Party and the Administrative Agent.

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“Pledged Entity(ies)” means each Subsidiary Guarantor, the Equity Interests of which are pledged by Borrower from time to time as security for the Obligations pursuant to the Pledge and Security Agreement.

“Post-Closing Letter” means that certain letter agreement dated as of the Effective Date by the Borrower in favor of the Administrative Agent regarding post-closing obligations of the Loan Parties.

“Post-Default Rate” means a rate per annum equal to 2.0% in excess of the rate otherwise applicable to the relevant Obligations; provided, that when such term is used with respect to Obligations other than Loans, the “Post-Default Rate” shall mean a rate per annum equal to the Base Rate plus the Applicable Margin for Revolving Loans, in each case as in effect from time to time, plus 2.0%.

“Preferred Equity Conditions” means each of the following conditions: (i) there is no required current cash pay rate with respect to such Preferred Equity Interests, (ii) such Preferred Equity Interests do not have any mandatory redemption, repurchase, liquidation or similar repayment date, and (iii) such Preferred Equity Interests convey no additional voting rights on the holders thereof than those rights held by the holders of the common shares in the same issuer and convey only a preference in payment.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both (including, in any event, the Series B Preferred and the Series C Preferred).

“Principal Office” means the office of the Administrative Agent located at 127 Public Square, Cleveland, Ohio, or such other office of the Administrative Agent as the Administrative Agent may designate from time to time.

“Property Management Agreement(s)” means, individually and collectively, each of the property management agreements entered into with respect to a Borrowing Base Property, as such agreements are in effect as of the Effective Date or such other property management arrangements satisfactory to the Administrative Agent (it being agreed that any property management agreement on substantially the same terms as those in effect on the Effective Date shall be satisfactory to the Administrative Agent).

“Property Management Fees” means, with respect to any Real Estate Asset for any period, an assumed amount equal to the greater of (a) 2% of the aggregate base rent and percentage rent due and payable under leases with tenants at such Real Estate Asset and (b) actual management fees, excluding amounts that will be reclassified as “Regional”, “Executive Management”, or “General and Administrative” expenses.

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“Property NOI” means, with respect to any Real Estate Asset for any Reference Period, an amount equal to (a) the aggregate net rental payment received by the Borrower or a Subsidiary Guarantor in its capacity as the lessor under a net or gross-modified Lease of all or a portion of such property during such period (including any expense reimbursements received from tenants but excluding rents from any tenant in that is in payment default under its Lease, is the subject of a bankruptcy or other insolvency proceeding (except in the event such tenant’s Lease has been assumed in connection with such bankruptcy or other insolvency proceeding) or has otherwise gone dark), minus the amount of all expenses incurred in connection with and directly attributable to the ownership and operation of such Real Estate Asset for such period, including, without limitation, Property Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, licenses, utilities, lease expense, waste disposal, repairs, and security, but excluding (to the extent such items were included in operating property expenses): Consolidated Interest Expense, depreciation or amortization, income taxes, capital expenditures (other than recurring capital expenditures), or gain or loss related to the sale of a Real Estate Asset. Property NOI shall be calculated based on rents actually received and shall exclude the effects of straight-line rent and other non-cash items. Property NOI for any Reference Period shall be adjusted on a pro forma basis to exclude any Property NOI from Real Estate Assets sold or otherwise transferred during such Reference Period and to include Property NOI for Real Estate Assets acquired during such Reference Period in a manner satisfactory to the Administrative Agent.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 13.20.

“Qualified Plan” means a Benefit Arrangement or Plan that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Real Estate Asset” means any parcel of real property, and any improvements thereon, owned in fee simple (or, solely with respect to the Cape Canaveral Property, ground leased) by the Parent Guarantor, any of its Subsidiaries or any Unconsolidated Affiliate.

“Recourse Indebtedness” means that portion of any Indebtedness that is not Non-Recourse Indebtedness.

“Reference Period” means any period of four consecutive fiscal quarters of the Borrower.

“Register” has the meaning given that term in Section 13.5(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Effective Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

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“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the L/C Issuer for any drawing honored by the L/C Issuer under a Letter of Credit and, without duplication, any fees or expenses owed to the L/C Issuer or Lenders provided for in such letter of Credit, any reimbursement agreement or letter of credit application with respect to such Letter of Credit between the L/C Issuer and the Borrower, or in this Agreement.

“Requisite Lenders” means, as of any date, (a) at all times when four or fewer Lenders (excluding Defaulting Lenders) are party to this Agreement, Lenders having sixty-six and two-thirds percent (66.67%) of the aggregate amount of the Revolving Commitments or, if all of the Revolving Commitments have been terminated or reduced to zero, the principal amount of the aggregate outstanding Revolving Loans and Letter of Credit Liabilities, or (b) at all other times, Lenders having more than fifty percent (50.00%) of the aggregate amount of the Revolving Commitments or, if all of the Revolving Commitments have been terminated or reduced to zero, the principal amount of the aggregate outstanding Revolving Loans and Letter of Credit Liabilities. Revolving Commitments and Letter of Credit Liabilities held by Defaulting Lenders shall be disregarded when determining the Requisite Lenders. For purposes of this Requisite Lender definition, a Lender (other than the Swingline Lender) shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein.

“Reserve Accounts” means, collectively, each of the reserve accounts established by the Parent Guarantor and its Subsidiaries, including reserve accounts for taxes and insurance, as requested by the Administrative Agent from time to time pursuant to the terms of this Agreement.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means with respect to the Loan Parties and their respective Subsidiaries, the chief executive officer, president and chief financial officer of such Loan Party or such Subsidiary, or, if any of the foregoing is a partnership, such officer of its general partner, and with respect to certifications relating to financial statements, the Compliance Certificates and Borrowing Base Certificates, the chief financial officer, treasurer, or chief accounting officer of the Parent Guarantor and the Borrower.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of any Loan Party or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of an identical or junior class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of any Loan Party or any of its Subsidiaries now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of any Loan Party or any of its Subsidiaries now or hereafter outstanding; and (d) any “annual asset management fees,” “acquisition fees,” “loan fees,” “property management fees,” “disposition fees” and/or other fees or expenses payable to any Affiliate of any Loan Party under any Management Agreement or similar arrangement, or organizational or other document.

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“Revolving Commitment” means, as to each Lender (other than the Swingline Lender), such Lender’s obligation (a) to make Revolving Loans pursuant to Section 2.1, (b) to issue (in the case of the Lender then acting as the L/C Issuer) or participate in (in the case of the other Lenders) Letters of Credit pursuant to Sections 2.2(a) and 2.2(i), respectively (but in the case of the Lender acting as the L/C Issuer excluding the aggregate amount of participations in the Letters of Credit held by the other Lenders), and (c) to participate in Swingline Loans pursuant to Section 2.3(e), in each case, in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule 3 as such Lender’s “Revolving Commitment Amount” (as such Schedule 3 may be updated from time to time by the Administrative Agent) or as set forth in the applicable Assignment and Acceptance Agreement, as the same may be increased from time to time pursuant to Section 2.15 or reduced from time to time pursuant to Section 2.11or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.5.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Letter of Credit Liabilities and Swingline Loans at such time, and the aggregate Revolving Credit Exposure means all such amounts for all Lenders at such time.

“Revolving Credit Facility” means the aggregate Revolving Commitments and Revolving Loans of the Lenders.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1(a).

“Revolving Note” has the meaning given that term in Section 2.10(a).

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly Controlled by, or (c) a Person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained by the OFAC or other Sanctions and published from time to time, as such program may be applicable to such agency, organization or Person.

“Sanctioned Person” means any Person that is (i) listed on OFAC’s List of Specially Designated Nationals and Blocked Persons, (ii) otherwise the subject or target of Sanctions, to the extent United States persons are prohibited from engaging in transactions with such a Person, and (iii) 50 percent or greater owned or controlled by a Person described in clause (i) or (ii) above

“Sanctions” means any applicable sanctions prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered by the OFAC, the United States Department of State, the Unites States Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

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“Second Amendment” means that certain Limited Consent and Second Amendment to Credit Agreement dated as of the Second Amendment Effective Date, by and among the Borrower, the Guarantors, the Lenders party thereto, and the Administrative Agent.

“Second Amendment Effective Date” means August 14, 2020.

“Secured Indebtedness” means, with respect to a Person as of any given date, the aggregate principal amount of all Indebtedness of such Person outstanding at such date and that is secured in any manner by any Lien

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Series A Preferred” means the 7.00% Series A Cumulative Convertible Preferred Stock issued by the Parent Guarantor, par value $0.01 per share, as provided for in the Parent Guarantor’s Articles of Incorporation.

“Series B Preferred” means the 10.00% Series B Preferred Stock issued by the Parent Guarantor, par value $0.01 per share, as provided for in the Parent Guarantor’s Articles of Incorporation.

“Series C Articles Supplementary” means the Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Preferred Stock with respect to the Series C Preferred filed with the Maryland SDAT as of August 12, 2020.

“Series C Preferred” means the 7% Cumulative Redeemable Preferred Stock issued by the Parent Guarantor, par value $0.001 per share, as provided for in the Parent Guarantor’s Articles of Incorporation, of which an amount equal to $90,000,000 shall be issued as of the Second Amendment Effective Date.

“SNDA” means a Subordination, Non-Disturbance and Attornment Agreement.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Borrowing Base Properties” means (i) each of the Real Estate Assets that was a Borrowing Base Property on the Original Agreement Date, (ii) the Cape Canaveral Property and (iii) the CMBS Properties (in the case of this clause (iii), solely to the extent such Real Estate Assets have been refinanced and would meet the conditions of being an Eligible Property hereunder).

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“Specified Derivatives Contract” means any Derivatives Contract, together with any documentation relating directly thereto, that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between the Borrower and a Specified Derivatives Provider.

“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation. Notwithstanding the foregoing, for any applicable Loan Party, the Specified Derivatives Obligations shall not include Swap Obligations that constitute Excluded Swap Obligations with respect to such Loan Party.

“Specified Derivatives Provider” means any Lender, or any Affiliate of a Lender, that is a party to a Derivatives Contract at the time the Derivatives Contract is entered into. For the avoidance of doubt, any such Person that ceases to be a Lender, or an Affiliate of a Lender, shall no longer be a Specified Derivatives Provider.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Subsidiary” means, for any Person, any corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Subsidiary Guarantors” has the meaning set forth in the introductory paragraph hereof, and includes each entity that directly or indirectly owns a Borrowing Base Property.

“Supported QFC” has the meaning assigned to it in Section 13.20.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.3 in an aggregate principal amount not to exceed an amount equal to ten percent (10%) of the aggregate Revolving Commitments at the applicable time of reference.

“Swingline Lender” means KeyBank, together with its respective successors and assigns.

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“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.3(a).

“Swingline Note” means the promissory note of the Borrower payable to the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed, substantially in the form of Exhibit G.

“Swingline Termination Date” means the date which is 7 Business Days prior to the Termination Date for Revolving Commitments.

“Taking” means the taking or appropriation (including by deed in lieu of condemnation) of any Borrowing Base Property, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.

“Tangible Net Worth” means, on any date of determination, on a Consolidated basis for the Parent Guarantor and its Subsidiaries, the sum of (a) consolidated Total Asset Value on such date minus (b) the Consolidated Total Indebtedness of the Parent Guarantor and its Subsidiaries on such date.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date upon which all Commitments have terminated, no Letters of Credit are outstanding, and the Loans and Reimbursement Obligations, together with all interest and fees related thereto and other Obligations (other than unasserted, contingent indemnification obligations as to which no unsatisfied claim has been asserted), have been indefeasibly paid in full in cash.

“Titled Agent” means KeyBanc Capital Markets Inc. in its capacity as Sole Bookrunner and Lead Arranger.

“Total Asset Value” means, on any date of determination, the sum (without duplication), on a Consolidated basis, of (a) all unrestricted and unencumbered Cash and Cash Equivalents of the Parent Guarantor and its Subsidiaries on such date, (b) with respect to Borrowing Base Properties on such date, the aggregate Borrowing Base Property Value of all such Borrowing Base Properties on such date, (c) with respect to any Non-Borrowing Base Properties on any such date, (i) to the extent that the applicable Loan Party has delivered to a third party lender a current (within the prior 12 months) M.A.I. appraisal (prepared by a professional appraiser having at least the minimum qualifications required under the applicable Governmental Authority, including without limitation, FIRREA), the “as is” valuation of such Real Estate Asset evidenced by such appraisal; or (ii) if no such appraisal is obtained, at the undepreciated book value of such Real Estate Asset, determined in accordance with GAAP, in each case as reasonably acceptable to the Administrative Agent, and (d) subject to the limitations set forth in Section 10.4, the net book value of other assets of the type described in such Section 10.4 of the Parent Guarantor and its Subsidiaries as of such date, as determined in accordance with GAAP; with Total Asset Value being adjusted to include the Parent Guarantor’s and its Subsidiaries’ Equity Percentage of the items covered by the foregoing clauses (a) through (d) attributable to any non-Wholly-Owned Subsidiary or Unconsolidated Affiliate on such date; it being agreed that Cash and Cash Equivalents held in the Operating Account and the tax and insurance Reserve Account (if applicable) shall be treated as unrestricted and unencumbered for purposes of this definition so long as they are otherwise unencumbered and are available to be applied by the Borrower or the Administrative Agent to satisfy the applicable obligations and no Event of Default has occurred or is continuing.

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Notwithstanding the foregoing, for purposes of calculating Total Asset Value, (A) Total Asset Value attributable to Unimproved Land shall not equal or exceed 5.0% of Total Asset Value, (B) Total Asset Value attributable to Development Assets shall not equal or exceed 15.0% of Total Asset Value, (C) Total Asset Value attributable to Mortgage Notes shall not equal or exceed 10.0% of Total Asset Value; provided, that in the case of any Mortgage Note in respect of which the obligor is in default of any payment obligation or otherwise fails to meet the requirements of the definition of Mortgage Note, the value of such Mortgage Note shall be zero, (D) Total Asset Value attributable to Investments by the Parent Guarantor and its Subsidiaries in Unconsolidated Affiliates and non-Wholly-Owned Subsidiaries shall not equal or exceed 10% of Total Asset Value, and (E) the aggregate amount of Total Asset Value attributable to: (i) Unimproved Land, (ii) Development Assets, (iii) Mortgage Notes, and (iv) Investments by the Parent Guarantor and its Subsidiaries in Unconsolidated Affiliates and non-Wholly-Owned Subsidiaries shall not equal or exceed 25% of Total Asset Value.

“Total Leverage Ratio” means, on any date of determination, (a) Consolidated Total Indebtedness of the Parent Guarantor and its Subsidiaries on such date divided by (b) Total Asset Value of the Parent Guarantor and its Subsidiaries on such date.

“Total Liquidity” means as of any date, (i) unencumbered and unrestricted (other than encumbrances and restrictions in favor of the Administrative Agent and Lenders) cash and Cash Equivalents of the Loan Parties and their consolidated Subsidiaries on such date, plus (ii) the amount that is equal to Borrowing Base Availability minus aggregate Revolving Credit Exposure of all Lenders on such date.

“Type” with respect to any portion of a Revolving Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

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“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in which such Person holds an Equity Interest, the financial results of which Equity Interest would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unimproved Land” means any Real Estate Asset consisting of raw land that is not improved by buildings, structures or improvements intended for income production.

“United States” means the United States of America (excluding territories thereof).

“Unsecured Indebtedness” means Indebtedness which is not Secured Indebtedness.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday, or (iii) a day on which the Securities Industry and Financial Markets Administration recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.12(c)(ii)(C).

“Weighted Average Remaining Lease Term” means the average remaining lease term for the Borrowing Base Properties, including both soft and firm term, and including option or extension periods only to the extent they have been validly exercised, with the lease term for each Borrowing Base Property weighted by the Borrowing Base Adjusted NOI attributable to such Borrowing Base Property. For any Borrowing Base Property with more than one tenant Lease on such property, the allocation of Borrowing Base Adjusted NOI associated with each such Lease shall be made at the time such Borrowing Base Property is added to the calculation of Borrowing Base Availability and calculated based on the percentage of aggregate annual rental revenue of each tenant.

“Wholly-Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or Controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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Section 1.2 General; References to Times.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases (including capital leases) shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements delivered by the Loan Parties to the Administrative Agent prior to such change in GAAP notwithstanding any change in GAAP relating thereto, for all purposes under this Agreement unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above. References in this Agreement (including the schedules hereto) to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement (including the schedules hereto) to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Eastern Time. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other financial accounting standard promulgated by the Financial Accounting Standards Board having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any of its Subsidiaries at “fair value”, as defined therein. Notwithstanding anything to the contrary contained herein, in the event of a change in GAAP after the Original Agreement Date requiring all leases to be capitalized, only those leases (assuming for purposes of this sentence that they were in existence on the Original Agreement Date) that would constitute capital leases on the Original Agreement Date shall be considered capital leases (and all other such leases shall constitute operating leases) and all calculations and deliverables under this Agreement or the other Loan Documents shall be made in accordance therewith (other than the financial statements delivered pursuant to this Agreement; provided that, all such financial statements delivered to the Administrative Agent and the Lenders in accordance with the terms of this Agreement after the date of such change in GAAP shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such change).

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Any reference herein to a merger, transfer, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation) (each, a “Division”), as if it were a merger, transfer, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each Division of any limited liability company, limited partnership or trust that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to USD LIBOR (as defined in Section 4.9) or with respect to any alternative or successor benchmark thereto, or replacement rate therefor or thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 4.9, will be similar to, or produce the same value or economic equivalence of, USD LIBOR or any other benchmark or have the same volume or liquidity as did USD LIBOR or any other benchmark rate prior to its discontinuance or unavailability.

Section 1.3 Financial Attributes of Non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates.

Notwithstanding any other provision of this Agreement or the other Loan Documents to the contrary, when determining compliance with any financial covenant (and in each case, related definitions and definitional interpretations) or any availability calculation contained in any of the Loan Documents, only the Parent Guarantor’s and its Subsidiaries’ Equity Percentage of the financial attributes of a Subsidiary that is a non-Wholly-Owned Subsidiary or an Unconsolidated Affiliate shall be included, or, with respect to Indebtedness of such non Wholly-Owned Subsidiary or Unconsolidated Affiliate and related obligations, such greater percentage or amount as to which such Person has agreed to be liable by way of an arm’s length guaranty, indemnity for borrowed money, stop loss agreement or other agreement.

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ARTICLE II.

CREDIT FACILITIES

Section 2.1 Revolving Loans.

(a) Generally. Subject to the terms and conditions hereof, including without limitation Section 2.12, during the period from the Effective Date to but excluding the Maturity Date, each Lender severally and not jointly agrees to make Revolving Loans in Dollars to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender’s Revolving Commitment. Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Maturity Date, the Borrower may borrow, repay and reborrow Revolving Loans hereunder.

(b) Requesting Revolving Loans. The Borrower shall give the Administrative Agent notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of Revolving Loans. Each Notice of Borrowing shall be delivered to the Administrative Agent before 11:00 a.m. (i) in the case of LIBOR Loans, on the date three Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans, on the date one Business Day prior to the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Administrative Agent by facsimile or electronic mail on the same day of the giving of such telephonic notice. The Administrative Agent will transmit by posting to an electronic platform or otherwise by facsimile or other electronic transmission the Notice of Borrowing (or the information contained in such Notice of Borrowing) to each Lender promptly upon receipt by the Administrative Agent (but in any event no later than 2:00 p.m. on the date of receipt by the Administrative Agent). Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrower.

(c) Disbursements of Revolving Loan Proceeds. No later than 12:00 p.m. on the date specified in the Notice of Borrowing, each Lender will make available for the account of its applicable Lending Office to the Administrative Agent at the Principal Office, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender. Subject to satisfaction of the applicable conditions set forth in Article VI for such borrowing, the Administrative Agent will make the proceeds of such borrowing available to the Borrower no later than 2:00 p.m. on the date and at the account specified by the Borrower in such Notice of Borrowing.

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(d) Assumptions Regarding Funding by Lenders. With respect to Revolving Loans to be made on or after the Effective Date, in the event that there is more than one Lender at such time, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Loan, then such Lender and the Borrower agree to pay to the Administrative Agent on demand the amount of such Loan with interest thereon, for each day from and including the date such Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Loan, the amount so paid shall constitute such Lender’s Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Lender.

Section 2.2 Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions of this Agreement, including without limitation, Section 2.14, the L/C Issuer, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date thirty (30) days prior to the Maturity Date for Revolving Loans and Revolving Commitments one or more letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed the L/C Commitment Amount.

(b) Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the L/C Issuer and the Borrower. Notwithstanding the foregoing, in no event may the expiration date of any Letter of Credit extend beyond the earlier of (i) the date one year from its date of issuance (or longer period as approved by the Administrative Agent) or (ii) the Maturity Date for Revolving Loans and Revolving Commitments; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the L/C Issuer but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Maturity Date, unless otherwise agreed to by all Lenders with a Revolving Commitment and subject to such conditions as they may require in their sole and absolute discretion.

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(c) Requests for Issuance of Letters of Credit. The Borrower shall give the Administrative Agent and the L/C Issuer written notice at least 5 Business Days (or such shorter period as may be acceptable to Administrative Agent in its sole discretion) prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary letter of credit application forms and other forms and agreements as reasonably requested from time to time by the L/C Issuer. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such forms and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including satisfaction of any applicable conditions precedent set forth in Article VI, the L/C Issuer shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date 5 Business Days (or such shorter period as may be acceptable to the Administrative Agent in its sole discretion) following the date after which the L/C Issuer has received all of the items required to be delivered to it under this subsection. The L/C Issuer shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Administrative Agent or any Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower, the L/C Issuer shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d) Reimbursement Obligations. Upon receipt by the L/C Issuer from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the L/C Issuer shall promptly notify the Borrower of the amount to be paid by the L/C Issuer as a result of such demand and the date on which payment is to be made by the L/C Issuer to such beneficiary in respect of such demand; provided, however, the L/C Issuer’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agree to pay and reimburse the L/C Issuer for the amount of each demand for payment under such Letter of Credit on or prior to the date on which payment is to be made by the L/C Issuer to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than notice as provided in this subsection). Upon receipt by the L/C Issuer of any payment in respect of any Reimbursement Obligation, the L/C Issuer shall promptly pay to each Lender that has acquired a participation therein under the second sentence of Section 2.2(i) such Lender’s Commitment Percentage of such payment.

(e) Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the L/C Issuer whether or not the Borrower intends to borrow hereunder to finance their obligation to reimburse the L/C Issuer for the amount of the related demand for payment and, if they do, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Administrative Agent and the L/C Issuer, or if the Borrower fails to reimburse the L/C Issuer for a demand for payment under a Letter of Credit by the date of such payment, then (i) if the applicable conditions contained in Article VI would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Lender prompt notice of the amount of the Revolving Loan to be made available to the L/C Issuer not later than 1:00 p.m. and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply. The limitations of Section 3.5(a) shall not apply to any borrowing of Revolving Loans under this subsection.

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(f) Effect of Letters of Credit on Commitments. Upon the issuance by the L/C Issuer of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Revolving Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g) L/C Issuer’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under Letters of Credit against such documents, the L/C Issuer shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. Neither the Administrative Agent nor any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of the Letters of Credit shall not be affected in any manner by, any acts or omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the L/C Issuer, the Administrative Agent nor any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of the Letters of Credit shall not be affected in any manner by, any of the following except to the extent resulting from the gross negligence or willful misconduct of the L/C Issuer, Administrative Agent or a Lender, as applicable, as determined by a court of competent jurisdiction in a final, non-appealable judgment: (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the L/C Issuer, the Administrative Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the L/C Issuer’s, Administrative Agent’s or any Lender’s rights or powers hereunder. Any action taken or omitted to be taken by the L/C Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the L/C Issuer, the Administrative Agent or any Lender any liability to the Borrower or any Lender. In this regard, the obligation of the Borrower to reimburse the L/C Issuer for any drawing made under any Letter of Credit, and to repay any Revolving Loan made pursuant to the second sentence of the preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the L/C Issuer, the Administrative Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; (G) payment by the L/C Issuer under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 13.9, but not in limitation of the Borrower’s unconditional obligation to reimburse the L/C Issuer for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the preceding subsection (e), the Borrower shall have no obligation to indemnify the L/C Issuer in respect of any liability incurred by the L/C Issuer arising solely out of the gross negligence or willful misconduct of the L/C Issuer in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the L/C Issuer with respect to any Letter of Credit.

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(h) Amendments, Etc. The issuance by the L/C Issuer of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Administrative Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the L/C Issuer and the Requisite Lenders (or all of the Lenders if required by Section 13.6) shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the Fees, if any, payable under the last sentence of Section 3.6(b).

(i) Lenders’ Participation in Letters of Credit. Immediately upon the issuance by the L/C Issuer of any Letter of Credit each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the L/C Issuer, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of the liability of the L/C Issuer with respect to such Letter of Credit, and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the L/C Issuer to pay and discharge when due, such Lender’s Commitment Percentage of the L/C Issuer’s liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the L/C Issuer in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the L/C Issuer or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the L/C Issuer by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the L/C Issuer pursuant to the last sentence of Section 3.6(b)).

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(j) Payment Obligation of Lenders. Each Lender severally agrees to pay to the L/C Issuer on demand in immediately available funds in Dollars the amount of such Lender’s Commitment Percentage of each drawing paid by the L/C Issuer under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.2(d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Commitment Percentage of such drawing. If the notice referenced in the second sentence of Section 2.2(e) is received by a Lender not later than 11:00 a.m., then such Lender shall make such payment available to the L/C Issuer not later than 2:00 p.m. on the date of demand therefor; otherwise, such payment shall be made available to the L/C Issuer not later than 1:00 p.m. on the next succeeding Business Day. Each Lender’s obligation to make such payments to the L/C Issuer under this subsection, and the L/C Issuer’s right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of any Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1(f) or 11.1(g) or (iv) the termination of the Commitments. Each such payment to the L/C Issuer shall be made without any offset, abatement, withholding or deduction whatsoever.

(k) Information to Lenders. Upon the request of any Lender from time to time, the L/C Issuer shall deliver to such lender information reasonably requested by such Lender with respect to each Letter of Credit issued by the L/C Issuer then outstanding. Other than as set forth in this subsection, the L/C Issuer shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the L/C Issuer to perform its requirements under this subsection shall not relieve any Lender from its obligations under Section 2.2(j).

Section 2.3 Swingline Loans.

(a) Swingline Loans. Subject to the terms and conditions hereof, including without limitation, Section 2.14, during the period from the Effective Date to but excluding the Swingline Termination Date, the Swingline Lender agrees to make Swingline Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of the Swingline Commitment. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall immediately pay the Administrative Agent for the account of the Swingline Lender the amount of such excess. The aggregate outstanding principal amount of Swingline Loans and Revolving Loans shall not at any time exceed the aggregate Revolving Commitment. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.

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(b) Procedure for Borrowing Swingline Loans. The Borrower shall give the Administrative Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 1:00 p.m. on the proposed date of such borrowing. Any such notice given telephonically shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender by facsimile or electronic mail on the same day of the giving of such telephonic notice. On the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Article VI for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing not later than 4:00 p.m. on such date (or 1:00 p.m. if the Borrower delivered the applicable Notice of Swingline Borrowing to the Swingline Lender before 10:00 a.m. on the proposed date of such borrowing).

(c) Interest. Swingline Loans shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Margin. Interest payable on Swingline Loans is solely for the account of the Swingline Lender. All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.4 with respect to interest on Base Rate Loans (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

(d) Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $100,000 and integral multiples of $100,000 or such other minimum amounts agreed to by the Swingline Lender and the Borrower. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $50,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender prior written notice thereof no later than 2:00 p.m. on the date of such prepayment. The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

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(e) Repayment and Participations of Swingline Loans. The Borrower agrees to repay each Swingline Loan within five (5) Business Days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to repay a Swingline Loan. Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Termination Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing). In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower, the Swingline Lender may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf for such purpose), subject to Borrowing Base Availability, request a borrowing of Revolving Loans that are Base Rate Loans from the Lenders in an amount equal to the principal balance of such Swingline Loan. The amount limitations of Section 3.5(a) shall not apply to any borrowing of Revolving Loans that are Base Rate Loans made pursuant to this subsection. The Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Revolving Loans not later than 12:00 noon on the proposed date of such borrowing and the Administrative Agent shall give prompt notice of such borrowing to the Lenders. No later than 2:00 p.m. on such date, each Lender will make available to the Administrative Agent at the Principal Office for the account of the Swingline Lender, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender and, to the extent of such Revolving Loan, such Lender’s participation in the Swingline Loan so repaid shall be deemed to be funded by such Revolving Loan. The Administrative Agent shall pay the proceeds of such Revolving Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. At the time each Swingline Loan is made, each Lender shall automatically (and without any further notice or action) be deemed to have purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage in such Swingline Loan. If the Lenders are not required to make or are prohibited from making Revolving Loans required to be made under this subsection for any reason, including without limitation, the occurrence of any Default or Event of Default described in Section 11.1(f) or 11.1(g), upon notice from the Administrative Agent or the Swingline Lender, each Lender severally agrees to pay to the Administrative Agent for the account of the Swingline Lender in respect of such participation the amount of such Lender’s Commitment Percentage of each outstanding Swingline Loan. If such amount is not in fact made available to the Administrative Agent by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Effective Rate. If such Lender does not pay such amount forthwith upon demand therefor by the Administrative Agent or the Swingline Lender, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due such Lender hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise). A Lender’s obligation to make payments in respect of a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Administrative Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Section 11.1.(f) or 11.1.(g)) or the termination of the Commitments of any Lender, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender or the Borrower or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

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Section 2.4 Rates and Payment of Interest and Late Charges on Loans.

(a) Rates. The Borrower shall pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin;

(ii) during such periods as such Loan is a LIBOR Loan (other than a Daily LIBOR Loan), at LIBOR for such Loan for the Interest Period therefor plus the Applicable Margin; and

(iii) during such periods as such Loan is a Daily LIBOR Loan, at the Daily LIBOR Rate plus the Applicable Margin.

Notwithstanding the foregoing, while an Event of Default exists and upon the request of the Requisite Lenders (and automatically in the case of any Event of Default under Section 11.1(a), (f) or (g)), the Borrower shall pay to the Administrative Agent for the account of each Lender, the L/C Issuer, the Swingline Lender, and the Administrative Agent, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Accrual and Payment of Interest. Interest shall accrue on any Loan from and including the date such Loan is made to but excluding the date of any prepayment or repayment thereof and shall be payable by the Borrower on each Interest Payment Date. Accrued and unpaid interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c) Late Charges. The Borrower shall pay to the Administrative Agent for the account of each applicable Lender, upon billing therefor, a late charge equal to five percent (5%) of the amount of any payment of principal, interest, or both, which is not paid within 5 days after the due date therefor (other than any such payment constituting a bullet payment due on the Maturity Date). Such late charge (i) shall be payable in addition to, and not in limitation of, the Post-Default Rate, (ii) shall be intended to compensate the Administrative Agent and the Lenders for administrative and processing costs incident to late payments, (iii) does not constitute interest, and (iv) shall not be subject to refund or rebate or credited against any other amount due.

Section 2.5 Number of Interest Periods.

There may be no more than five different Interest Periods (inclusive of any Daily Interest Periods) outstanding at the same time.

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Section 2.6 Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans on the Maturity Date, or, if earlier, the date of the termination of the Revolving Commitments and acceleration of the Loans in accordance with the provisions of this Agreement.

Section 2.7 Prepayments.

(a) Optional. Subject to Section 4.4, the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent at least one Business Day’s prior written notice of the prepayment of any Revolving Loan.

(b) Mandatory.

(i) If at any time (A) the aggregate Revolving Credit Exposure exceeds the Borrowing Base Availability at such time or (B) the aggregate Revolving Credit Exposure exceeds the aggregate Revolving Commitments of all Lenders at such time, then in either case, the Borrower shall, within two (2) Business Days after the occurrence of such excess, pay to the Administrative Agent for the accounts of the applicable Lenders the amount of such excess.

(ii) To the extent provided in Sections 8.15(a) and (b), as applicable, in the event there shall have occurred a casualty or a Taking with respect to any Borrowing Base Property, insurance proceeds and Condemnation Proceeds, as applicable, shall be applied to prepay the Loans at the time and in the amount required pursuant to the relevant provisions of Section 8.15.

(c) Application of Prepayments. Amounts paid under the preceding subsection (b) shall be applied to pay all amounts of principal outstanding on the Swingline Loans first; then to the Revolving Loans and any Reimbursement Obligations pro rata to the Lenders in accordance with Section 3.2 second; and finally, if any Letters of Credit are outstanding at such time, any remaining amount shall be deposited into the L/C Collateral Account for application to any Letter of Credit Liabilities. If the Borrower is required to pay any outstanding LIBOR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.

(d) Derivatives Contracts. No repayment or prepayment pursuant to this Section shall affect the Borrower’s (or other Loan Party’s) obligations under any Derivatives Contract between the Borrower (or other Loan Party) and any Lender (or any Affiliate of any Lender).

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Section 2.8 Continuation.

So long as no Event of Default shall exist, unless otherwise elected by the Borrower in accordance with the provisions of this Section, upon the expiration of the then-applicable one-month Interest Period, all outstanding LIBOR Loans shall automatically be continued as LIBOR Loans for the next successive one-month Interest Period, provided that the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Daily Interest Period or three, or six-month Interest Period for such LIBOR Loan. Each new Interest Period selected (or automatically continued) under this Section shall commence on the last day of the immediately preceding Interest Period. Unless a one-month Interest Period is being continued automatically in accordance with the terms hereof, each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 11:00 a.m. on the fourth Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation (it being agreed that no such notice shall be required for the automatic continuation of one-month LIBOR Interest Periods). If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan having a three-month or six-month Interest Period in accordance with this Section, then (x) so long as no Event of Default shall exist, such Loan will be Converted to a LIBOR Loan with a one-month Interest Period on the last day of the current Interest Period therefor, and (y) if an Event of Default shall exist, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.9 or the Borrower’s failure to comply with any of the terms of such Section. In addition, Daily LIBOR Loans shall be automatically continued as Daily LIBOR Loans, absent contrary direction from the Borrower or the existence of an Event of Default.

Section 2.9 Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent, Convert all or a portion of a Revolving Loan of one Type into a Loan of another Type; provided, however, that (i) if a Default shall exist, then a Base Rate Loan may only be Converted to a LIBOR Loan with a one-month Interest Period, and (ii) if an Event of Default shall exist, then a Base Rate Loan may not be Converted to a LIBOR Loan. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan. Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or email in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

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Section 2.10 Notes.

(a) Revolving Notes. Upon the request of any Lender through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note substantially in the form of Exhibit H (each a “Revolving Note”), which shall evidence such Lender’s Revolving Loans and Revolving Commitment.

(b) Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower, absent manifest error; provided, however, that the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents.

(c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.11 Voluntary Reductions of the Revolving Commitments.

Subject to Section 2.14, the Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Commitments (for which purpose use of the Revolving Commitments shall be deemed to include the aggregate amount of Letter of Credit Liabilities and the aggregate principal amount of all outstanding Swingline Loans) at any time and from time to time without penalty or premium upon not less than 3 Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective only upon receipt by the Administrative Agent; provided that unless otherwise in connection with Borrower’s payment in full of the Obligations in cash and termination of the Commitments, the Borrower shall not voluntarily reduce the aggregate Revolving Commitments to an aggregate amount of less than $30,000,000 at any time. The Administrative Agent will promptly transmit such notice to each Lender. The Revolving Commitments, once terminated or reduced, may not be increased or reinstated.

Section 2.12 Expiration or Maturity Date of Letters of Credit Past Maturity Date.

If on the date the Revolving Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default, on the Maturity Date or otherwise), there are any Letters of Credit outstanding hereunder, the Borrower shall, on such date, pay to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, an amount of money equal to 105% of the aggregate Stated Amount of such Letter(s) of Credit for deposit into the L/C Collateral Account.

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Section 2.13 Extension of Maturity Date.

The Borrower shall have the right, which may be exercised one (1) time, to extend the Maturity Date by one twelve-month period. The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least sixty (60) days but not more than two hundred (200) days prior to the initial Maturity Date, a written request for such extension (an “Extension Request”). The Administrative Agent shall notify the Lenders if it receives an Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the applicable Maturity Date shall be extended for one twelve-month period effective upon receipt by the Administrative Agent of the Extension Request and payment of the fee referred to in the following clause (iv) (which fee shall be due and payable on or before the initial Maturity Date then being extended and as a condition to such extension): (i) immediately prior to the date of such extension on the initial Maturity Date and immediately after giving effect thereto, (x) no Default or Event of Default shall exist, and (y) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (or in all respects to the extent that such representations and warranties are already subject to concepts of materiality) on and as of the date of such extension with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date), (ii) unless otherwise agreed by the Administrative Agent, the Administrative Agent shall have received, at least thirty (30) days prior to the initial Maturity Date (or such shorter period as agreed to in writing by the Administrative Agent), an updated Appraisal for any Borrowing Base Property for which the Appraisal previously delivered to the Administrative Agent is dated more than twelve (12) months prior to the date of the Extension Request, (iii) the Borrower shall have delivered, a pro forma Compliance Certificate evidencing compliance with the covenants set forth in Sections 10.1 through 10.4, and (iv) the Borrower shall have paid the Fees payable under Section 3.6(c). On the date of delivery of the Extension Request and immediately prior to the effectiveness of the extension, the Borrower shall deliver to the Administrative Agent a certificate from a Responsible Officer of the Borrower certifying the matters referred to in the immediately preceding clauses (i)(x) and (i)(y).

Section 2.14 Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Revolving Loan, the Swingline Lender shall not be required to make a Swingline Loan, the L/C Issuer shall not be required to issue, increase or extend a Letter of Credit, and no reduction of the Revolving Commitments pursuant to Section 2.11 shall take effect, if immediately after the making of such Loan, the issuance, increase or extension of such Letter of Credit or such reduction in the Revolving Commitments, (a) the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed Borrowing Base Availability at such time or (b) the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate Revolving Commitments of all Lenders at such time.

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Section 2.15 Expansion Option.

(a) Expansion Requests. The Borrower may from time to time elect to increase the Revolving Commitments so long as, after giving effect thereto, the aggregate amount of the Revolving Commitments hereunder does not exceed $200,000,000. The Borrower may arrange for any such Revolving Commitment increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”) to increase their existing Revolving Commitments, or extend Revolving Commitments, as the case may be, provided that no Lender shall be required to increase its existing Revolving Commitment; provided, further, that (i) each Augmenting Lender shall be subject to the approval of the Borrower, the Administrative Agent, the Swingline Lender and the L/C Issuer and the increase in Revolving Commitments of each Increasing Lender shall be subject to the approval of the Swingline Lender and the L/C Issuer, and (ii) (A) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit I, and (B) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit J hereto. No consent of any Lender (other than the Lenders participating in such Revolving Commitment increase) shall be required for any such increase pursuant to this Section 2.15.

(b) Conditions to Effectiveness. Revolving Commitment increases and new Revolving Commitments created pursuant to this Section 2.15 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) shall become effective under this paragraph unless (i) on the proposed date of the effectiveness of such Revolving Commitment increase, both immediately before and immediately after giving effect thereto, (A) no Default or Event of Default exists and (B) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are true and correct in all material respects with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date), and the Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower certifying the satisfaction of such conditions, (ii) the Administrative Agent shall have received documents (including legal opinions) consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder and the Guarantors to guarantee such additional obligations immediately after giving effect to such Revolving Commitment increase and the Borrower shall have executed such other modifications and documents and made such other deliveries as are necessary to evidence and effectuate such new or increased Revolving Commitments as are reasonably requested by the Administrative Agent, including, if requested by the Administrative Agent, a pro forma Compliance Certificate evidencing compliance with the covenants set forth in Sections 10.1 through 10.4 after giving effect to the increase, (iii) the Borrower shall have entered into supplements to or modifications of this Agreement to reflect the increase in the Revolving Commitments and shall have entered into modifications of the Mortgages and other Loan Documents to reflect the increase in the Revolving Commitments, if requested by the Administrative Agent, and the Borrower shall have paid any and all Other Taxes imposed in connection with the recording of the Mortgages and modifications of the Mortgages or increase in the Revolving Commitments and the Administrative Agent shall have received evidence satisfactory to it that all Liens in favor of Lender are and remain first priority Liens, and (iv) the Borrower shall have paid any fees associated with such increase, as mutually agreed by the Borrower and the applicable Lenders.

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(c) Funding and Reallocations. On the effective date of any increase in the Revolving Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such Revolving Commitment increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Commitment Percentage of such outstanding Revolving Loans, and (ii) if necessary to keep the outstanding Revolving Loans ratable with any revised Commitment Percentages arising from any nonratable increase in the Commitments under this Section, the Borrower shall be deemed to have repaid and reborrowed any outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.1(b) in order to maintain such ratability). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each LIBOR Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 4.4 if the deemed payment occurs other than on the last day of the related Interest Periods.

(d) Documentation. Increases in the Revolving Commitments may be made hereunder pursuant to an amendment (an “Increase Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender participating in such increase, if any, each Augmenting Lender participating in such increase, if any, and the Administrative Agent. Each Increase Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.15. Nothing contained in this Section 2.15 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder at any time.

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Section 2.16 Funds Transfer Disbursements.

(a) Generally. The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated by the Borrower. The Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by the Borrower; or, (ii) made in the Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by the Borrower. The Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower to effect a wire of funds transfer. The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower. If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and the Borrower. The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrower of such transfer.

(b) Funds Transfer. The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization; (ii) require the use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority; (iii) cause the Administrative Agent or any Lender, in their reasonable judgment, to violate any regulatory risk control program or guideline promulgated by the Board of Governors of the Federal Reserve System or any other similar program or guideline; or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Law.

(c) Limitation of Liability. Neither the Administrative Agent nor any Lender shall be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, any Lender or the Borrower knew or should have known the likelihood of these damages in any situation; provided, however, that, the Administrative Agent and the Lenders shall be liable to the extent any of the above were the result of the Administrative Agent’s or Lenders’ gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Neither the Administrative Agent nor any Lender makes any representations or warranties other than those expressly made in this Agreement.

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ARTICLE III.
 PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1 Payments.

(a) Payments by the Borrower. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.4, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any other Loan Document shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. If the Administrative Agent fails to pay such amounts to such Lender, within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

(b) Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2 Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Sections 2.1(a), 2.2(e) and 2.3(e) shall be made from the Lenders, each payment of the Fees under Section 3.6(a) and the first sentence of Section 3.6(b) shall be made for the account of the applicable Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.11 shall be applied to the respective Revolving Commitments of the Lenders, in each case pro rata according to the amounts of their respective Revolving Commitments; (b) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them; (c) each payment of interest on Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; (d) the Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Section 4.6) shall be made pro rata among the Lenders according to the amounts of their respective Revolving Loans, and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; (e) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.2, shall be pro rata in accordance with their respective Revolving Commitments; and (f) the Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.3, shall be pro rata in accordance with their respective Revolving Commitments. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired and funded a participating interest in any such Swingline Loan pursuant to Section 2.3(e), in which case such payments shall be pro rata in accordance with such participating interests).

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Section 3.3 Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by any Loan Party through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by any Loan Party to a Lender (other than any payment in respect of Specified Derivatives Obligations) not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2 or Section 11.4, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall, subject to Section 3.11 if applicable, share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2 or Section 11.4, as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4 Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

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Section 3.5 Minimum Amounts.

(a) Borrowings and Conversions. Except as set forth in Sections 2.2(e), 2.3(d), and 2.3(e), each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $50,000 in excess thereof. Each borrowing, Conversion and Continuation of LIBOR Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $50,000 in excess of that amount.

(b) Prepayments. Each voluntary prepayment of Revolving Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $50,000 in excess thereof (or, if less, the aggregate principal amount of Revolving Loans then outstanding).

(c) Reductions of Revolving Commitments. Unless otherwise approved by the Administrative Agent, each reduction of the Revolving Commitments under Section 2.11 shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof.

(d) Letters of Credit. The initial Stated Amount of each Letter of Credit shall be at least $100,000 (or such lesser amount as may be acceptable to the Borrower and the L/C Issuer).

Section 3.6 Fees.

(a) Unused Fees. The Borrower agrees to pay the Administrative Agent for the account of the Lenders having a Revolving Commitment (other than a Defaulting Lender for such period of time as such Lender is a Defaulting Lender) in accordance with their respective Commitment Percentages a facility unused fee calculated at the rate per annum as set forth below on the actual daily amount by which the aggregate Revolving Commitments of all Lenders exceeds the aggregate outstanding principal amount of all Revolving Loans (excluding Swingline Loans, for the avoidance of doubt) during each calendar quarter or portion thereof commencing on the Effective Date and ending on the Maturity Date (the “Unused Fee”). The facility unused fee shall be calculated for each day based on the ratio (expressed as a percentage) of (a) the actual daily amount of the aggregate outstanding principal amount of the Revolving Loans during such quarter to (b) the aggregate Revolving Commitments, and the facility unused fee shall be payable at the rate of 0.25% per annum. The facility unused fee shall accrue from and after the Effective Date and shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof (commencing on the first such date following the Effective Date), and on any earlier date on which the Revolving Commitments shall be reduced or shall terminate as provided in Section 2.11, with a final payment on the Maturity Date.

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(b) Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of the Lenders a letter of credit fee at a rate per annum equal to the Applicable Margin in respect of Revolving Loans that are LIBOR Loans (or while an Event of Default exists and upon the request of the Requisite Lenders (and automatically in the case of any Event of Default under Section 11.1(a), (f) or (g)), at a per annum rate equal to the Applicable Margin in respect of Revolving Loans that are LIBOR Loans plus 2.0%) times the daily actual Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) through and including the date such Letter of Credit expires or is terminated or (y) to but excluding the date such Letter of Credit is drawn in full and is not subject to reinstatement, as the case may be. The fees provided for in the immediately preceding sentence shall be nonrefundable and payable in arrears on (i) the first Business Day of each calendar quarter, (ii) the Maturity Date, (iii) the date the Revolving Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the L/C Issuer. The Borrower shall pay directly to the L/C Issuer, for its own account and not the account of any Lender, (i) an issuance fee in an amount equal to 0.125% on the face amount of each Letter of Credit, payable upon issuance of such Letter of Credit and (ii) from time to time on demand all charges, costs and expenses in the amounts customarily charged by the L/C Issuer from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.

(c) Extension Fee. If the Borrower exercises its right to extend the Maturity Date for Revolving Loans and Revolving Commitments in accordance with Section 2.13, the Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Lender that at such time is a Defaulting Lender), a fee equal to 0.15% of the amount of such Lender’s Revolving Commitment (whether or not utilized) as of the date of such extension. Such fee shall be due and payable in full no later than the effective date of such extension pursuant to Section 2.13, as a condition precedent to such extension.

(d) Fee Letter. The Borrower agrees to pay the fees set forth in the Fee Letter, in the amounts, to the Persons and for the account of the Persons identified therein.

Section 3.7 Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed; provided, however, interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed.

Section 3.8 Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by any Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower notifies the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

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Section 3.9 Agreement Regarding Interest and Charges.

The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Sections 2.4(a)(i), (ii) and (iii) and Section 2.3(c). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, unused fees, closing fees, letter of credit fees, underwriting fees, default charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.10 Statements of Account.

The Administrative Agent will endeavor to account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error, provided that the failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.11 Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders.

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(b) Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer in respect of Letters of Credit hereunder or the Swingline Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, the Administrative Agent, the L/C Issuer or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Administrative Agent, the L/C Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.2(j) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article VI were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, and L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans are held by the Lenders pro rata in accordance with their respective Commitment Percentages (without giving effect to subsection (d) of this Section 3.11). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees. (i) No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.6(a) or (c)for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to be paid to such Defaulting Lender).

Each Defaulting Lender shall be entitled to receive the Fee payable under Section 3.6(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to subsection (e) of this Section 3.11.

With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each Lender that is a Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to the Administrative Agent for the account of the L/C Issuer and Swingline Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

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(d) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective Commitment Percentages (determined without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Article VI are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Lender that is a Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e) Cash Collateral, Repayment of Swingline Loans.

(i) If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in this subsection.

(ii) At any time that there shall exist a Defaulting Lender, within 1 Business Day following the written request of the Administrative Agent or the L/C Issuer (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 105% of the aggregate Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time.

(iii) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for its own benefit, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligations to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than 105% of such aggregate Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the applicable Defaulting Lender).

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(iv) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the applicable Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v) Cash Collateral (or the appropriate portion thereof) provided to reduce the L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Administrative Agent that there exists excess Cash Collateral; provided, that, subject to the other provisions of this Section 3.11, the Person providing Cash Collateral, the L/C Issuer and the Administrative Agent may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant hereto and the Collateral Documents.

(f) Defaulting Lender Cure. If the Borrower and the Administrative Agent, the L/C Issuer and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their respective Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the L/C Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

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(h) Purchase of Defaulting Lender’s Commitment and Loans. During any period that a Lender is a Defaulting Lender, the Borrower may, by giving written notice thereof to the Administrative Agent, the L/C Issuer, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 13.5(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 13.5(b), shall pay to the Administrative Agent an assignment fee in the amount of $3,500. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

Section 3.12 Taxes; Foreign Lenders.

(a) Taxes Generally. All payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and:

(i) shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law;

(ii) shall promptly forward to the Administrative Agent an official receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iii) if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Tax Indemnification. If the Borrower fails to pay any Indemnified Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent, for its account or the account of the respective Lender, the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for the full amount of such Indemnified Tax, including any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower. The Administrative Agent or such Lender agrees to furnish to the Borrower (and in the case of a Lender, to the Administrative Agent) a certificate setting forth in reasonable detail the basis and amount of each request by the Administrative Agent or such Lender for compensation under this Section. Absent manifest error, determinations by the Administrative Agent or any Lender of compensation due under this Section shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

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(c) Tax Forms. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (c)(i), (ii) and (v) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:

(i) Any Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(ii) Prior to the date that any Foreign Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), such Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) an executed copy of IRS Form W-8ECI;

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(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit P-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(D) to the extent a Foreign Lender is not the Beneficial Owner, an executed copy of Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit P-2 or Exhibit P-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit P-4 on behalf of each such direct and indirect partner;

(iii) Each such Foreign Lender shall, to the extent it is legally entitled to do so, (x) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals or (if copies are equally valid for the purpose) copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made, (y) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Administrative Agent, and (z) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Administrative Agent.

(iv) If any such Lender, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any payments to such Lender under any of the Loan Documents such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any Tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any Taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Administrative Agent.

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(v) If a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(vi) The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Administrative Agent.

(d) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund (or credit in lieu thereof) of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

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(e) USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

ARTICLE IV.
YIELD PROTECTION, ETC

Section 4.1 Additional Costs; Capital Adequacy.

(a) Capital Adequacy. If any Lender or any Participant determines that compliance with any Regulatory Change affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or such Participant, or any corporation Controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s or such Participant’s or such corporation’s Commitments or its making or maintaining Loans or participating in Letters of Credit below the rate which such Lender or such Participant or such corporation Controlling such Lender or such Participant could have achieved but for such Regulatory Change (taking into account the policies of such Lender or such Participant or such corporation with regard to capital and liquidity), then the Borrower shall, from time to time, within thirty (30) calendar days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation Controlling such Lender or such Participant for such reduction suffered to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder. Any Participant’s right to receive compensation pursuant to this subsection (a) is limited by the terms of Section 13.5(d).

(b) Additional Costs. In addition to, and not in limitation of the immediately preceding subsection (a), the Borrower shall promptly pay to the Administrative Agent for the account of each affected Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making, continuing, converting or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitments (such new or increases in costs and reductions in amounts receivable being herein called “Additional Costs”), to the extent resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitments (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of LIBOR for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy), other than, in the case of this clause (iii), with respect to Taxes that are expressly covered in Section 3.12.

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(c) Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.6 shall apply).

(d) Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the L/C Issuer of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the L/C Issuer or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the L/C Issuer or such Lender, the Borrower shall pay promptly, and in any event within 3 Business Days of demand, to the L/C Issuer for its account or the account of such Lender, as applicable, from time to time as specified by the L/C Issuer or a Lender, such additional amounts as shall be sufficient to compensate the L/C Issuer or such Lender for such increased costs or reductions in amount.

(e) Notification and Determination of Additional Costs. Each of the Administrative Agent and each Lender and each Participant, as the case may be, agrees to notify the Borrower of any event occurring after the Effective Date entitling the Administrative Agent or such Lender or such Participant to compensation (the “Additional Compensation”) under any of the preceding subsections of this Section as promptly as practicable. The Administrative Agent or such Lender or such Participant agrees to furnish to the Borrower (and in the case of a Lender or a Participant, to the Administrative Agent) a certificate setting forth in reasonable detail the basis and amount of each request by the Administrative Agent or such Lender for such Additional Compensation. Absent manifest error, determinations by the Administrative Agent or any Lender or any Participant of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

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Section 4.2 Suspension of LIBOR Loans.

(a) If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that, after the Effective Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a LIBOR Loan, the obligations of such Lender to make, continue or convert into any such LIBOR Loan shall, upon such determination, be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBOR Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

(b) If the Administrative Agent or the Requisite Lenders determine that for any reason adequate and reasonable means do not exist for determining LIBOR or the Daily LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan, or that LIBOR or the Daily LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain such LIBOR Loan shall be suspended until the Administrative Agent (upon the instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such LIBOR Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

Section 4.3 Benchmark Replacement Setting.

Notwithstanding anything to the contrary herein or in any other Loan Document (and any Specified Derivatives Contract shall be deemed not to be a “Loan Document” for purposes of this Section):

(a) Replacing USD LIBOR. On March 5, 2021, the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s (as hereinafter defined) administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month USD LIBOR tenor settings. On the earliest of (i) July 1, 2023, (ii) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (iii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action by or consent of any other party to, this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

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(b) Replacing Future Benchmarks. If any Benchmark Transition Event occurs after the Effective Date (other than as described above with respect to USD LIBOR), the then-current Benchmark will be replaced with the Benchmark Replacement for all purposes hereunder and under any Loan Document in respect of any Benchmark setting on the later of (i) as of 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrower (together, if applicable, with an amendment to this Agreement implementing such Benchmark Replacement and any applicable Benchmark Replacement Conforming Changes) or (ii) such other date as may be determined by the Administrative Agent, in each case, without any further action or consent of any other party to this Agreement or any other Loan Document, so long as the Administrative Agent has not received, by such time (or, in the case of clause (ii) above, such time as may be specified by the Administrative Agent as a deadline to receive objections, but in any case, no less than five (5) Business Days after the date such notice is provided to the Lenders and the Borrower), written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders; provided, however, that in the event that the then-current Benchmark is not a SOFR-based rate, then the Benchmark Replacement shall be determined in accordance with clause (1) of the definition of “Benchmark Replacement” unless the Administrative Agent has determined that neither of such alternative rates is available. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of the Base Rate.

(c) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement (whether in connection with the replacement of USD LIBOR or any future Benchmark), the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section including, without limitation, any determination with respect to a tenor, rate or adjustment, or implementation of any Benchmark Replacement Conforming Changes, the timing of implementation of any Benchmark Replacement or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding on all parties hereto absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section, and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually by each party hereto.

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(e) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR or any alternate rate selected in an Early Opt-in Election), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for such Benchmark (including any Benchmark Replacement) settings and (ii) if such tenor becomes available or representative, the Administrative Agent may reinstate any previously removed tenor for such Benchmark (including any Benchmark Replacement) settings.

(f) Certain Defined Terms. As used in this Section:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, USD LIBOR; provided that if a replacement for the Benchmark has occurred pursuant to this Section, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1)	for purposes of clause (a) of Section 4.3, the first alternative set forth below that can be determined by the Administrative Agent:

(a) the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration; provided, that, if the Borrower has provided a notification to the Administrative Agent in writing on or prior to the date on which the Benchmark Replacement will become effective that the Borrower has a Derivatives Contract in place with respect to any of the Loans as of the date of such notice (which such notification the Administrative Agent shall be entitled to rely upon and shall have no duty or obligation to ascertain the correctness or completeness of), then the Administrative Agent, in its sole discretion, may decide not to determine the Benchmark Replacement pursuant to this clause (1)(a) for such Benchmark Transition Event or Early Opt-in Election, as applicable; or

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(b) the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment for an Available Tenor of one-month’s duration (0.11448% (11.448 basis points));

provided, however, that if an Early Opt-in Election has been made, the Benchmark Replacement will be the benchmark selected in connection with such Early Opt-in Election, which, for avoidance of doubt, may be a rate other than those described under clauses (a) and (b) above; and

(2)

for purposes of clause (b) of Section 4.3, the sum of: (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value, or zero), in each case, that has been selected pursuant to this clause (2) by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for all purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark (other than USD LIBOR), the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

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“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Requisite Lenders.

“Early Opt-in Election” means the occurrence of:

(1)

a notification by the Administrative Agent to each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time incorporate or adopt (as a result of amendment or as originally executed) either a SOFR-based rate (including SOFR or Term SOFR or any other rate based upon SOFR) as a benchmark rate or an alternate benchmark interest rate to replace USD LIBOR (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)	the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR. As of the Effective Date, the Floor is equal to zero.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

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“SOFR” means, for any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org. (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time), on the immediately succeeding Business Day.

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

Section 4.4 Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, within 15 days after the Borrower receives a request for such payment accompanied by the certificate described in the final paragraph of this Section, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender reasonably determines is attributable to:

(a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article VI to be satisfied) to borrow a LIBOR Loan from such Lender on the requested date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation (it being acknowledged that, subsequent to the Borrower’s initial election of a one-month Interest Period, until the Borrower makes an election otherwise in accordance with Section 2.8, a one-month Interest Period will be applicable to LIBOR Loans and such LIBOR Loans will be automatically continued for successive one-month Interest Periods, subject to the terms of Section 2.8).

Not in limitation of the foregoing, such compensation shall include, without limitation, an amount equal to the then present value of (a) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the applicable Interest Period at the rate applicable to such LIBOR Loan, less (b) the amount of interest that would accrue on the same LIBOR Loan or for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, calculating present value by using as a discount rate LIBOR quoted on such date. Any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof. Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

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Section 4.5 Affected Lenders and Non-Consenting Lenders.

If (a) a Lender requests compensation pursuant to Section 3.12 or 4.1, and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Sections 4.1(c), 4.2(a) or 4.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections, or (c) a Lender is a Non-Consenting Lender, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Revolving Commitment and Loans to an Eligible Assignee (who, in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, shall have consented to the applicable amendment, waiver or consent) subject to and in accordance with the provisions of Section 13.5(b) for a purchase price equal to the aggregate principal balance of all Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.12 or 4.1 with respect to periods up to the date of replacement.

Section 4.6 Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1(c), Section 4.2(a) or Section 4.3, then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1(c) or 4.3, on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1, 4.2(a) or 4.3 that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(b) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

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If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 4.1, 4.2(a) or 4.3 that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Revolving Commitments.

Section 4.7 Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Section 3.12, 4.1, 4.2(a) or 4.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 4.8 Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article IV shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.

ARTICLE V.
 BORROWING BASE PROPERTIES

Section 5.1 Original Borrowing Base Properties; Borrowing Base Property Requests.

(a) Borrowing Base Properties. The Obligations shall be secured by a first priority lien and security interest granted in favor of the Administrative Agent for the benefit of the Lenders, the Administrative Agent and the Specified Derivatives Providers on the Collateral, it being agreed that only the Existing Borrowing Base Properties shall be required to be secured by a Mortgage unless otherwise required as set forth in Section 11.2(b). Each of the Eligible Properties constituting the Original Borrowing Base Properties shall be a Borrowing Base Property unless and until it is released or disqualified as such pursuant to Section 5.2(a) or (b).

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(b) Additional Borrowing Base Properties.

(i) Notice and Due Diligence Package. If at any time the Borrower desires that an Eligible Property be approved as a Borrowing Base Property, the Borrower shall so notify the Administrative Agent in writing (a “Borrowing Base Property Request”), a copy of which the Administrative Agent shall provide to the Lenders. In connection with each Borrowing Base Property Request, the Borrower shall deliver to the Administrative Agent the following due diligence package with respect to such Eligible Property, which shall be in form and substance reasonably satisfactory to the Administrative Agent in its sole and absolute discretion (the “Due Diligence Package”):

(A) a new Appraisal for such Eligible Property acceptable to Administrative Agent;

(B) current rent rolls and cash flow and operating statement projections, including any near term capital expenditures, showing prior year, year-to-date and projected performance and budget;

(C) historical operating statements and rent rolls associated with such Eligible Property;

(D) copies of tenant leases, certificates of occupancy, site plans, and market information association with such Eligible Property;

(E) each of the following: (i) a Compliance Certificate, executed by a Responsible Officer of the Borrower, demonstrating pro forma compliance with the covenants set forth in Section 10.1; and (ii) a pro forma Borrowing Base Certificate showing the revised Borrowing Base Properties after giving effect to the addition of the requested Eligible Property;

(F) each of the following: (i) a current Phase I Environmental Report, dated within six (6) months (or such longer time frame approved by the Administrative Agent) of the date an Eligible Property is added as a Borrowing Base Property, such Phase I to be acceptable to the Requisite Lenders, (ii) a current property condition report, and (iii) evidence of proper fee title and a current survey and zoning report, in each case dated within twelve (12) months of the date an Eligible Property is added as a Borrowing Base Property (or other satisfactory survey and zoning information, together with evidence of compliance with zoning to the extent reasonably requested by the Administrative Agent), collectively evidencing that such Eligible Property is free from all environmental and structural issues (other than those accepted by the Administrative Agent and the Requisite Lenders);

(G) to the extent the Eligible Property is not owned by an existing Loan Party, formation and governing documents of the Person that owns such Eligible Property that will become a Subsidiary Guarantor, and of each Person that holds a direct or indirect Equity Interest in such Person;

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(H) Evidence of permits and licenses, insurance and seismic report (if applicable) and owners’ title insurance policies; and

(I) any other due diligence as reasonably requested by the Administrative Agent; and, with respect to any of the foregoing in clauses (A), (F) and (H), unless waived by the Administrative Agent at any time.

(ii) Review and Approval. The Administrative Agent and the Requisite Lenders shall endeavor to approve or reject such Borrowing Base Property Request within ten (10) days following receipt of a complete copy of the applicable Due Diligence Package (or such shorter time, if applicable, as the Administrative Agent determines is reasonably practicable). Any such approval shall be subject to the satisfaction of the requirements set forth in Section 5.1(b)(iii). For the avoidance of doubt, if any of the conditions set forth below are not satisfied in the reasonable discretion of the Administrative Agent (including any documentation delivered under the Due Diligence Package) with respect to any Real Estate Asset, then unless any such requirement has been waived in writing by the Administrative Agent and the Requisite Lenders, such Real Estate Asset shall not become a Borrowing Base Property.

(iii) Conditions Precedent to Effectiveness. An Eligible Property that has been approved pursuant to Section 5.1(b)(ii) shall be included in the calculation of Borrowing Base Availability as a Borrowing Base Property upon the satisfaction of each of the following in form and substance satisfactory to the Administrative Agent:

(A) if the Eligible Property is not owned by an existing Subsidiary Guarantor, a joinder or accession agreement to the Guaranty, pursuant to which the Person that owns such Eligible Property (and each other direct or indirect owner of such new Subsidiary Guarantor that is a Subsidiary of the Borrower) becomes a Subsidiary Guarantor;

(B) a Pledge and Security Agreement or joinder thereto, in form and substance reasonably satisfactory to the Administrative Agent, reflecting the pledge of Equity Interests by the Borrower in each such new Subsidiary Guarantor as additional Collateral, together with, to the extent requested by the Administrative Agent, certificates and instruments representing the Equity Interests of each such new Subsidiary Guarantor, pledged as Collateral pursuant to the applicable Pledge and Security Agreement, accompanied by undated stock powers or instruments of transfer executed in blank;

(C) [Reserved];

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(D) an Environmental Indemnity in form and substance reasonably satisfactory to the Administrative Agent;

(E) [Reserved];

(F) the transfer of the “landlord’s” or “lessor’s” interest in all Leases with respect to such Eligible Property shall have been consummated in accordance with the terms of each thereof and all such Leases shall name the applicable Subsidiary Guarantor as “landlord” or “lessor” thereunder, whether by amendment, assignment or otherwise, subject only to the consent or approval of the Federal Agency tenant under such Leases (which consent or approval the Loan Parties shall use commercially reasonable and diligent efforts to obtain promptly after the date such Real Estate Asset becomes an Eligible Property and in any event within six (6) months after such date (or such longer period approved by the Administrative Agent));

(G) the Property Management Agreement with respect to such Eligible Property and an Assignment and Subordination of Management Agreement in respect of the same (or other property management arrangement satisfactory to the Administrative Agent);

(H) UCC financing statements required by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent;

(I) (x) a copy of the owner’s title insurance policy showing no exceptions to title unacceptable to Administrative Agent other than Eligible Property Permitted Liens (and including copies of all exception documents) and to the extent reasonably required by the Administrative Agent, any bringdowns or endorsements to the existing title insurance policies in favor of the Administrative Agent necessary to preserve the effectiveness of the Real Property Collateral and related title insurance;

(J) a current Statement of Lease with respect to such Real Estate Asset;

(K) with respect to any Eligible Property already owned by a new Subsidiary Guarantor, a copy of the Novation Agreements with each applicable Federal Agency or to the extent such Eligible Property is being acquired, any pre-novation assurance letters obtained by the applicable Subsidiary Guarantor, it being agreed that such Subsidiary Guarantor will request such assurance letters from each Federal Agency tenant (to be followed by the applicable Novation Letters following such Real Estate Asset becoming an Eligible Property hereunder within a time period satisfactory to the Administrative Agent);

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(L) a perfection certificate and/or supplements to any existing perfection certificates with respect to each such Eligible Property;

(M) an opinion of counsel to the new Subsidiary Guarantor (including local counsel, as required by the Administrative Agent based on its jurisdiction of organization), addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent;

(N) the deliverables described in Sections 6.1(a)(x) through (xiii) with respect to the new Subsidiary Guarantor unless any such item is waived by the Administrative Agent;

(O) a Borrowing Base Certificate calculated as of the end of the then most recently ended Reference Period for which a Borrowing Base Certificate has been delivered pursuant to Section 9.4 (giving pro forma effect to the addition of such Eligible Property as a Borrowing Base Property and any other Borrowing Base Properties added since the end of such Reference Period);

(P) a certificate signed by a Responsible Officer of the Borrower, certifying the following as of the effective date of such Borrowing Base Property Request approval, both immediately before and immediately after giving effect thereto: (1) that no Default or Event of Default exists, (2) that the representations and warranties made or deemed made by each Loan Party in the Loan Documents to which it is a party are true and correct in all material respects (or in all respects to the extent that such representations and warranties are already subject to concepts of materiality) on and as of such date with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties are true and correct in such respects on and as of such earlier date), (3) that such Eligible Property satisfies the requirements of an “Eligible Property” set forth in the definition thereof and (4) that all of the financial covenants set forth in this Agreement have been satisfied (setting forth calculations demonstrating such compliance);

(Q) Lien search results (consistent with Section 6.01(a)(xv)), to the extent requested by the Administrative Agent;

(R) any fees payable to the Administrative Agent in connection with such Borrowing Base Property Request (including the reasonable fees, charges and disbursements of outside counsel to the Administrative Agent);

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(S) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including USA PATRIOT Act, including any SS4 to the extent requested by the Administrative Agent, a properly completed and signed IRS Form W-8 or W-9, as applicable, and the Certification of Beneficial Ownership for each such new Subsidiary Guarantor (together with an updated organizational structure chart);

(T) [reserved];

(U) evidence that the Subsidiary Guarantor that is the owner of such Eligible Property has opened its operating account with the Administrative Agent or a Lender;

(V) certificates of insurance and endorsements and other evidence reasonably satisfactory to the Administrative Agent of compliance with the insurance requirements of this Agreement;

(W) unless not required by the Administrative Agent, a Negative Pledge Agreement in a form acceptable to the Administrative Agent (and in recordable form) providing that, among other things, the applicable Subsidiary Guarantor that owns such Eligible Property shall not grant any mortgages, Liens or encumbrances to any Person other than the Administrative Agent so long as such Eligible Property is a Borrowing Base Property; and

(X) such other documents, agreements and instruments related to the approval or denial of the Borrowing Base Property Request as the Administrative Agent on behalf of the Lenders may reasonably request.

In connection with the addition of the Eligible Property as a Borrowing Base Property and the execution and delivery of the Collateral Documents, the Borrower shall be responsible for any reasonable, actual out-of-pocket fees, costs or expenses incurred by Administrative Agent (including the reasonable fees, charges and disbursements of outside counsel to the Administrative Agent); if applicable, any intangibles or transfer taxes; if applicable, any title insurance premiums; any recording charges or other amounts payable in connection with the recording of the Collateral Documents.

Section 5.2 Release of Borrowing Base Properties; Disqualification of Borrowing Base Properties.

(a) Release of Borrowing Base Properties. From time to time the Borrower may request, upon not less than 10 Business Days’ prior written notice to the Administrative Agent (or such shorter period to which the Administrative Agent may agree in its sole discretion), that a Borrowing Base Property ceases to be a Borrowing Base Property and that, if such Borrowing Base Property is subject to a Mortgage, the Mortgage and the other Collateral Documents on or relating to the affected Borrowing Base Property (including the pledge of Equity Interests in each of the direct and indirect Subsidiaries that owns such Borrowing Base Property) be discharged (solely with respect to such Borrowing Base Property), which release may be effected by the Administrative Agent, without further consent of the Lenders, if all of the following conditions are satisfied as of the date of such release:

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(i) The Borrower has certified that no Default or Event of Default exists or will exist immediately after giving effect to such release and the reduction of Borrowing Base Availability by reason of such release;

(ii) the Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate demonstrating on a pro forma basis that the aggregate principal amount of all outstanding Loans will not exceed the Borrowing Base Availability or the aggregate Revolving Commitments of all Lenders, in each case after giving effect to such release and any prepayment required pursuant to Section 2.7(b) to be made and/or the acceptance of any Eligible Property as an additional or replacement Borrowing Base Property to be given concurrently with such request;

(iii) the Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating that the covenants set forth in Section 10.1, will continue to be satisfied, after giving effect to such release;

(iv) the Borrower shall have paid any amounts as are required in order to ensure that the aggregate principal amount of all outstanding Loans will not exceed the Borrowing Base Availability or the aggregate Revolving Commitments of all Lenders, in each case after giving effect to such release; and

(v) the Borrower shall have paid to the Administrative Agent all reasonable costs and expenses, including reasonable outside attorneys’ fees, incurred by the Administrative Agent in connection with such release.

Upon satisfaction of the foregoing conditions, Administrative Agent shall, as soon as is reasonably practicable, execute such documents and take such actions as necessary to effectuate the release of such Borrowing Base Property from the Lien in favor of Administrative Agent pursuant to the Loan Documents and to release such Borrowing Base Property (or its Equity Interests, as applicable) from the requirements of a “Borrowing Base Property” hereunder (including the filing of a termination or release of the Negative Pledge on such property) and thereunder and the Loan Party owning such Borrowing Base Property from obligations solely with respect to the Borrowing Base Property, other than obligations that survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.

(b) Disqualification of Borrowing Base Properties. A Borrowing Base Property immediately and automatically shall cease to be a Borrowing Base Property and shall be excluded from the calculation of Borrowing Base Availability if (i) such Borrowing Base Property ceases to be an Eligible Property or (ii) the Administrative Agent ceases to hold either, as applicable, (x) a valid and perfected first priority Lien (subject to Eligible Property Permitted Liens) on the fee interest in such Borrowing Base Property pursuant to a Mortgage (only to the extent such Mortgage is required hereunder), or (y) for Borrowing Base Properties that are not required to be subject to a Mortgage, the Administrative Agent ceases to have a perfected first priority Lien on and pledge of 100% of the Equity Interests in each of the direct and indirect Subsidiaries that own such Borrowing Base Property, or any such Subsidiary has ceased to be a Subsidiary Guarantor.

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(c) Release of Subsidiary Guarantor. In the event that all Borrowing Base Properties owned by a Subsidiary Guarantor shall have been released as Collateral for the Obligations in accordance with the terms of this Agreement, then such Subsidiary Guarantor shall, upon the written request of the Borrower, be released by the Administrative Agent from liability under this Agreement and the other Loan Documents, other than obligations that survive the payment of the Loans and the termination of this Agreement.

Section 5.3 Frequency of Borrowing Base Availability Calculations.

Initially, Borrowing Base Availability shall be the amount set forth as such in the Borrowing Base Certificate delivered under Section 6.1(a)(xvii). Thereafter, Borrowing Base Availability shall be the amount set forth as such in the Borrowing Base Certificate most recently delivered under Sections 5.1, 5.2 and 9.4 or otherwise as required by this Agreement.

ARTICLE VI.
 CONDITIONS PRECEDENT

Section 6.1 Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the initial making of Loans or issuance of a Letter of Credit hereunder is subject to the following conditions precedent:

(a) The Administrative Agent shall have received each of the following (unless not required by the Administrative Agent in certain cases as set forth below), in form and substance satisfactory to the Administrative Agent and the Lenders:

(i) Original counterparts of (1) this Agreement; (2) the Guaranty; (3) the Pledge and Security Agreement; (4) the Omnibus Reaffirmation Agreement; (5) to the extent required by the Administrative Agent, a Negative Pledge Agreement for each Borrowing Base Property being added as a Borrowing Base Property on such date; and (6) with respect to each Borrowing Base Property, the (A) the Environmental Indemnity, (B) to the extent required by the Administrative Agent, Property Management Agreements for each Borrowing Base Property being added on the Effective Date, if any (which may be PDF counterparts), and (C) an Assignment of Property Management Agreement for each Property Management Agreement (which may be PDF counterparts); and a Deposit Account Pledge Agreement, in each case executed and delivered by each of the parties hereto and thereto, as applicable;

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(ii) Original Revolving Notes executed by the Borrower, payable to each Lender that has requested a Revolving Note at least one (1) Business Day prior to closing and an original Swingline Note in favor of the Swingline Lender;

(iii) Bringdown or endorsement to any existing lender’s title insurance policy, issued in favor of the Administrative Agent, to the extent reasonably necessary to continue the effectiveness of the existing title insurance policies with respect to the Mortgages in effect as of the Effective Date, as determined by the Administrative Agent;

(iv) For each Borrowing Base Property being added on the Effective Date, if any, a current survey of each Borrowing Base Property or other survey documentation acceptable to the Administrative Agent;

(v) An Appraisal of each Borrowing Base Property in form and substance acceptable to the Administrative Agent for each Borrowing Base Property that has not been appraised within the prior twelve (12) month-period and completed within sixty (60) days prior to the Effective Date, or such earlier date as the Administrative Agent shall accept;

(vi) For each Borrowing Base Property being added on the Effective Date, if any, a current Phase I Environmental Report, reasonably acceptable to the Administrative Agent for each Borrowing Base Property;

(vii) Proper UCC-1 financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Collateral Documents covering the Collateral; and arrangements satisfactory to the Administrative Agent shall have been made for the recording or filing of the UCC-1 financing statements in order to perfect the Liens of the Administrative Agent in the Collateral as determined by the Administrative Agent;

(viii) To the extent requested by the Administrative Agent, a perfection certificate with respect to the Borrower and the Subsidiary Guarantors;

(ix) Opinions of counsel to the Loan Parties addressed to the Administrative Agent, the L/C Issuer and the Lenders and their respective successors and permitted assigns;

(x) The articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State (or comparable official) of the state of formation of such Loan Party and all existing dividend policies (including conditions for payment of dividends or distributions on the Preferred Equity Interests), and satisfactory review and approval of the same by the Administrative Agent;

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(xi) A certificate of good standing or certificate of similar meaning with respect to each Loan Party issued as of a recent date by the Secretary of State (or comparable official) of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (or comparable official and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified;

(xii) A certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party (or the Secretary or Assistant Secretary of such Loan Party’s sole member, sole manager or general partner) with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, the officers of the Borrower (or of the Parent Guarantor acting in its capacity as the sole general partner of the Borrower) then authorized to deliver Notices of Borrowing, Notices of Continuation, Notices of Conversion and notices of prepayment;

(xiii) Copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party (or the Secretary or Assistant Secretary of such Loan Party’s sole member, sole manager or general partner) of (x) the partnership agreement, by-laws, or limited liability company operating agreement, as applicable, and/or other comparable document in the case of any other form of legal entity (or a bringdown certificate regarding the same for the Loan Parties under the Existing Credit Agreement) and (y) all partnership, corporate, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(xiv) Payment of the Fees then due and payable under the Fee Letter payable to the Administrative Agent, the Titled Agent and the Lenders on or prior to the Effective Date, and of the costs and expenses of the Administrative Agent and the Titled Agent (including, without limitation, the reasonable fees, charges and disbursements of outside counsel to the Administrative Agent) to the extent invoiced or reflected on the Administrative Agent’s Flow of Funds statement at least one (1) Business Day prior to the Effective Date;

(xv) The results of (A) a recent UCC lien search in the jurisdiction of organization of each Loan Party (or direct or indirect parent thereof), which search results shall reveal no Liens on any of the assets or the direct or indirect Equity Interests of the Loan Parties (through the Parent Guarantor) except for Liens permitted by Section 10.6 or Liens as to which satisfactory arrangements have been made for the discharge on or promptly after the Effective Date pursuant to a payoff letter or other documentation reasonably satisfactory to the Administrative Agent, and (B) recent tax (state and federal), judgment, litigation and bankruptcy searches against each Loan Party in all relevant jurisdictions;

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(xvi) A Compliance Certificate calculated as of the Effective Date (giving pro forma effect to the financing contemplated by this Agreement and the use of the proceeds of the Loans to be funded on the Effective Date);

(xvii) A Borrowing Base Certificate calculated as of the Effective Date, for the Borrowing Base Properties;

(xviii) A certificate signed by a Responsible Officer of the Borrower, certifying that the conditions set forth in Section 6.1(b) have been satisfied (assuming for this purpose that the Administrative Agent and the Lenders are satisfied with or have approved the items or matters requiring their satisfaction or approval therein);

(xix) To the extent requested by the Administrative Agent, any updates to the Due Diligence Package previously delivered to the Administrative Agent (or a Due Diligence Package with respect to any Borrowing Base Property being added on the Effective Date, if any), to the extent of any items not specifically listed in this Section 6.1(a) and not otherwise provided hereunder, for each of the Borrowing Base Properties, and satisfactory review and approval of the same by each of the Administrative Agent and Lenders in their sole discretion;

(xx) The financial statements described in Section 7.11;

(xxi) For each Borrowing Base Property being added on the Effective Date, if any, Payoff letters for any Indebtedness listed on Schedule 6.1(a), and payment in full of such Indebtedness with the proceeds of the Loans in accordance with the Notice of Borrowing and a tri-party letter with a satisfactory title company relating thereto;

(xxii) [reserved];

(xxiii) A solvency certificate in the form attached hereto as Exhibit L;

(xxiv) All documentation and other information required by the Administrative Agent or any Lender in connection with the requirements of bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including USA PATRIOT Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party (and each holder, directly or indirectly, of 25% or more of the Equity Interests of any Loan Party), and the Certification of Beneficial Ownership for each Loan Party;

(xxv) To the extent required by the Administrative Agent, certificates of insurance and endorsements and other evidence reasonably satisfactory to the Administrative Agent of compliance with the insurance requirements set forth in Section 8.5;

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(xxvi) Evidence of the absence of any action, suit, investigation or proceeding, pending or threatened, in any court or before any arbitrator or Governmental Authority that purports to affect the Loan Parties in a materially adverse manner or any transaction contemplated under this Agreement, or that could reasonably be expected to have a Material Adverse Effect on the Loan Parties or any transaction contemplated hereby or on the ability of the Loan Parties to perform their obligations under the Loan Documents (and the Loan Parties shall certify that, as of the Effective Date, they do not reasonably expect that the proceedings described on Schedule 7.9 will have a Material Adverse Effect on any Loan Party or on any Loan Party’s ability to perform its obligations under the Loan Documents);

(xxvii) An organizational chart, capitalization table, prospectus, and any other documents detailing the corporate model and asset composition of the Loan Parties and their Subsidiaries, and satisfactory review and approval of the same by each of the Administrative Agent and Lenders in their sole discretion;

(xxviii) Formal credit approval by each Lender party hereto on the Effective Date; and

(xxix) Such other documents, agreements and instruments as the Administrative Agent on behalf of the Lenders may deem necessary.

(b) The Administrative Agent and the Lenders shall be satisfied that:

(i) Both immediately before and immediately after giving effect to the financing contemplated by this Agreement and the use of the proceeds of the Loans to be funded on the Effective Date, (A) no Default or Event of Default exists, (B) the representations and warranties made or deemed made by each Loan Party in the Loan Documents to which it is a party are true and correct in all respects on and as of the Effective Date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties are true and correct in all respects on and as of such earlier date);

(ii) There shall not have occurred any material adverse change since December 31, 2020 in the business, assets, operations or condition (financial or otherwise) of any Loan Party and there shall be no materially adverse information that has become known that is inconsistent with the results of the due diligence review of the Administrative Agent or the Lenders or other information provided by or at the direction of the Loan Parties;

(iii) After giving effect to the financing contemplated by this Agreement and the use of the proceeds of the Loans to be funded or Letter of Credit to be issued on the Effective Date, there shall not have occurred any event or condition that constitutes an “event of default” (howsoever defined) or that, with the giving of any notice, the passage of time, or both, would be an “event of default” under any of the Loan Parties’ material financial obligations in existence on the Effective Date; and

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(iv) Each of the Loan Parties and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices, as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law applicable to the Loan Parties or its assets including, without limitation, the Borrowing Base Properties, or (2) any material agreement, document or instrument to which any Loan Party is a party or by which any Loan Party or its properties is bound.

Section 6.2 Conditions Precedent to All Loans and Letters of Credit.

The obligations of the Lenders to make any Loans and of the L/C Issuer to issue Letters of Credit, are all subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto (including compliance with the Borrowing Base Availability after giving effect to the making of the requested Loans or Letter of Credit issuance); (b) the representations and warranties made or deemed made by each Loan Party in the Loan Documents to which it is a party shall be true and correct in all material respects (or in all respects to the extent that such representations and warranties are already subject to concepts of materiality) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); and (c) in the case of the issuance of a Letter of Credit or the making of a Swingline Loan, no Lender shall be a Defaulting Lender; provided, however, in the case of the issuance of a Letter of Credit, the L/C Issuer may, in its sole and absolute discretion, waive this condition precedent on behalf of itself and all Lenders. Each Credit Event and request by the Borrower therefor shall constitute a certification, representation and warranty by the Borrower to the effect set forth in clauses (a) and (b) of the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event).

ARTICLE VII.
 REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, the L/C Issuer and each Lender to enter into this Agreement and to make Loans, each of the Loan Parties jointly and severally represents and warrants to the Administrative Agent and each Lender as follows:

Section 7.1 Organization; Power; Qualification.

Each of the Loan Parties and each of their respective Subsidiaries (a) is a partnership, corporation, trust or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted, and (b) is duly qualified and is in good standing as a foreign corporation, partnership, trust or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization except to the extent the failure to satisfy the foregoing clause (b) could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (but including, in any event, each Loan Party that owns a Borrowing Base Property is so qualified in the jurisdiction in which such Borrowing Base Property is located).

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Section 7.2 Ownership Structure.

(i) As of the Effective Date, Part I of Schedule 7.2 is a complete and correct list of all Subsidiaries of each of the Loan Parties and an organizational chart, setting forth for each Loan Party and its respective Subsidiaries (a) the jurisdiction of organization of each such Loan Party or Subsidiary, (b) each Person directly or indirectly holding any Equity Interests in such Loan Party or Subsidiary through the level of ownership shown on such organizational chart, (c) the nature of the Equity Interests held by each such Person and (d) the percentage of ownership of such Loan Party or Subsidiary represented by such Equity Interests. Without limitation of the foregoing, Part I of Schedule 7.2 sets forth the holders of the Series B Preferred and the percentage of Series B Preferred held by each such holder in each case as of the Effective Date, and any holder of Series C Preferred that owns twenty percent or more of such Series C Preferred and the percentage held. Except as disclosed in such Schedule as of the Effective Date, (w) no Person (together with such Person’s Affiliates) (i) directly holds 10% or more of the Equity Interests in any Loan Party or its respective Subsidiaries or (ii) directly or indirectly holds 25% or more of the Equity Interests in any Loan Party or its respective Subsidiaries, (x) each of the Loan Parties and each of their respective Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, proxies or agreements of any kind (including, without limitation, any investment advisory, stockholders’ or voting trust agreements) for the issuance, sale, registration, disposition or voting of, or outstanding securities convertible into, any shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person, except in the case of this clause (z) for the investment advisory agreements, proxies and other contractual arrangements between certain holders of outstanding shares of capital stock of the Parent Guarantor and the Person identified on such Schedule as of the Effective Date as the counterparty thereto or beneficiary thereof (such identified Person, without regard to any subsequent update to such Schedule as contemplated below, the “Schedule 7.2 Party”). Without limitation of the foregoing, Part I of Schedule 7.2 sets forth the Person Controlling the Schedule 7.2 Party as of the Effective Date (such Person, without regard to any subsequent update to such Schedule as contemplated below, the “Schedule 7.2 Party Control Person”) and the Schedule 7.2 Party Control Person has not changed since the Original Agreement Date. In addition, from the Original Agreement Date through the Effective Date, other than as contemplated by the Second Amendment with respect to the addition of Series C Preferred pursuant to the Series C Articles Supplementary and the repurchase of shares of Series A Preferred, no Loan Party has amended, supplemented or otherwise altered its Existing Dividend Policies as in effect on the Original Agreement Date in any manner that had the effect of increasing the dividends, distributions or other payments paid or payable thereon. Part I of Schedule 7.2 shall be updated quarterly with each Compliance Certificate delivered pursuant to Section 9.3 hereof.

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(ii) As of the Effective Date, Part II of Schedule 7.2 correctly sets forth all Unconsolidated Affiliates of the Loan Parties, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the applicable Loan Party. As of the Effective Date, Part III of Schedule 7.2 correctly sets forth the name and capital commitment and unfunded capital commitment of each investor in the Loan Parties. Schedule 7.2, Parts II and III shall be updated quarterly with each Compliance Certificate delivered pursuant to Section 9.3 hereof.

(iii) The Series C Preferred has been issued in conformity with the organizational documents of the Loan Parties and Applicable Law. The terms of the Series C Preferred do not provide its holders any mandatory redemption right or other mandatory payment thereunder until the date that is seven (7) years from the issuance thereof. The Loan Parties have not entered into any side letters in respect of the Series C Preferred. Upon the issuance of a new class or series of Preferred Equity Interests or the incurrence any additional Indebtedness or the issuance of additional shares of any class or series of Parity Preferred Stock or Senior Stock (each as defined in the Series C Articles Supplementary), the Borrower and Parent Guarantor will be in compliance with Paragraph 7 of the Series C Articles Supplementary.

(iv) To the extent that any Series A Preferred remains outstanding on or after the Second Amendment Effective Date, the Series A Preferred meets the Preferred Equity Conditions.

(v) None of the Equity Interests of any Subsidiary of the Loan Parties are certificated (except to the extent required by the Administrative Agent pursuant to the Pledge and Security Agreement).

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Section 7.3 Authorization of Agreement, Etc.

The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. Each Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby, including granting Liens on its assets as required by the Loan Documents. The Loan Documents to which any Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

Section 7.4 Compliance of Loan Documents with Laws, Etc.

The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms (including the joint and several liability for the Obligations of the other Loan Parties as set forth herein) and the borrowings and other extensions of credit hereunder, do not and will not, by the passage of time, the giving of notice, or both, (a) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws and ERISA) relating to any Loan Party; (b) conflict with, result in a breach of, constitute a default under, or require any consent under, the articles of incorporation, bylaws, partnership agreement, trust indenture, operating agreement or other similar organizational documents of any Loan Party (including the organizational documents of the Parent Guarantor as modified by the Series C Articles Supplementary), any Management Agreement, or any indenture, agreement or other instrument to which any Loan Party or any of their respective Subsidiaries is a party or by which any of them or any of their respective properties may be bound (including, in any event, the agreements and other documents listed on Schedule 7.7), or conflict with any judgment, order or decree that is binding upon any Loan Party or any of their respective properties; or (c) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than Liens created under the Loan Documents. The exercise by the Administrative Agent and/or the Lenders of their rights and remedies under the Collateral Documents and other Loan Documents (including the foreclosure of the Liens thereunder and the sale of any of the Collateral to a third party) do not conflict with, result in a breach of, constitute a default under, or require any consent under, the organizational documents of any Loan Party or any Affiliate thereof or any Management Agreement.

Section 7.5 Compliance with Law; Governmental Approvals.

Each Loan Party, each of their respective Subsidiaries and each Borrowing Base Property is in compliance in all material respects with each Governmental Approval applicable to it and in compliance in all material respects with all other Applicable Laws (including, without limitation, Environmental Laws) relating to each Loan Party or such Subsidiary.

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Section 7.6 Title to Properties; Liens; Insurance.

As of the Effective Date, Part I of Schedule 7.6 is a complete and correct listing of all of the real property owned or leased by any Loan Party and its Subsidiaries, including the name and address of each Real Estate Asset owned by each Loan Party, the full legal name of each Loan Party owning any Real Estate Asset, the ownership interest (direct and/or indirect, as applicable) of such Loan Party therein, and the Total Asset Value of each such Real Estate Asset. Each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. As of the Effective Date, there are no Liens against any assets of the Loan Parties or any of their respective Subsidiaries, except for Permitted Liens. Part I of Schedule 7.6 shall be deemed to have been updated with each Compliance Certificate delivered pursuant to Section 9.3 hereof (and such Compliance Certificate shall attach an updated Schedule 7.6, if applicable).

The Loan Parties and their respective properties are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, against such risks and in such amounts as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate and in each case in compliance with the terms of Section 8.5. A true and complete listing of such insurance as of the Effective Date, including issuers, coverages and deductibles, is set forth on Part II of Schedule 7.6.

Section 7.7 Existing Indebtedness.

Without limitation of Section 10.3, Schedule 7.7 is, as of the Effective Date, a complete and correct listing of all Indebtedness of the Loan Parties and their respective Subsidiaries, including without limitation, Guarantees of the Loan Parties and their respective Subsidiaries, and indicating whether such Indebtedness is Secured Indebtedness (and if so whether such Indebtedness is Non-Recourse Indebtedness or Recourse Indebtedness) or Unsecured Indebtedness.

Section 7.8 Material Contracts; Management Agreements.

Schedule 7.8 is, as of the Effective Date, a true, correct and complete listing of all Material Contracts. Each of the Loan Parties and each of their respective Subsidiaries that is a party to any Material Contract has performed and is in compliance in all material respects with all of the terms of such Material Contract. No default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any Material Contract. Without limitation of the foregoing, the Loan Parties have furnished to the Administrative Agent a true, correct and complete copy of each Management Agreement to which any Loan Party is a party.

Section 7.9 Litigation.

As of the Effective Date, there are no actions, suits, investigations or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting any Loan Party or any of their respective Subsidiaries or any of their respective properties in any court or before any arbitrator of any kind or before or by any other Governmental Authority (each a “Proceeding”) except as disclosed on Schedule 7.9. There are no Proceedings (including any Proceedings disclosed on Schedule 7.9 and any developments with respect thereto on or after the Effective Date) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are no strikes, slow-downs, work stoppages or walkouts or other labor disputes in progress nor, to the knowledge of any Loan Party or threatened relating to any Loan Party or any of its Subsidiaries which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 7.10 Taxes.

All Federal, state and other material tax returns of each of the Loan Parties and their respective Subsidiaries required by Applicable Law to be filed have been duly filed, and all federal, state and other Taxes (other than de minimis amounts) upon such Loan Parties and such Subsidiaries and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 8.6. As of the Effective Date, none of the United States income tax returns of any Loan Party or any of its Subsidiaries is under audit. All charges, accruals and reserves on the books of each Loan Party and its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

Section 7.11 Financial Statements.

The Borrower has furnished to the Administrative Agent and each Lender copies of (a) the audited consolidated balance sheet of the Parent Guarantor and its Subsidiaries for the fiscal year ended December 31, 2020, and the related audited consolidated statements of operations, cash flows and shareholders’ equity of the Parent Guarantor and its Subsidiaries for the fiscal year ended on such date, with the unqualified opinion thereon of independent certified public accountants of recognized national standing, and (b) the management-prepared unaudited consolidated balance sheet of the Parent Guarantor and its Subsidiaries as of September 30, 2021 and the related consolidated statements of income and cash flow for the period then ended, certified by a Responsible Officer, and (c) projections of the Parent Guarantor and the other Loan Parties for the 1-year period following the Effective Date. All consolidated financial statements of Parent Guarantor and its Subsidiaries heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present the consolidated financial condition and operations of the Parent Guarantor and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to normal and customary year-end adjustments and the absence of footnotes. All projections and other forward-looking statements prepared by or on behalf of the Parent Guarantor or any of its Subsidiaries were prepared in good faith based on reasonable assumptions and no Responsible Officer of the Borrower or any other Loan Party has any reason to believe that such financial statements or information are incorrect or misleading in any material respect (it being recognized by the Administrative Agent and Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results). Neither the Parent Guarantor nor any of its Subsidiaries has any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or in the notes thereto.

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Section 7.12 No Material Adverse Change; Solvency; Consideration.

From the preparation date of the most recent financial statements delivered to the Lenders, there has been no material adverse change in the business, assets, operations or condition (financial or otherwise) of any Loan Party. Each of the Borrower and the Parent Guarantor, individually, and the Loan Parties taken as a whole, is Solvent, both before and after giving effect to the making of any Loan or other Credit Event hereunder. No Loan Party is entering into any of the transactions contemplated by the Loan Documents with the actual intent to hinder, delay, or defraud any creditor. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Parent Guarantor, the Borrower and each Subsidiary Guarantor. The direct and indirect benefits to inure to Borrower and the Subsidiary Guarantors pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code of 1978, as amended) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided to the Borrower and the Subsidiary Guarantors pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Subsidiary Guarantor to guaranty the Obligations, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower and its Subsidiaries to have available financing to conduct and expand their business. The Borrower and its Subsidiaries constitute a single integrated financial enterprise and receive a benefit from the availability of credit under this Agreement.

Section 7.13 ERISA.

(a) Except where such failure could not reasonably be expected to result in liability in excess of $500,000, individually or in the aggregate, (i) each Benefit Arrangement and Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws; and (ii) each Qualified Plan (A) has received a favorable determination letter from the Internal Revenue Service, (B) has timely filed for a favorable determination letter from the Internal Revenue Service and such application is currently being processed by the Internal Revenue Service, or (C) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan, in each case to the effect that the form of such Qualified Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code. To the best knowledge of the Borrower and the other Loan Parties, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter or that would prevent or cause the loss or denial of the Qualified Plan’s tax qualified status under Sections 401(a) and 501(a) of the Internal Revenue Code.

(b) With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with customary accounting standards. The unfunded benefit liabilities of all Plans does not exceed in the aggregate $500,000, as determined pursuant to the customary accounting standards utilized by the accountant for the Plans.

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(c) Except where such failure could not reasonably be expected to result in liability in excess of $500,000, individually or in the aggregate, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) except as could not reasonably be expected, either individually or in the aggregate, to result in liability in excess of $500,000, there are no pending, or to the best knowledge of the Borrower and the other Loan Parties, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement or Plan; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement or Plan; and (iv) to the best knowledge of the Borrower and the other Loan Parties after due inquiry, no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Benefit Arrangement or Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(d) None of the assets of the Loan Parties or any of their respective Subsidiaries, or any other member of the ERISA Group, constitutes “plan assets” within the meaning of Section 3(42) of ERISA, the Internal Revenue Code and the respective guidance promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(e) The Borrower and any applicable member of the ERISA Group (i) has made all contributions required to be made by it to any Multiemployer Plan to which such Person is obligated to make contributions and (ii) has not been assessed Withdrawal Liability under any Multiemployer Plan in excess of $500,000.

Section 7.14 Absence of Defaults.

No Loan Party or any of its Subsidiaries is in default under its partnership agreement, articles of incorporation, articles of organization, bylaws, limited liability company agreement, or other similar organizational documents. No event has occurred, which has not been remedied, cured or waived, which, in any such case, constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by a Loan Party or any of its Subsidiaries under any agreement (other than this Agreement) or judgment, decree or order to which a Loan Party or any of its Subsidiaries is a party or by which any Loan Party or any of its Subsidiaries or any of their respective properties may be bound where such default or event of default could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, no Default or Event of Default exists.

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Section 7.15 Environmental Laws.

Each of the Loan Parties and each of their respective Subsidiaries has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance in all material respects with the terms and conditions of such Governmental Approvals. Except for any of the following matters that could not be reasonably expected to result in liability in excess of $250,000 individually (with respect to any Borrowing Base Property) or $500,000 in the aggregate, (a) no Loan Party has received notice of, and neither is otherwise aware of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to any Loan Party or any of its Subsidiaries, are reasonably expected to interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material; and (b) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to any Loan Party’s knowledge after due inquiry, threatened, against any Loan Party or any of its Subsidiaries relating in any way to Environmental Laws. To the knowledge of the Loan Parties, no Hazardous Materials generated at or transported from any Real Estate Asset of the Loan Parties or any of their respective Subsidiaries is or has been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List, 40 C.F.R. Section 300 Appendix B, or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in liability in excess of $500,000.

Section 7.16 Investment Company; Etc.

No Loan Party or any of its Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended or (b) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

Section 7.17 Margin Stock.

No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

Section 7.18 Affiliate Transactions.

Except as permitted by Section 10.11, no Loan Party nor any of its Subsidiaries is a party to any transaction with an Affiliate.

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Section 7.19 Intellectual Property.

Each of the Loan Parties and each of their respective Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright or other proprietary right of any other Person. Each of the Loan Parties and each of their respective Subsidiaries have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by any Loan Party or any of its Subsidiaries, or challenging or questioning the validity or effectiveness of any such Intellectual Property. To the best knowledge of the Loan Parties after due inquiry, the use of such Intellectual Property by the Loan Parties and their respective Subsidiaries does not infringe on the rights of any Person, subject to such infringements as do not give rise to any liabilities on the part of any Loan Party that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.20 Business.

Each of the Loan Parties and their respective Subsidiaries are solely engaged in the business of acquiring, developing, owning, and operating income producing properties in the United States that are leased to the U.S. Federal Government through either the General Services Administration or other federal government agencies, together with other business activities incidental thereto or otherwise permitted under Section 10.5.

Section 7.21 Broker’s Fees.

No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Parent Guarantor or any of its Subsidiaries ancillary to the transactions contemplated hereby.

Section 7.22 Accuracy and Completeness of Information.

No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Administrative Agent or any Lender by or on behalf of, or at the direction of, any Loan Party or any of its Subsidiaries in connection with, pursuant to or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of any Loan Party or any of its Subsidiaries or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. All financial statements (including in each case all related schedules and notes) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, any Loan Party or any of its Subsidiaries in connection with, pursuant to or relating in any way to this Agreement, present fairly the financial position of the Persons involved as at the date thereof and the results of operations for such periods in accordance with GAAP, consistently applied throughout the periods involved (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). All financial projections and other forward-looking statements prepared by or on behalf of any Loan Party or any of its Subsidiaries that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. As of the Effective Date, no fact is known to any Loan Party which has had, or may in the future have (so far as any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.11 or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders.

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Section 7.23 OFAC and Other Sanctions Programs, Anti-Corruption, and Anti-Terrorism.

(a) No Loan Party, any of their respective Subsidiaries or any of their respective Affiliates, and, to their knowledge, any directors or officers of any thereof, nor any Person that has an interest therein, (a) is a Sanctioned Person or a Sanctioned Entity, (b) derives any of its funds, capital, assets or operating income from investments in or transactions with any such Sanctioned Person or Sanctioned Entity or in violation of Applicable Law, including Sanctions or Anti-Terrorism Laws, or (c) is owned or controlled, directly or indirectly, by any Sanctioned Person or Sanctioned Entity. None of the proceeds of the Loans will be used (i) to finance any operations, investments or activities in, or make any payments to, any Sanctioned Person or Sanctioned Entity, (ii) in violation of or to evade the prohibitions contained in any Sanctions, Anti-Terrorism Laws or Anti-Corruption Laws, or (iii) in violation of any other Applicable Law.

Section 7.24 Borrowing Base Properties.

Schedule 2 contains a correct and complete list of all Borrowing Base Properties as of the Effective Date, including applicable ownership information. With respect to each Borrowing Base Property from time to time:

(a) no Borrowing Base Property with respect to which Mortgage has been delivered to the Administrative Agent is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law or, if any portion of the buildings on such Borrowing Base Properties are located within any such area, the Borrower or applicable Subsidiary Guarantor has obtained and will maintain through the Maturity Date the flood insurance prescribed in Section 8.5 hereof (including Schedule 8.5);

(b) each of the Borrowing Base Properties and the present use and occupancy thereof are in material compliance with all zoning ordinances (without reliance upon adjoining or other properties), health, fire and building codes, land use laws (including those regulating parking) and Environmental Laws (except as disclosed on the environmental assessments delivered to the Administrative Agent and accepted by the Administrative Agent and the Requisite Lenders pursuant to this Agreement or as otherwise permitted under the definition of Eligible Property) and other Applicable Laws;

(c) each of the Borrowing Base Properties is served by all utilities required for the current or contemplated use thereof;

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(d) all public roads and streets necessary for service of and access to each of the Borrowing Base Properties for the current or contemplated use thereof have been completed, and are open for use by the public, or appropriate insured private easements are in place;

(e) the Borrower is not aware of any material latent or patent structural or other significant deficiency of the Borrowing Base Properties;

(f) each of the Borrowing Base Properties is free of damage and waste that would materially and adversely affect the value of such Borrowing Base Property, is in good condition and repair subject to any items set forth in any property condition report delivered to and approved by the Administrative Agent and the Requisite Lenders or as otherwise permitted under the definition of Eligible Property, and to the Borrower’s knowledge, there is no deferred maintenance other than ordinary wear and tear;

(g) each of the Borrowing Base Properties is free from damage caused by fire or other casualty that is not covered by proceeds of, or valid claims under, the insurance required by Section 8.5;

(h) to the Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Borrowing Base Properties are (i) in a good and safe condition and repair and (ii) in material compliance with all Applicable Laws with respect to such systems;

(i) all improvements on the Borrowing Base Properties lie within the boundaries and building restrictions of the legal descriptions of record of the Borrowing Base Properties, no improvements encroach upon easements benefiting the Borrowing Base Properties other than encroachments that do not materially adversely affect the use or occupancy of the Borrowing Base Properties and, to the Borrower’s knowledge, no improvements on adjoining properties encroach upon the Borrowing Base Properties or upon easements benefiting the Borrowing Base Properties other than encroachments that do not materially adversely affect the use or occupancy of the Borrowing Base Properties;

(j) (x) there are no material delinquent property taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Borrowing Base Properties except to the extent such items are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided and there is no risk of loss, forfeiture, or sale of any interest in the Borrowing Base Properties during such proceedings; and (y) each of the Borrowing Base Properties is subject to property taxes separately without regard to any other property not included in the Borrowing Base Properties;

(k) no condemnation proceeding or eminent domain action is pending or threatened against any of the Borrowing Base Properties;

(l) each of the Borrowing Base Properties is not, nor is any direct or indirect interest of the Borrower or any Subsidiary Guarantor in any Borrowing Base Properties, subject to any Lien other (other than Eligible Property Permitted Liens) or to any Negative Pledge (other than the Liens and Negative Pledges created pursuant to the Loan Documents to secure the obligations of the Loan Parties); and

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(m) each of the Mortgages (which, for the avoidance of doubt, includes Mortgages only on the Existing Borrowing Base Properties unless otherwise required hereby) creates a valid first priority Lien against the applicable Borrowing Base Property.

Section 7.25 Leases.

The Borrower has delivered to the Administrative Agent true copies of the Leases and any amendments thereto relating to each Borrowing Base Property included in Borrowing Base Availability as of the applicable date of determination. An accurate and complete (in all material respects) rent roll as of the date of inclusion of each Borrowing Base Property in Borrowing Base Availability with respect to all Leases of any portion of the Borrowing Base Property has been provided to the Administrative Agent. The Leases reflected on such rent roll constitute as of the date thereof the sole agreements relating to leasing or licensing of space at such Borrowing Base Property and in any buildings relating thereto. Except as reflected in the applicable rent roll, no tenant under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments, lease buy-outs or abatements or credits. The sale or other transfer or disposition of any Borrowing Base Property is not subject to any right of first refusal or other option to purchase of the tenant under any Lease. No property, other than the Borrowing Base Property which is the subject of the applicable Lease with a Federal Agency, is necessary to comply with the material requirements (including, without limitation, parking requirements) contained in such Lease.

Section 7.26 Beneficial Ownership Certification.

As of the Effective Date, or any later date of delivery, the information included in any Beneficial Ownership Certification is true and correct in all respects as of the date delivered.

Section 7.27 Survival.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any of its Subsidiaries to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any of its Subsidiaries prior to the Effective Date and delivered to the Administrative Agent or any Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under the Loan Documents shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and issuance of any Letter of Credit.

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ARTICLE VIII.
 AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, each of the Loan Parties jointly and severally shall, and shall cause each of its respective Subsidiaries to, comply with the following covenants:

Section 8.1 Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.7, the Loan Parties shall, and shall cause each of their respective Subsidiaries to, (a) preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and (b) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except to the extent the failure to satisfy the foregoing clause (b) could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (but including, in any event, that each Loan Party that owns a Borrowing Base Property shall be so qualified and authorized in the jurisdiction in which such Borrowing Base Property is located).

Section 8.2 Compliance with Applicable Laws, Organizational Documents, Sanctions, Anti-Corruption and Terrorism Laws, and Material Contracts.

The Loan Parties shall, and shall cause each of their respective Subsidiaries to, comply in all material respects with (a) all Applicable Laws applicable to any Loan Party and its respective Subsidiaries or to any Borrowing Base Property, including the obtaining of all Governmental Approvals as necessary, the violation of which could reasonably be expected to result in a Material Adverse Effect, (b) all Sanctions, Anti-Corruption Laws and Anti-Terrorism Laws, including the obtaining of all Governmental Approvals as necessary, (c) its respective partnership agreement, certificate of incorporation or articles of organization, bylaws, limited liability company agreement, or other similar organizational documents and (d) all terms and conditions of all Material Contracts to which it is a party to the extent a failure to comply with such Material Contract could reasonably be expected to result in a Material Adverse Effect, but including, in any event, each Management Agreement to which any Loan Party is a party.

Section 8.3 Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Loan Parties shall, and shall cause each of their respective Subsidiaries to, (a) protect and preserve all of its respective material properties necessary in the conduct of its business, including, but not limited to, all Intellectual Property, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) make or cause to be made all needed and appropriate repairs, restorations, renewals, replacements and additions to such properties and the improvements thereon in a good and workmanlike manner in accordance with sound building practices, so that the business carried on in connection therewith may be properly and advantageously conducted in all material respects at all times. Each Borrowing Base Property shall have a property manager reasonably satisfactory to the Administrative Agent, it being understood and agreed that any property manager party to an Approved Management Agreement is satisfactory to the Administrative Agent.

Section 8.4 Conduct of Business.

The Loan Parties shall, and shall cause each of their respective Subsidiaries to, carry on, their respective businesses as described in Section 7.20.

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Section 8.5 Insurance.

In addition to the requirements of any of the other Loan Documents, the Loan Parties shall, and shall cause each of their respective Subsidiaries to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses as the Loan Parties, and by Persons owning similar properties in localities where the Borrowing Base Properties are located, or as may be required by Applicable Law, and which satisfies in all material respects, the criteria set forth on Schedule 8.5 hereto. The Loan Parties shall from time to time deliver to the Administrative Agent upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 8.6 Payment of Taxes and Claims.

Each of the Loan Parties shall, and shall cause each of their respective Subsidiaries to, pay and discharge when due (a) all federal, state, and other Taxes (other than de minimis amounts) imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such Tax or claim which is being contested in good faith by appropriate proceedings, in each case in a manner which operates to suspend the collection thereof or the imposition of any Lien relating thereto and for which adequate reserves have been established on the books of such Loan Party or such Subsidiary, as applicable, in accordance with GAAP.

Section 8.7 Visits and Inspections; Appraisals.

(a) The Loan Parties shall, and shall cause each of their respective Subsidiaries to, permit representatives or agents of the Administrative Agent and, if such visit or inspection is arranged by the Administrative Agent, of any Lender, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, and only during normal business hours and, subject to the last sentence of this clause (a), at the reasonable expense of the Borrower, to: (i) visit and inspect all properties of such Loan Party or such Subsidiary to the extent any such right to visit or inspect is within the control of such Person; (ii) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (iii) discuss with its officers, and its independent accountants, its business, assets, operations or condition (financial or otherwise). If requested by the Administrative Agent, any Loan Party shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or, if the same has been arranged by the Administrative Agent, any Lender, to discuss the financial affairs of the Loan Parties or any of their respective Subsidiaries with its accountants (it being agreed that the Borrower shall be invited to attend any discussions with its accountants). Unless an Event of Default has occurred, the Borrower shall not be required to pay for an inspection of a Borrowing Base Property or books and records of the Loan Parties more often than once per year.

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(b) The Loan Parties shall permit and cooperate with representatives or agents of the Administrative Agent to obtain new or updated Appraisals for any Borrowing Base Property at the request of the Administrative Agent or the Requisite Lenders and at the expense of the Borrower, in each case in form and substance reasonably satisfactory to the Administrative Agent in accordance with the Administrative Agent’s standard regulatory requirements, as follows: (i) at any time that Applicable Law, including the regulatory requirements of any Lender generally applicable to first-mortgage real estate loans as reasonably interpreted by such Lender, shall require an Appraisal; (ii) in connection with the Borrower’s exercise of the option to extend the Maturity Date pursuant to Section 2.13; (iii) at any time upon the occurrence and continuation of any Event of Default, or (iv) at any time upon a change of tenant or otherwise upon the reasonable determination of the Administrative Agent that there has been a material adverse change with respect to any such Borrowing Base Property. The expense of such Appraisals and/or updates performed pursuant to this Section 8.7(b) shall be borne by the Borrower and payable to the Administrative Agent within fifteen (15) days of written request, provided that prior to the occurrence of an Event of Default, the Borrower shall not be required to pay for an Appraisal with respect to any particular Borrowing Base Property more than once in any twelve-month period. In addition, and without limitation of the foregoing, the Borrower may request the Administrative Agent to obtain, not more than once in any annual period with respect to any particular Borrowing Base Property, a new Appraisal on a Borrowing Base Property, it being agreed that (x) any Appraisal performed at the request of the Borrower shall be used for purposes of determining Appraised Value even if the Appraised Value is lower as a result thereof and (y) any such Appraisal shall be at the expense of the Borrower.

Section 8.8 Use of Proceeds; Letters of Credit.

The Borrowers shall use the proceeds of the Loans and the Letters of Credit to acquire additional Real Estate Assets throughout the United States, and for general working capital purposes not in contravention of Applicable Law or the Loan Documents, in each case in accordance with the terms hereof. No part of the proceeds of any Loan or Letter of Credit will be used (v) for the purpose of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock; (w) to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or Sanctioned Entity or in violation of any Sanctions or Anti-Terrorism Laws; (x) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws; (y) to fund any purchase of, or offer for, a controlling portion of the Equity Interests of any Person, unless the board of directors or similar governing body of such Person has consented to such offer, or (z) to make any Investment other than those Investments permitted pursuant to this Agreement.

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Section 8.9 Environmental Matters.

The Loan Parties shall, and shall cause each of their respective Subsidiaries to, comply in all material respects with all Environmental Laws. If any Loan Party or any of its Subsidiaries shall (a) receive written notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed against any Loan Party or any of its Subsidiaries alleging violations of any Environmental Law or requiring any Loan Party or any of its Subsidiaries to take any action in connection with the release of Hazardous Materials or (c) receive any written notice from a Governmental Authority or private party alleging that any Loan Party or any of its Subsidiaries may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and the matters referred to in such notices, either individually or in the aggregate, could reasonably be expected to result in liability in excess of $250,000 (with respect to the Borrowing Base Properties) or otherwise in excess of $500,000, the Borrower shall provide the Administrative Agent with a copy of such notice promptly, and in any event within 10 Business Days, after the receipt thereof by such Loan Party or Subsidiary. The Loan Parties shall, and shall cause each of their respective Subsidiaries to, take promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

Section 8.10 Books and Records.

The Loan Parties shall, and shall cause each of their respective Subsidiaries to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.

Section 8.11 Cash Management; Reserve Accounts.

(a) Until such time as all Obligations under this Agreement and the other Loan Documents have been fully paid in cash and performed (other than inchoate indemnity and expense reimbursement obligations that by their terms survive termination of this Agreement), (i) the Parent Guarantor and the Borrower shall maintain all deposit accounts, all operating accounts, disbursements accounts, the Reserve Accounts and any other reserve or escrow accounts (other than the operating accounts of the Specified Borrowing Base Properties) with the Administrative Agent and (ii) the Subsidiary Guarantors shall maintain all deposit accounts, all operating accounts, disbursements accounts, and any reserve or escrow accounts (other than the operating accounts relating to the Specified Borrowing Base Properties) with the Administrative Agent or a Lender. At the request of the Administrative Agent (x) while any Event of Default exists or (y) following the failure of the Borrower or a Subsidiary Guarantor to timely pay its real estate taxes or insurance premiums for a Borrowing Base Property, the Borrower and the Subsidiary Guarantors (or in the case of clause (y), the applicable Subsidiary Guarantor) shall establish and deposit into the applicable Reserve Account cash in amounts sufficient, subject to the Administrative Agent’s reasonable approval, to cover annual real estate taxes and annual insurance premiums for each of the Borrowing Base Properties (or in the case of clause (y), the applicable Subsidiary Guarantor) existing at such time and, if so established, the Borrower shall use the proceeds maintained in such Reserve Accounts solely for the applicable purposes thereof.

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(b) With respect to the operating accounts relating to the Specified Borrowing Base Properties, such accounts shall be permitted to be maintained with the banking institutions as identified for such Specified Borrowing Base Properties on Schedule 8.11 (each, a “Specified BB Property Bank”), provided that (i) all amounts maintained in any such account in excess of $15,000 shall be swept by the applicable Specified BB Property Bank to the Borrower’s Operating Account maintained with the Administrative Agent no less frequently than monthly pursuant to cash sweep arrangements satisfactory to the Administrative Agent, (ii) the Borrower and the applicable Subsidiary Guarantors shall have granted to the Administrative Agent a pledge of and security interest in each such account pursuant to a Deposit Account Pledge Agreement, and (iii) at the request of the Administrative Agent at any time during the continuance of a Default or Event of Default (which request may, in the Administrative Agent’s discretion, be waived or modified after it is made), the Borrower, the applicable Subsidiary Guarantor(s), and the applicable Specified BB Property Bank shall deliver to the Administrative Agent a deposit account control agreement in form and substance reasonably satisfactory to the Administrative Agent with respect to any such account. To the extent requested by the Administrative Agent from time to time, the Borrower shall provide the Administrative Agent with a report of the deposits in the operating accounts maintained with the Specified BB Property Banks.

(c) As collateral security for the prompt payment in full when due of the Obligations, Borrower hereby grants to Administrative Agent, for the ratable benefit of the Lenders as provided herein, a security interest in the accounts described in the foregoing clauses (a) and (b) and the balances from time to time therein, including the investments and reinvestments therein provided in Section 11.5, subject in all circumstances to the terms of the applicable Deposit Account Pledge Agreement and the other Collateral Documents; provided, that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have unrestricted access to the Operating Account and shall be permitted to use amounts on-hand in the Reserve Accounts for the purposes stated herein.

Section 8.12 REIT Status.

The Parent Guarantor shall at all times maintain its status as a REIT and its election to be treated as a REIT under the Internal Revenue Code. Without limitation of the immediately preceding sentence, and notwithstanding any other provision of this Agreement or any other Loan Document, the Parent Guarantor shall not engage in any business other than (a) the business of acting as a REIT and serving as the general partner of the Borrower and matters directly relating thereto and (b) engaging in the other activities permitted pursuant to this Section 8.12. The Parent Guarantor (x) shall not (A) own assets other than its Equity Interest in the Borrower (other than (1) cash and other assets of nominal value incidental to the Parent Guarantor’s ownership of such Equity Interests and in connection with the Parent Guarantor’s corporate overhead costs, including, without limitation, expenditures related to its maintenance as a public company; provided that proceeds of any equity issuance will promptly (but in no event later than 3 Business Days) be contributed directly to the Borrower, and (2) assets maintained on a temporary or pass-through basis (for no more than 3 Business Days) that are held for subsequent payment of permitted dividends and other permitted Restricted Payments), (B) conduct any business other than activities associated with its ownership of the Equity Interests in the Borrower, including, without limitation, activities in its capacity as general partner of the Borrower, and its existence as a public company or (C) have, incur or Guarantee any liabilities other than (i) obligations incurred in the ordinary course of business that are not in the nature of Indebtedness for borrowed money, and (ii) the Guaranty of the Obligations, (y) shall contribute to the Borrower all proceeds of Equity Issuances by the Parent Guarantor, net of transaction costs, promptly (and in any event within 3 Business Days of receipt thereof) and shall not grant a Lien to any Person in such proceeds and (z) shall continue to be the sole general partner of the Borrower. The Parent Guarantor shall not create, incur or suffer to exist any Lien on its Equity Interests in the Borrower or its Equity Interests in its other Subsidiaries (including, in any event on its, the Borrower’s or any Subsidiary’s direct or indirect Equity Interests in any Subsidiary owning any Borrowing Base Property).

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Section 8.13 Subsidiary Guarantors.

Each Subsidiary that owns a Borrowing Base Property as of the Effective Date shall execute and deliver to the Administrative Agent the Guaranty. The Borrower shall cause each Wholly-Owned Subsidiary that hereafter owns a Borrowing Base Property to execute and deliver to the Administrative Agent a joinder to the Guaranty in the form of the Joinder (the “Joinder”) attached as Exhibit A to the Guaranty not later than the effective date for such Borrowing Base Property to be included in the calculation of Borrowing Base Availability and shall otherwise comply with the provisions of Section 5.1(b). The Borrower covenants and agrees that each such Subsidiary which it shall cause to execute the Guaranty shall be fully authorized to do so by its supporting organizational and authority documents and shall be in good standing in its state of organization and shall have obtained any necessary foreign qualifications required to conduct its business. The delivery by Borrower to the Administrative Agent of any such Joinder shall be deemed a representation and warranty by Borrower that each Subsidiary which Borrower caused to execute the Guaranty has been fully authorized to do so by its supporting organizational and authority documents and is in good standing in its state of organization and has obtained any necessary foreign qualifications required to conduct its business.

Section 8.14 Further Assurances.

(a) The Loan Parties shall, at their sole cost and expense and upon request of the Administrative Agent, execute and deliver or cause to be executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out the provisions and purposes of this Agreement and the other Loan Documents.

(b) Without limitation of the foregoing, each of the Loan Parties shall, promptly upon the request of the Administrative Agent or any Lender, provide such further documentation or other information as is reasonably requested for purposes of compliance with any Applicable Laws pertaining to anti-money laundering or “know-your-customer”, including, without limitation, Applicable Laws relating to beneficial ownership and controlling parties.

Section 8.15 Casualty/Condemnation.

(a) Damages, Restoration, and Insurance Proceeds. As long as no Event of Default has occurred and is then continuing, all insurance proceeds for losses at any Borrowing Base Property of less than $1,000,000 shall be adjusted with and payable to the Borrower or the applicable Subsidiary Guarantor owning such Borrowing Base Property and the Borrower shall, or shall cause the applicable Subsidiary Guarantor to, repair and restore such Borrowing Base Property. In case of loss, the Administrative Agent shall have the right (but not the obligation) to participate in and reasonably approve the settlement of any insurance claim in excess of $1,000,000, and with respect to claims in excess of $1,000,000, the Administrative Agent is authorized to collect and receive any insurance money for such claims (and, in furtherance thereof, the Loan Parties pledge, assign, transfer and set over unto the Administrative Agent for the benefit of the Lenders all such insurance proceeds).

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(i) So long as no Event of Default has occurred and is then continuing, and the applicable Borrowing Base Property continues to meet the requirements of an “Eligible Property”, then the Administrative Agent shall make such insurance proceeds available to pay for such costs of repair and restoration on a monthly basis during such repair and restoration. The Borrowing Base Property shall be promptly so restored or rebuilt by the Borrower or the applicable Subsidiary Guarantor Lien free and defect free and in an architecturally and economically viable manner in material compliance with all Applicable Laws and in substantially the same quality and character as the Borrowing Base Property was prior to such damage or destruction or to such other condition as the Administrative Agent shall reasonably approve in writing. If the conditions to the Administrative Agent’s obligation to make such insurance proceeds available as set forth herein are not satisfied, the Administrative Agent shall have the right, if so directed by the Requisite Lenders, to apply such insurance proceeds to payment of the Obligations, whether due or not, in accordance with Section 2.5(b)(ii). Notwithstanding the foregoing, in the event a Borrowing Base Property is released or ceases to be an Eligible Property and/or a Borrowing Base Property in accordance with Section 5.2, any insurance proceeds held by Administrative Agent in respect of a claim related to damage caused to such Borrowing Base Property shall be (a) released to the Borrower (and Borrower shall be entitled to all additional insurance proceeds), provided that the Borrower has satisfied the requirements set forth in Section 5.2(a)(i)-(iv) in connection with such released or disqualified Borrowing Base Property or (b) if Borrower fails to comply with subsection (a) of this sentence, as reasonably determined by Administrative Agent, applied by Administrative Agent in reduction of the Obligations in such order and amount as determined by Administrative Agent in its sole discretion.

(ii) If the Administrative Agent is holding any such insurance proceeds, any request by the Borrower or the applicable Subsidiary Guarantor owning such Borrowing Base Property for a disbursement by the Administrative Agent of fire or casualty insurance proceeds or of funds deposited by the Borrower or the applicable Subsidiary Guarantor owning such Borrowing Base Property with the Administrative Agent pursuant to this Section 8.15 shall be conditioned upon the Borrower’s providing to the Administrative Agent: updated title reports; satisfactory evidence, as reasonably determined by the Administrative Agent, that the Borrowing Base Property shall be so restored or rebuilt by the Borrower or the applicable Subsidiary Guarantor Lien free and defect free and in an architecturally and economically viable manner in material compliance with all Applicable Laws and in substantially the same quality and character as the Borrowing Base Property was prior to such damage or destruction or to such other condition as the Administrative Agent shall reasonably approve in writing; satisfactory evidence of the estimated cost of completion thereof; and with such architect’s certificates, waivers of lien, contractors’ sworn statements and other evidence of cost and of payments as the Administrative Agent may reasonably require and approve. The undisbursed balance of insurance proceeds shall at all times be sufficient to pay for the cost of completion of the work free and clear of liens and if such proceeds are insufficient, the Borrower or the applicable Subsidiary Guarantor owning such Borrowing Base Property shall deposit the amount of such deficiency with the Administrative Agent prior to the disbursement by to the Borrower or the applicable Subsidiary Guarantor owning such Borrowing Base Property of any insurance proceeds.

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(b) Condemnation Proceeds. Both the Borrower and the applicable Subsidiary Guarantor owning a Borrowing Base Property, hereby assigns, transfers and sets over unto the Administrative Agent for the benefit of the Lenders its entire interest in the proceeds (the “Condemnation Proceeds”) of any award or any claim for damages for any of such Borrowing Base Property taken or damaged under the power of eminent domain or by condemnation or any transaction in lieu of condemnation (“Condemnation”), unless, notwithstanding the foregoing, such taking, damage or condemnation does not cause a material diminution in the value of such Borrowing Base Property. Without limiting any of the provisions of this Agreement with respect to Eligible Property requirements or compliance with Borrowing Base Availability, so long as the portion of such Borrowing Base Property taken in such Condemnation does not exceed fifteen percent (15%) of the total square footage of the Borrowing Base Property and the portion of the improvements taken in such Condemnation does not exceed fifteen percent (15%) of the total gross leasable area of the improvements thereon, the Administrative Agent shall be obligated to make the Condemnation Proceeds available to the Borrower or the applicable Subsidiary Guarantor owning such Borrowing Base Property for the restoration of the Real Estate Asset if the Borrower or such applicable Subsidiary Guarantor satisfies all of the conditions set forth in Section 8.15(a) above hereof for disbursement of insurance proceeds to the extent applicable, and the Borrowing Base Property shall be so restored or rebuilt by the Borrower or the applicable Subsidiary Guarantor Lien free and defect free and in an architecturally and economically viable manner in material compliance with all Applicable Laws and in substantially the same quality and character as such Borrowing Base Property was prior to such damage or destruction or to such other condition as the Administrative Agent shall reasonably approve in writing. In all other cases the Administrative Agent shall have the right, if so directed by the Requisite Lenders, to apply the Condemnation Proceeds to payment of the Obligations, whether due or not, in accordance with Section 2.5(b)(ii). If the Condemnation Proceeds are required to be used as aforesaid to reimburse the Borrower or such applicable Subsidiary Guarantor for the cost of rebuilding or restoring buildings or improvements on such Borrowing Base Property in accordance with this Section, or if the Administrative Agent elects that the Condemnation Proceeds be so used, and the buildings and other improvements shall be rebuilt or restored in accordance with this Section, the Condemnation Proceeds shall be paid out in the same manner as is provided in Section 8.15(a) above for the payment of insurance proceeds toward the cost of rebuilding or restoration of such buildings and other improvements, if applicable. Any surplus which may remain out of the Condemnation Proceeds after payment of such cost of rebuilding or restoration shall, at the option of the Administrative Agent, be applied on account of the indebtedness secured hereby or be paid to any other party entitled thereto. Notwithstanding the foregoing, in the event a Borrowing Base Property is released or ceases to be an Eligible Property and/or a Borrowing Base Property in accordance with Section 5.2, any Condemnation Proceeds held by Administrative Agent in respect of a partial or complete Condemnation of such Borrowing Base Property shall be (a) released to the Borrower (and Borrower shall be entitled to all additional Condemnation Proceeds), provided that the Borrower has satisfied the requirements set forth in Section 5.2(a)(i)-(iv) with respect to such released or disqualified Borrowing Base Property or (b) if Borrower fails to comply with subsection (a) of this sentence, as reasonably determined by Administrative Agent, applied by Administrative Agent in reduction of the Obligations in such order and amount as determined by Administrative Agent in its sole discretion.

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Section 8.16 Distribution of Income to Borrower.

Except to the extent prohibited under Section 10.2, the Borrower shall cause all of its Subsidiaries to promptly (but not less frequently than once each fiscal quarter of the Borrower unless otherwise approved by the Administrative Agent) distribute to the Borrower (funded into the Operating Account), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from such Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each such Subsidiary of its debt service and operating expenses for such quarter and (b) the establishment of reasonable reserves for the payment of expenses not paid on at least a quarterly basis and capital expenditures to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the ordinary course of business.

ARTICLE IX.
 INFORMATION

For so long as this Agreement is in effect, the applicable Loan Party or Loan Parties shall furnish to the Administrative Agent (for distribution to the Lenders):

Section 9.1 Quarterly Financial Statements.

As soon as available and in any event within forty-five (45) days after the end of each of the first, second and third fiscal quarters of the Borrower, the unaudited, consolidated balance sheet of the Parent Guarantor and its Subsidiaries, and the unaudited consolidating balance sheets of the Borrower and the Subsidiary Guarantors, in each case as at the end of such period, and the related unaudited consolidated statements of income, cash flows and shareholders’ equity of the Parent Guarantor and its Subsidiaries, and the unaudited consolidating statements of income and cash flows of the Borrower and the Subsidiary Guarantors, in each case for such period, setting forth in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by a Responsible Officer of the Parent Guarantor, in his or her opinion, to present fairly, in accordance with GAAP, the consolidated financial position of the Parent Guarantor and its Subsidiaries and the consolidating financial position of the Borrower and the Subsidiary Guarantors as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments and the absence of footnotes).

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Section 9.2 Year-End Statements.

As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Parent Guarantor and its Subsidiaries, and the unaudited consolidating balance sheets of the Borrower and the Subsidiary Guarantors, as at the end of such fiscal year and the related audited consolidated statements of income, cash flows and shareholders’ equity of the Parent Guarantor and its Subsidiaries, and the related unaudited consolidating statements of income and cash flows of the Borrower and the Subsidiary Guarantors for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by a Responsible Officer of the Parent Guarantor, in his or her opinion, to present fairly, in accordance with GAAP, the consolidated financial position of the Parent Guarantor and its Subsidiaries and the consolidating financial position of the Borrower and the Subsidiary Guarantors as at the date thereof and the results of operations for such period and (b) in the case of the audited financial statements, accompanied by the audit report thereon of an independent accounting firm of national standing reasonably acceptable to the Administrative Agent or other independent certified public accountants acceptable to the Administrative Agent (it being agreed that Cherry Bekaert LLP is acceptable to the Administrative Agent), whose report shall be unqualified as to the scope of such audit and not subject to any “going concern” or like qualification or exception and who shall have authorized the Parent Guarantor and the Borrower to deliver such financial statements and report to the Administrative Agent and the Lenders.

Section 9.3 Compliance Certificate.

At the time financial statements are furnished pursuant to Sections 9.1 and 9.2, a certificate substantially in the form of Exhibit K (a “Compliance Certificate”) executed by a Responsible Officer of the Parent Guarantor: (a) setting forth in reasonable detail as at the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether or not the Loan Parties were in compliance with the covenants set forth in Sections 10.1 through 10.4 and (b) stating that, to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the applicable Loan Party and its Subsidiaries with respect to such event, condition or failure.

Section 9.4 Borrowing Base Certificate.

At the time financial statements are furnished pursuant to Sections 9.1 and 9.2 and at such other times as may be required pursuant to this Agreement, a certificate substantially in the form of Exhibit L (a “Borrowing Base Certificate”) executed by a Responsible Officer of the Borrower, setting forth in reasonable detail as at the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish Borrowing Base Availability as of such date. The Borrower shall notify the Administrative Agent in writing of any failure, promptly upon becoming aware of such failure, of any Borrowing Base Property to continue to be an Eligible Property or otherwise meet the conditions to be a Borrowing Base Property.

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Section 9.5 Other Information.

(a) Management Reports. Promptly upon receipt thereof, copies of all management reports, if any, submitted to the Parent Guarantor or the Borrower or its governing board by its independent public accountants;

(b) Equity Interest Holder Information. Promptly upon the mailing thereof to the direct or indirect holders of Equity Interests of the Parent Guarantor generally, copies of all financial statements, reports and proxy statements so mailed;

(c) ERISA. If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to result in liability in excess of $500,000, a certificate of a Responsible Officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(d) Litigation. (i) To the extent that any Loan Party or any of its Subsidiaries is aware of the same, prompt notice of the commencement of any material proceeding or investigation by or before any Governmental Authority and any material action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, any Loan Party or any of its Subsidiaries or any of their respective properties, assets or businesses, which could, either individually or in the aggregate, be reasonably expected to result in liability in excess of $500,000, (ii) prompt notice of pleadings filed in connection with any Proceedings identified on Schedule 7.9 or of any developments in any such Proceedings that could reasonably be expected to be adverse to any Loan Party in any material respect, and (iii) prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any of its Subsidiaries are being audited;

(e) Modification of Organizational Documents. A copy of any material amendment, modification or other supplement to the partnership agreement, articles of organization or certificate of incorporation, bylaws, operating agreement or other similar organizational documents of any Loan Party within 5 Business Days after the effectiveness thereof (such amendment, modification or supplement to be subject to Section 10.10);

(f) Change of Management or Financial Condition. Prompt notice (i) of any change in the senior management of any Loan Party or any change in property manager under, or termination or cancellation of, an Approved Management Agreement; and (ii) of any change in the business, assets, liabilities, financial condition or results of operations of any Loan Party or any of its Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect;

(g) Default. Notice of the occurrence of any of the following promptly upon any Loan Party obtaining knowledge thereof: (i) any Default or Event of Default, (ii) any default or event of default under any Property Management Agreement (including, in any event, any development in connection with the termination of the Holmwood Management Agreement and the termination fee payable thereunder), (iii) any default under the CMBS Loan Agreement (and shall deliver a copy of any notice of default provided thereunder) and of any claim under any Guaranty on Non-Recourse Exclusions contemplated by Section 10.3(vii) or (iv) any claimed default or event of default by any Loan Party under any other Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

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(h) Judgments. Prompt notice of any order, judgment or decree (i) in connection with any Proceedings identified on Schedule 7.9 or (ii) in excess of $500,000 having been entered against any Loan Party or any of its Subsidiaries or any of their respective properties;

(i) Notice of Violations of Law. Prompt notice if any Loan Party or any of its Subsidiaries shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law by such Person or any inquiry which, in either case, could reasonably be expected to have a Material Adverse Effect;

(j) Budget. As soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower (or such other time as agreed by the Administrative Agent), an annual business plan and a detailed consolidated budget (collectively, each, a “Budget”) of the Parent Guarantor for the following four consecutive fiscal quarters (including projected statements of cash flow of the Parent Guarantor and its Subsidiaries as of the end of the following fiscal year and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget, together with projections with respect to such fiscal quarters (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the Parent Guarantor stating that such Projections were prepared in good faith based on reasonable estimates, information and assumptions and that such officer has no reason to believe that such Projections are incorrect or misleading in any material respect (it being recognized by the Administrative Agent and Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results);

(k) Securities Filings. Within five Business Days after the filing thereof, copies of all, if any, registration statements, reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any Loan Party or any Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(l) Borrowing Base Property Operating Information. Concurrently with the delivery of the Compliance Certificate referred to in Section 9.3, the Borrower shall deliver updated rent rolls, statements of net operating income and operating statements for each Borrowing Base Property, and aggregate and individual financial statements for each such Borrowing Base Property, and such information may be attached to the Compliance Certificate; and

(m) Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any of its Subsidiaries or any Affiliates, in each case as the Administrative Agent or any Lender may reasonably request.

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Each Loan Party hereby acknowledges that (a) the Lead Arranger and/or the Administrative Agent may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Loan Party Information”) by posting the Loan Party Information on Syndtrak, IntraLinks or a substantially similar electronic transmission system (the “Information Platform”) and (b) certain of the Lenders (each, a “Public Side Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that so long as any Loan Party is the issuer of any outstanding equity or debt securities that are issued or registered pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Loan Party Information that may be distributed to the Public Side Lenders. Each Loan Party further agrees that that (i) all such Loan Party Information shall be clearly and conspicuously marked “PUBLIC”; (ii) by marking Loan Party Information “PUBLIC,” the Loan Parties shall be deemed to have authorized the Lead Arranger, the Administrative Agent, the L/C Issuer and the Lenders to treat such Loan Party Information as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws; (y) all Loan Party Information marked “PUBLIC” are permitted to be made available through a portion of the Information Platform designated “Public Side Information;” and (z) the Lead Arranger and the Administrative Agent shall be entitled to treat any Loan Party Information that is not marked “PUBLIC” as being suitable only for posting on a portion of the Information Platform not designated “Public Side Information.”

Section 9.6 Delivery of Documents.

Documents required to be delivered pursuant to Article IX may be delivered electronically; provided, that such documents shall be deemed to have been delivered on the date on which such documents are received by the Administrative Agent for posting on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website (such as Intralinks or SyndTrak) or a website sponsored by the Administrative Agent); provided further that the Borrower shall deliver paper copies of such documents to the Administrative Agent for distribution to any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent on behalf of such Lender. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.7 USA Patriot Act Notice; Compliance.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as the Administrative Agent for all Lenders hereunder) may from time-to-time request, and each Loan Party shall provide to such Lender such Loan Party’s (or Persons related to such Loan Party) name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

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ARTICLE X.
NEGATIVE COVENANTS

For so long as this Agreement is in effect, each Loan Party jointly and severally shall comply with the following covenants:

Section 10.1 Financial Covenants; Borrowing Base Covenants.

(1) Corporate Level Financial Covenants:

The Loan Parties shall not permit:

(a) Maximum Total Leverage Ratio. The Total Leverage Ratio at any time to exceed 0.60 to 1.00 (with compliance certified as of the last day of each fiscal quarter for the Reference Period then ended in a Compliance Certificate delivered pursuant to Section 9.3 and at each other date of determination).

(b) Minimum Fixed Charge Coverage Ratio. (i) Commencing with the fiscal quarter ending September 30, 2021 and for each fiscal quarter thereafter through the quarter ending September 30, 2022, the Fixed Charge Coverage Ratio at any time to be less than 1.00 to 1.00, (ii) for each fiscal quarter thereafter through the initial Maturity Date, the Fixed Charge Coverage Ratio at any time to be less than 1.25 to 1.00, and (iii) if applicable, for each fiscal quarter following the extension of the initial Maturity Date pursuant to exercise of the Extension Request, the Fixed Charge Coverage Ratio at any time to be less than 1.40 to 1.00 (in each case, with compliance certified as of the last day of each fiscal quarter for the Reference Period then ended in a Compliance Certificate delivered pursuant to Section 9.3 and at each other date of determination).

(c) Minimum Tangible Net Worth. Tangible Net Worth at any time to be less than (i) $98,000,000, plus (ii) eighty-five percent (85%) of the Net Proceeds of all Equity Issuances (including capital calls) by the Parent Guarantor or the Borrower after the Effective Date (with compliance certified as of the last day of each fiscal quarter for the Reference Period then ended in a Compliance Certificate delivered pursuant to Section 9.3 and at each other date of determination).

(d) Minimum Debt Yield. The Debt Yield at any time to be less than 12% (with compliance certified as of the last day of each fiscal quarter for the Reference Period then ended in a Compliance Certificate delivered pursuant to Section 9.3 and at each other date of determination).

(e) Minimum Liquidity. Total Liquidity at any time to be less than $15,000,000 (with compliance certified as of the last day of each fiscal quarter for the Reference Period then ended in a Compliance Certificate delivered pursuant to Section 9.3 and at each other date of determination).

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(f) Federal Agency Gross Rental Revenue. More than fifteen percent (15%) of the gross rental revenue from all Real Estate Assets owned by the Borrower and its Subsidiaries to originate from tenants that are not Federal Agencies.

(2) Borrowing Base Covenants:

The Loan Parties shall not permit:

(a) Borrowing Base Availability. The aggregate Revolving Credit Exposure at any time to exceed Borrowing Base Availability (with compliance certified as of the last day of each fiscal quarter (and, with respect to Borrowing Base DSCR, for the Reference Period then ended) in a Borrowing Base Certificate delivered pursuant to Section 5.1, Section 5.2, Section 9.4, or as otherwise may be required by this Agreement).

(b) Borrowing Base Minimum Occupancy. The Occupancy Rate at any time to be less than ninety percent (90%) (with compliance certified as of the last day of each fiscal quarter in a Compliance Certificate delivered pursuant to Section 9.3 and at each other date of determination).

(c) Minimum Average Remaining Lease Term. The Weighted Average Remaining Lease Term to be less than five (5) years on the Borrowing Base Properties (with compliance certified as of the last day of each fiscal quarter in a Compliance Certificate delivered pursuant to Section 9.3 and at each other date of determination).

(d) Borrowing Base Minimum Property Requirements. The Borrowing Base Properties included in the calculation of Borrowing Base Availability (i) to consist of less than ten (10) Borrowing Base Properties, or (ii) to have an aggregate Borrowing Base Property Value of less than $50,000,000.00.

(e) Borrowing Base Maximum Concentration; Single Tenant Concentration. Commencing with the fiscal quarter ending March 31, 2022 and each fiscal quarter thereafter, (a) Property NOI from any single Federal Agency tenant to at any time exceed thirty percent (30%) of the total Property NOI from all of the Borrowing Base Properties at such time; or (b) any single Federal Agency to comprise more than thirty percent (30%) of Total Asset Value; or (c) Property NOI from any Borrowing Base Property or from any group of Borrowing Base Properties in any single State to at any time exceed thirty percent (30%) of the total Property NOI from all of the Borrowing Base Properties at such time.

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Section 10.2 Restricted Payments.

The Loan Parties shall not declare or make any Restricted Payment except for the following:

(a) so long as no Event of Default exists or would result therefrom, each Subsidiary Guarantor shall be permitted to declare and pay dividends on its Equity Interests and to make distributions with respect thereto to the Borrower from time to time;

(b) so long as no Default or Event of Default exists or would result therefrom, the Borrower may declare or make cash distributions to the Parent Guarantor and the Borrower’s (or its Subsidiary’s) limited partners;

(c) during the period from the Effective Date through March 31, 2023, the Borrower and the Parent Guarantor shall be permitted to declare and pay dividends quarterly on their respective Equity Interests, and to make quarterly distributions with respect thereto from time to time solely in accordance with and not in excess of the amounts contemplated by the Existing Dividend Policies; provided, however, that prior to making an dividend or distribution permitted by this Section 10.2(c) during such period, the Borrower shall deliver to the Administrative Agent evidence of the Borrower’s pro forma compliance with each of the financial covenants set forth in Section 10.1(1)(d) and (e) both before and after giving effect to the making of such dividend or distribution (with Adjusted Consolidated EBITDA being measured as of the most recently ended Reference Period for which financial statements are required to have been delivered and Consolidated Total Indebtedness being measured as of the date of such dividend or distribution);

(d) commencing with the fiscal quarter ending June 30, 2023, the Borrower and the Parent Guarantor shall be permitted to declare and pay dividends quarterly on their respective Equity Interests, and to make quarterly distributions with respect thereto or other Restricted Payments constituting redemptions or repurchases, from time to time so long as after giving effect thereto, the FFO Payout Percentage for the applicable period shall not exceed 95%, and, if requested by the Administrative Agent, the Borrower will deliver to the Administrative Agent evidence of the Borrower’s pro forma compliance with each of the financial covenants set forth in Section 10.1both before and after giving effect to the making of such Restricted Payment;

(e) subject to Section 11.1(l), the issuance of common stock (or common partnership interests) upon conversion of any Preferred Equity Interests;

(f) subject to Section 11.1(l), the issuance of shares in the Parent Guarantor in satisfaction of the right of limited partners of the Borrower to redeem the partnership interests held by such partners; and

(g) the Loan Parties may pay management fees and other amounts described in clause (d) of the definition of Restricted Payments to the extent set forth in the Management Agreements, provided that (i) no Default or Event of Default exists or would result therefrom and (ii) such payment is not in contravention of any applicable Assignment and Subordination of Management Agreement; provided, however, that, subject to Section 11.1(l) and the other terms of this Agreement, the foregoing proviso shall not prohibit the making of the HCA Termination Payment and such other payments through the issuance of common Equity Interests in the Borrower or the Parent Guarantor to the Person(s) entitled thereto.

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Notwithstanding the foregoing Sections 10.2(c) and (d), if a Default or Event of Default exists at the time that any Restricted Payment is proposed to be made or would result therefrom, (x) the Borrower may only declare and make cash distributions (but not other Restricted Payments) to the Parent Guarantor and other holders of partnership interests in the Borrower with respect to any fiscal year to the extent (but only to the extent) necessary for the Parent Guarantor to distribute, and the Parent Guarantor may so distribute, an aggregate amount not to exceed the minimum amount necessary for the Parent Guarantor to remain in compliance with the first sentence of Section 8.12; provided that upon the occurrence of any Default or Event of Default described in Section 11.1(a), 11.1(b), 11.1(f) or 11.1(g) or the acceleration of the maturity of any of the Obligations, the Parent Guarantor and the Borrower may not make any distributions or dividends or other Restricted Payments under this Section 10.2 and (y) except to the extent permitted pursuant to clause (x) above, the Loan Parties shall not, and shall not permit any other Subsidiary of the Borrower to, make any Restricted Payments to any Person other than to the Borrower or any of its Wholly-Owned Subsidiaries.

Section 10.3 Indebtedness.

The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, incur, assume, suffer to exist or otherwise become obligated in respect of any Indebtedness, except for any of the following so long as, both immediately prior to and immediately after incurring, assuming or otherwise becoming obligated in respect thereof, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants set forth in Section 10.1 on a pro forma basis:

(i) Indebtedness under the Loan Documents;

(ii) Non-Recourse Indebtedness of Subsidiaries of the Borrower (other than any other Loan Party) on Real Estate Assets that are not Borrowing Base Properties, so long as the only Liens securing such Non-Recourse Indebtedness are on the specific Real Estate Assets being financed with such Non-Recourse Indebtedness, and in any event, which will be permitted only if the Loan Parties are in pro forma compliance with the covenants set forth in Section 10.1 at the time such Indebtedness is incurred and on a pro forma basis immediately after giving effect thereto;

(iii) Indebtedness of the Loan Parties or any of their respective Subsidiaries constituting purchase money Indebtedness (including Capital Lease Obligations) in connection with the financing of equipment; provided, that (A) such Indebtedness is incurred prior to or within 90 days after the acquisition of the assets financed thereby and (B) the aggregate principal amount of Indebtedness permitted by this clause (iii) shall not exceed $500,000 at any time outstanding;

(iv) obligations owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

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(v) Specified Derivatives Obligations entered into with any Lender or an Affiliate of any Lender, in accordance with Section 10.13;

(vi) unsecured Recourse Indebtedness of the Borrower (but not any other Loan Party) in an aggregate principal amount not to exceed $500,000; and

(vii) contingent Indebtedness of the Borrower pursuant to customary non-recourse carve-out guarantees with respect to Non-Recourse Exclusions under Non-Recourse Indebtedness incurred by their respective Subsidiaries (other than any Subsidiary Guarantor).

Section 10.4 Certain Investment Limitations.

The Loan Parties shall not, and shall not permit any other Subsidiary to, make any Investment in or otherwise own the following items which would cause the aggregate value of such holdings of the Parent Guarantor and its Subsidiaries to exceed the applicable limits set forth below:

(a) Investments by the Borrower and its Subsidiaries in Unimproved Land shall at all times be less than five percent (5.0%) of Total Asset Value;

(b) Investments by the Borrower and its Subsidiaries in Development Assets (net of costs and expenses fully reimbursable by a Federal Agency tenant as tenant improvements and as to which the Federal Agency tenant has not disputed its reimbursement obligation) shall at all times be less than fifteen percent (15.0%) of Total Asset Value;

(c) Investments by the Parent Guarantor and its Subsidiaries in Mortgage Notes shall at all times be less than ten percent (10%) of Total Asset Value; and

(d) Investments by the Borrower and its Subsidiaries in Unconsolidated Affiliates and non-Wholly-Owned Subsidiaries shall at all times be less than ten percent (10%) of Total Asset Value.

In addition to the foregoing limitations, the aggregate book value of all of the items subject to the limitations in the preceding clauses (a) through (d) shall not exceed 25.0% of Total Asset Value at any time.

Section 10.5 Investments Generally.

The Loan Parties shall not, and shall not permit any other Subsidiary to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Effective Date, other than the following:

(a) Investments in Cash Equivalents;

(b) Investments to the extent permitted under Section 10.4 and otherwise in compliance with this Agreement;

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(c) Investments in the form of Derivatives Contracts permitted by Section 10.13;

(d) the acquisition of fee interests by the Borrower or any Subsidiary Guarantor or other Subsidiaries (directly or indirectly through an entity) in Real Estate Assets and investments incidental thereto; and

(e) Investments by the Parent Guarantor in the Borrower and Wholly-Owned Subsidiaries, and Investments by the Borrower (directly or indirectly) in Subsidiaries of the Borrower.

Section 10.6 Liens; Negative Pledges; Restrictive Agreements.

(a) The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, create, assume, or incur any Lien upon any of their respective properties, assets, income or profits of any character whether now owned or hereafter acquired, except for any of the following if, both immediately prior to and immediately after the creation, assumption or incurring of such Lien, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1 on a pro forma basis:

(i) Permitted Liens;

(ii) Liens securing Non-Recourse Indebtedness permitted under Section 10.3(ii) and encumbering only the specific Real Estate Assets being financed by such Indebtedness, none of which shall be Borrowing Base Properties;

(iii) Liens on fixed or capital assets acquired by the Borrower or any of its Subsidiaries; provided, that (A) such Liens secure Indebtedness permitted by Section 10.3(iii), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition, (C) the Indebtedness secured thereby does not exceed the cost of acquiring such fixed or capital assets, and (D) such Liens shall not apply to any other property or assets of any Loan Party; and

(b) The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) an agreement (x) evidencing secured Non-Recourse Indebtedness which such Loan Party or such Subsidiary may create, incur, assume, or permit or suffer to exist under Section 10.3(ii) or (iii), which Indebtedness is secured solely by a Lien permitted to exist under the Loan Documents, and (y) which only prohibits the creation of any other Lien on the property securing such Indebtedness as of the date such agreement was entered into (and, except as provided in clause (ii) below, which does not prohibit the creation of a Lien on the Equity Interests of the Borrower or any Subsidiary Guarantor); (ii) an agreement relating to the sale of a Subsidiary or assets pending such sale, provided that in any such case the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale; or (iii) each Negative Pledge Agreement. For the avoidance of doubt, with respect to any Borrowing Base Property, the Loan Parties may not grant a Negative Pledge on any Borrowing Base Property to any Person (other than the Administrative Agent).

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(c) The Loan Parties shall not, and shall not permit any other Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (other than pursuant to any Loan Document) on the ability of any Loan Party to: (i) pay dividends or make any other distribution on any of such Loan Party’s capital stock or other equity interests owned by the Borrower; (ii) pay any Indebtedness owed to the Borrower; (iii) make loans or advances to the Borrower; or (iv) transfer any of its property or assets to the Borrower.

Section 10.7 Fundamental Changes.

The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to: (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer (including by way of a Division) or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets (including, in any event, any Borrowing Base Property unless such Borrowing Base Property is released from the Loan Documents as permitted pursuant to Section 5.2) whether now owned or hereafter acquired; provided, however that (x) a Person (other than a Loan Party) may merge with and into any Loan Party so long as (i) such Loan Party is the survivor of such merger, (ii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom, and (iii) the Loan Parties shall have given the Administrative Agent at least 10 Business Days’ prior written notice of such merger, such notice to include a certification as to the matters described in this proviso and (y) a Non-Loan Party Subsidiary may enter into transactions described in clauses (i), (ii) and (iii) above so long as, both before and after giving effect to such transaction, (A) no Default or Event of Default has occurred and is continuing, including under Sections 10.1 or 10.4 on a pro forma basis (and the Borrower will provide the Administrative Agent with a pro forma Compliance Certificate prior to the consummation thereof) and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect. Each Subsidiary Guarantor shall at all times be a Wholly-Owned Subsidiary of the Borrower. The aggregate amount of Series C Preferred issued by the Parent Guarantor during the period commencing on the Second Amendment Effective Date and ending on March 31, 2023 shall not exceed $100,000,000 (inclusive of the Series C Preferred issued on the Second Amendment Effective Date).

Section 10.8 Fiscal Year.

None of the Loan Parties shall change its fiscal year from that in effect as of the Effective Date.

Section 10.9 Modifications to Management Agreements, Material Contracts.

(a) No Loan Party shall enter into any management contracts or property management agreements or arrangements or agreements with agent or brokers other than an Approved Management Agreement.

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(b) No Loan Party shall enter into any amendment or modification to (i) any Material Contract which could reasonably be expected to be adverse to the Lenders or otherwise to have a Material Adverse Effect, or (ii) any Approved Management Agreement in a manner that would materially increase the applicable Loan Party’s monetary obligations, nor shall any Loan Party terminate or cancel an Approved Management Agreement without the prior written consent of the Administrative Agent (it being acknowledged that the Loan Parties have elected not to renew the Holmwood Management Agreement prior to the Effective Date).

Section 10.10 Modifications of Organizational Documents; Dividend Policy; Issuances of Series B Preferred and Series C Preferred.

No Loan Party shall amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document in any material respect or in any respect that could reasonably be expected to be adverse to the Lenders or the Administrative Agent. Without limitation of the foregoing, from the Second Amendment Effective Date through March 31, 2023, no Loan Party shall amend, supplement or otherwise alter its Existing Dividend Policies in any manner that would have the effect of increasing the dividends, distributions or other payments paid or payable thereon. In addition, no Loan Party shall amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document with respect to the Series B Preferred which would institute any mandatory redemption or current cash pay requirements or impose any financial or other debt-like covenants with respect to the Series B Preferred.

Section 10.11 Transactions with Affiliates.

No Loan Party shall permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Loan Party), except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such other Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions among Loan Parties not involving any other Affiliate, (c) indemnification payments to directors and officers of the Parent Guarantor or the Borrower provided that such payments are covered by insurance (subject to a customary deductible), and (d) the transactions disclosed on Schedule 10.11.

Section 10.12 Plans.

Each Loan Party shall not, and shall not permit any of their respective Subsidiaries to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of Section 3(42) ERISA, the Internal Revenue Code and the respective guidance promulgated thereunder. The Loan Parties shall not cause, and shall not permit any other member of the ERISA Group to cause, any ERISA Event that could reasonably be expected to result in liability in excess of $1,000,000 individually or in the aggregate.

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Section 10.13 Derivatives Contracts.

The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, enter into or become obligated in respect of, Derivatives Contracts other than Derivatives Contracts (i) entered into by the Loan Parties or any of their respective Subsidiaries in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by such Person and not for the purpose of speculation or taking a “market view” and (ii) that do not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

Section 10.14 Foreign Assets Control; Anti-Corruption; Anti-Terrorism.

No Loan Party shall at any time be a Person with whom the Administrative Agent and the Lenders are restricted from doing business under the regulations of OFAC (including, Sanctioned Persons) or under any Sanctions, Anti-Terrorism Law or Anti-Corruption Law, or other governmental action and shall not engage in any dealings or transactions or otherwise be associated with such Persons.

ARTICLE XI.
 DEFAULT

Section 11.1 Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be affected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment of Principal. The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans, or any Reimbursement Obligation.

(b) Default in Payment of Interest and Other Payment Obligations. The Borrower shall fail to pay within five (5) days after the due date thereof any interest on or fees applicable to any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document; or any other Loan Party shall fail to pay within five (5) days after the due date thereof any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party.

(c) Default in Performance. (i) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in Section 8.1 (solely with respect to legal existence), 8.2(b), 8.5, 8.7, 8.8, 8.11, 8.12 or 8.13 or in Article IX or in Article X; or (ii) any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section 11.1 and in the case of this clause (ii) only, such failure shall continue for a period of 30 days.

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(d) Misrepresentations. Any written statement, certification, representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party or their respective Subsidiaries under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any financial statements (including in each case all related schedules and notes) or related certifications furnished pursuant hereto, or in any other writing or written statement at any time furnished or made or deemed made by or on behalf of any Loan Party or Subsidiary to the Administrative Agent or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

(e) Indebtedness Cross-Default; Derivatives Contracts.

(i) With respect to any Non-Recourse Indebtedness of any Loan Party or any of its Subsidiaries having an individual or aggregate outstanding principal amount in excess of the greater of five million dollars ($5,000,000), (A) any Loan Party or any of its Subsidiaries shall fail to pay when due and payable, within any applicable grace or cure period (not to exceed 30 days), the principal of, or interest on, such Non-Recourse Indebtedness, (B) the maturity of such Non-Recourse Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Non-Recourse Indebtedness, or (C) such Non-Recourse Indebtedness shall have been required to be prepaid, repurchased, defeased or redeemed prior to the stated maturity thereof;

(ii) (A) with respect to any Recourse Indebtedness of any Loan Party or any of its Subsidiaries (including, without limitation, any Derivatives Contract), (w) any Loan Party or any of its Subsidiaries shall fail to pay when due and payable, without regard to any applicable grace or cure period, the principal of, or interest on, such Recourse Indebtedness, (x) the maturity of such Recourse Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Recourse Indebtedness, (y) such Recourse Indebtedness shall have been required to be prepaid, repurchased, defeased or redeemed prior to the stated maturity thereof, or (z) any other event shall have occurred and be continuing which permits any holder or holders of such Recourse Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Recourse Indebtedness or require any such Recourse Indebtedness to be prepaid, repurchased, defeased or redeemed prior to its stated maturity; or (B) any recourse claim is made against any Loan Party under any one or more so-called non-recourse carve out guarantees in an aggregate amount in excess of $1,000,000; or

(iii) there occurs an “Event of Default” under and as defined in any Derivatives Contract as to which any Loan Party or any of its Subsidiaries is a “Defaulting Party” (as defined therein); or there occurs an “Early Termination Date” (as defined therein) in respect of any Derivatives Contract as a result of a “Termination Event” (as defined therein) as to which any Loan Party or any of its Subsidiaries is an “Affected Party” (as defined therein) and the Derivatives Termination Value for which such Loan Party or Subsidiary is responsible under such terminated Derivatives Contract exceeds $1,000,000.

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(f) Voluntary Bankruptcy Proceeding. Any Loan Party, any of its respective general partners or managers, or any of its respective Subsidiaries, shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(g) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Loan Party, any of its respective general partners or any of its Subsidiaries in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against such Person (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(h) Litigation; Enforceability. Any Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement or any other Loan Document, or this Agreement or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(i) Judgment; Order. (x) A final judgment or order for the payment of money or for an injunction shall be entered against any Loan Party or any of its Subsidiaries by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid, stayed or dismissed through appellate proceedings prosecuted by such Loan Party or such Subsidiary in good faith and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such outstanding judgments or orders entered against the Loan Parties and their respective Subsidiaries, $1,000,000 per occurrence or in any calendar year, or (B) in the case of an injunction or other non-monetary judgment, such injunction or judgment could reasonably be expected to have a Material Adverse Effect; (y) an order or judgment for the dissolution of the Parent Guarantor shall be entered by any court or other tribunal, whether or not final; or (z) a final judgment or order for the payment of money shall be entered against any prior or current directors or officers of any Loan Party or any of its Subsidiaries by any court or other tribunal for which such Loan Party or Subsidiary has indemnification obligations therefor in excess of $1,000,000 that are not fully covered by insurance, as acknowledged in writing by the applicable insurance carrier.

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(j) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of any Loan Party or any of its Subsidiaries which exceeds, individually or together with all other such warrants, writs, executions and processes, $1,000,000, and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.

(k) ERISA.

(i) Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $1,000,000; or

(ii) The “unfunded benefit liabilities” of all Plans exceeds in the aggregate $1,000,000, as determined pursuant to the customary accounting standards utilized by the accountant for the Plans.

(l) Change of Control; Change of Management.

(i) The Parent Guarantor shall cease to be the sole general partner of the Borrower or shall cease to have the sole and exclusive power to Control the Borrower and, indirectly, each Subsidiary Guarantor (including, without limitation, the power to cause the sale or other transfer, financing or refinancing, or encumbrance of assets (including Equity Interests and Real Estate Assets) owned directly, or indirectly through one or more Subsidiaries, of the Borrower);

(ii) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Schedule 7.2 Party Control Person (provided that, in the event of the death, disability or incapacity of the Schedule 7.2 Party Control Person, the Borrower shall have one hundred twenty (120) days to provide for a replacement Schedule 7.2 Party Control Person who is reasonably satisfactory to the Administrative Agent), or any other Person Controlled solely and exclusively by the Schedule 7.2 Party Control Person (including the Schedule 7.2 Party for so long as such Control exists) (collectively, the “Schedule 7.2 Party Control Group”), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” will be deemed to have “beneficial ownership” of all securities that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (x) more than 25% of the total voting power of the then outstanding voting stock of the Parent Guarantor or (y) a sufficient number of Equity Interests of all (or any) classes of stock, partnership units or membership interests of the then outstanding shares, partnership units or membership interests of the Parent Guarantor or the Borrower that empowers such “person” or “group” to either (A) elect a majority of the members of the board of directors of the Parent Guarantor or (B) otherwise Control the voting or management of the Parent Guarantor, Holmwood, or any Loan Party; or any of the foregoing is accomplished by contract or agreement;

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(iii) (A) the Borrower shall fail to own one hundred percent (100%) of the Equity Interests of, and to Control, each Subsidiary Guarantor; (B) the Parent Guarantor and Holmwood shall fail to collectively own the greater of (x) at least as great a percentage of the Equity Interests of the Borrower collectively held by them on the Effective Date (other than as a result of the issuance of common equity interests in the Borrower in connection with (I) the making of payments permitted under Section 10.2(g) or (II) the acquisition of Real Estate Assets to the sellers of such properties) and (y) sixty percent (60%) of the Equity Interests of the Borrower; (C) the Parent Guarantor shall fail to own one hundred percent (100%) of the Equity Interests of, and to Control, Holmwood; or (D) the Schedule 7.2 Party Control Group shall cease to have the ability to elect (or to direct the election of) a majority of the board of directors of the Parent Guarantor;

(iv) Steven A. Hale II shall for any reason cease to retain the title of Chief Executive Officer of the Parent Guarantor and to perform the functions typically performed under such office or shall cease for any reason to be actively and primarily involved in strategic planning and decision-making for the Loan Parties; provided that if he shall, due to death, disability or incapacity, cease to be active in the management of the Loan Parties, the Borrower shall have one hundred twenty (120) days to retain a replacement executive of comparable experience who is reasonably satisfactory to the Administrative Agent; or

(v) any external manager of the Parent Guarantor, the Borrower or any of their respective Subsidiaries, or any other Person other than the Borrower or the Parent Guarantor, shall have the right or power to cause the sale or other transfer, financing or refinancing, or encumbrance, in whole or in part, of assets owned directly by the Borrower or any Subsidiary Guarantor.

(m) Collateral Documents. Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any portion of the Collateral purported to be covered thereby (unless solely as a result of the Administrative Agent’s failure to take any action necessary to be taken solely by it for any applicable Lien), except as expressly permitted by the terms of any Loan Document.

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Section 11.2 Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Section 11.1(f) or 11.1(g), (A)(i) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (ii) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the L/C Collateral Account pursuant to Section 11.5,and (iii) all of the other Obligations (other than obligations in respect of Derivatives Contracts), including, but not limited to, the other amounts owed to the Lenders, the L/C Issuer, the Swingline Lender and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower and (B) all of the Commitments and the obligation of the Lenders to make Loans, the Swingline Commitment, the obligation of the Swingline Lender to make Swingline Loans, and the obligation of the L/C Issuer to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii) Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the L/C Collateral Account pursuant to Section 11.5,and (3) all of the other Obligations (other than obligations in respect of Derivatives Contracts), including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (B) terminate the Commitments, the Swingline Commitment, the obligation of the Lenders to make Loans hereunder and the Swingline Lender to make Swingline Loans hereunder, and the obligation of the L/C Issuer to issue Letters of Credit hereunder. Moreover, notwithstanding anything contained in this Agreement to the contrary, so long as any Default or Event of Default exists, Lenders shall have no obligation to make any Loans to the Borrower hereunder and the L/C Issuer shall have no obligation to issue Letters of Credit hereunder.

For the avoidance of doubt, for all purposes of this Agreement and the other Loan Documents, upon the occurrence of any Event of Default, such Event of Default shall continue to exist (and shall be deemed existing) unless and until such Event of Default is expressly waived by the requisite Lenders (in accordance with Section 13.6) in writing or until a cure of such Event of Default is accepted by the requisite Lenders (in accordance with Section 13.6) in writing, in each case in the sole discretion of the Lenders.

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(b) Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents, including the Collateral Documents. Without limitation of the foregoing, during the continuance of an Event of Default, upon the request of the Administrative Agent or the Requisite Lenders, the Borrower and the applicable Subsidiary Guarantor(s) shall promptly provide the Administrative Agent with a Mortgage on the Borrowing Base Properties owned by it, together with each of the items listed on Exhibit Q unless otherwise permitted by the Administrative Agent, each of which shall be in form and substance satisfactory to the Administrative Agent and, for any Eligible Property as to which such requirements are not satisfied within thirty (30) days (or such longer period as agreed by the Administrative Agent), such Eligible Property shall cease to be a Borrowing Base Property at the election of the Requisite Lenders.

(c) Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d) Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of each Loan Party and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of each Loan Party and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

(e) Specified Derivatives Contract Remedies. Notwithstanding any other provision of this Agreement or other Loan Document, no Specified Derivatives Provider shall be prohibited by the Loan Documents from, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, undertaking any of the following: (i) declaring an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (ii) determining net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, and (iii) prosecuting any legal action against any Loan Party to enforce or collect net amounts owing to such Specified Derivatives Provider by any such Person pursuant to any Specified Derivatives Contract.

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Section 11.3 Marshaling; Payments Set Aside.

None of the Administrative Agent, any Lender or any Specified Derivatives Provider shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations or the Specified Derivatives Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent, any Lender or any Specified Derivatives Provider, or the Administrative Agent, any Lender or any Specified Derivatives Provider enforces any Lien or exercises any of its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law or other Applicable Law, then to the extent of such recovery, the Obligations or Specified Derivatives Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.4 Allocation of Proceeds.

If an Event of Default shall exist and maturity of any of the Obligations has been accelerated, or if an Event of Default specified in Section 11.1(a) and/or (b) shall exist, any amounts received on account of the Obligations or the Specified Derivatives Obligations shall be applied in the following order and priority:

(a) that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent (in its capacity as administrative agent);

(b) that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit fees) payable to the Lenders and the L/C Issuer (in its capacity as issuer of the Letters of Credit);

(c) payments of interest on Swingline Loans;

(d) payments of Letter of Credit fees and interest on all other Loans and Reimbursement Obligations, pro rata in the amount then due each Lender;

(e) payments of principal of Swingline Loans;

(f) payments of principal of all other Loans, Reimbursement Obligations and other Letter of Credit Liabilities, and all Specified Derivatives Obligations then owing, pro rata in the amount then due each Lender, L/C Issuer and Specified Derivatives Provider; provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the L/C Collateral Account for the benefit of the L/C Issuer and the Lenders;

(g) payment of all other Obligations and other amounts due and owing by the Loan Parties under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(h) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

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In no event shall the Administrative Agent apply any amounts so received, or any proceeds of Collateral, to the payment of Specified Derivatives Obligations if and to the extent that, with respect to the Loan Party making such payment, or owning such Collateral, such Specified Derivatives Obligations constitute Excluded Swap Obligations.

Notwithstanding the foregoing, Specified Derivatives Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider. Each Specified Derivatives Provider not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII hereof for itself and its Affiliates as if a “Lender” party hereto.

Section 11.5 Collateral Accounts.

(a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Loan Parties hereby pledge and grant to the Administrative Agent, for the ratable benefit of the L/C Issuer and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the L/C Collateral Account and the balances from time to time in the L/C Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the L/C Collateral Account shall not constitute payment of any Letter of Credit Liabilities or other Obligations until applied by the Administrative Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the L/C Collateral Account shall be subject to withdrawal only as provided in this Section. With respect to such pledges and grants, the Loan Parties will execute and deliver from time to time any documents or instruments reasonably requested by Administrative Agent in order to evidence or perfect such pledges and grants, with all such documents to be in form and substance acceptable to the Administrative Agent.

(b) If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower, the L/C Issuer, and the Lenders authorize the Administrative Agent to use the monies deposited in the L/C Collateral Account and proceeds thereof to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.

(c) Amounts on deposit in the L/C Collateral Accounts shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the L/C Issuer and the Lenders. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Accounts and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Accounts.

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(d) If an Event of Default exists, the Requisite Lenders may, in their discretion, at any time and from time to time, instruct the Administrative Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations in accordance with Section 11.4.

(e) The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Collateral Accounts and investments and reinvestments of funds therein.

Section 11.6 Performance by Administrative Agent.

If any Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of such Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 11.7 Rights Cumulative.

The rights and remedies of the Administrative Agent and the Lenders under this Agreement, each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent and the Lenders may be selective and no failure or delay by the Administrative Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE XII.
 THE ADMINISTRATIVE AGENT

Section 12.1 Authorization and Action.

Each Lender (including for purposes of this Section 12, any Lender in its capacity as L/C Issuer) hereby appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.

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The Administrative Agent shall also act as “collateral agent” under the Loan Documents, and each of the Lenders hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XII and Article XIII (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders and the L/C Issuer. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or the L/C Issuer or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. At the request of a Lender, the Administrative Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Administrative Agent pursuant to this Agreement or the other Loan Documents. The Administrative Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate thereof, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document; it being acknowledged that the posting of any of the foregoing on SyndTrak or a successor electronic platform hereunder shall be deemed delivery by the Administrative Agent of such documents to the Lenders. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders. For the avoidance of doubt, the posting of any of the foregoing on SyndTrak or a successor electronic platform hereunder shall be deemed delivery by the Administrative Agent of such documents to the Lenders.

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Section 12.2 Administrative Agent’s Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including its own counsel or counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons (except for the delivery to it of any certificate or document specifically required to be delivered to it pursuant to Section 6.1) or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy, or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent and the other Lenders that the Borrower and other Loan Parties have satisfied the conditions precedent for initial Loans set forth in Sections 6.1 and 6.2 that have not previously been waived by the Requisite Lenders.

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Section 12.3 Notice of Defaults.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or a Loan Party referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default.” Further, if the Administrative Agent receives such a “notice of default”, the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 12.4 Administrative Agent as Lender.

The Lender acting as Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Lender then acting as Administrative Agent in each case in its individual capacity. Such Lender and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, any Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Lenders. Further, such Lender and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement, any Specified Derivatives Contract or otherwise without having to account for the same to the Lenders. The Lenders acknowledge that, pursuant to such activities, the Lender acting as Administrative Agent or its Affiliates may receive information regarding the Loan Parties, other Subsidiaries of the Loan Parties and other Affiliates thereof (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 12.5 [Reserved].

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Section 12.6 Lender Credit Decision, Etc.

Each Lender expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower, any other Loan Party, any Subsidiary or any other Person to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrower, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent, or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to such Lender.

Section 12.7 Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses, or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or if the Administrative Agent fails to follow the written direction of the Requisite Lenders (or all of the Lenders if expressly required hereunder) unless such failure results from the Administrative Agent following the advice of counsel to the Administrative Agent of which advice the Lenders have received notice. Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), promptly upon demand for its ratable share of any expenses (including outside counsel fees of the counsel(s) of the Administrative Agent’s own choosing) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent, and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including outside counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

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Section 12.8 Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent under the Loan Documents at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the resigning Administrative Agent’s giving of notice of resignation (the “Resignation Effective Date”), then the resigning Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations under the Loan Documents. Such successor Administrative Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current L/C Issuer, in either case, to assume effectively the obligations of the current L/C Issuer with respect to such Letters of Credit. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XII and Sections 13.2 and 13.9 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective related Indemnified Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

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Section 12.9 Titled Agent.

The Titled Agent, in such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, or for any duties as an agent hereunder for the Lenders. The titles of “Lead Arranger” and “Bookrunner” are solely honorific and imply no fiduciary responsibility on the part of the Titled Agent to the Administrative Agent, the Borrower or any Lender and the use of such title does not impose on the Titled Agent any duties or obligations greater than those of any other Lender or entitle the Titled Agent to any rights other than those to which any other Lender is entitled.

Section 12.10 Collateral Matters.

Each of the Lenders irrevocably authorizes the Administrative Agent, at its option and in its discretion, to take any of the following actions:

(a) without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents;

(b) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) as permitted by the terms of this Agreement, including with respect to any such release of a Lien on the Real Estate Assets of, or the Equity Interests in, the Borrower or a Subsidiary Guarantor, or (iii) if approved, authorized or ratified in writing in accordance with Section 13.6; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property, to the extent such holder is permitted by Section 10.3 to have a more senior Lien.

(d) The Administrative Agent may make, and shall be reimbursed by the Lenders to the extent not reimbursed by the Borrower for, protective advances during any one calendar year with respect to each Borrowing Base Property up to the sum of (i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon such Borrowing Base Property; (ii) amounts expended to pay insurance premiums for policies of insurance related to such Borrowing Base Property; and (iii) $1,000,000.00. Protective advances in excess of said sum during any calendar year for any Borrowing Base Property shall require the consent of the Requisite Lenders. The Borrower agrees to pay on demand all such protective advances.

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Upon request by the Administrative Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 12.10. In each case as specified in this Section 12.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 12.10. The provisions of this Section 12.10 are subject to the limitations on the authority to release or replace Collateral set forth in Section 5.2 or any Mortgage.

Section 12.11 Rights of Specified Derivatives Providers.

No Specified Derivatives Provider that obtains the benefits of Section 11.4, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Obligations unless the Administrative Agent has received written notice of such Specified Derivatives Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Obligations as a condition to releasing Liens pursuant to Section 12.10(b).

Section 12.12 Representations and Warranties of the Lenders with Respect to Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Titled Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

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(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Titled Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, any Titled Agent and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 12.13 Erroneous Payments by Administrative Agent to Lenders.

(a) If the Administrative Agent notifies a Lender, issuer of Letters of Credit or Secured Party (as such term is defined in the Guaranty; herein, the “Secured Parties”), or any Person who has received funds on behalf of a Lender, issuer of Letters of Credit or Secured Party (any such Lender, issuer of Letters of Credit, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, issuer of Letters of Credit, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, issuer of Letters of Credit or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

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(b) Without limiting immediately preceding clause (a), each Lender, issuer of Letters of Credit or Secured Party, or any Person who has received funds on behalf of a Lender, issuer of Letters of Credit or Secured Party such Lender or issuer of Letters of Credit, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, issuer of Letters of Credit or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, issuer of Letters of Credit or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.13(b).

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(c) Each Lender, issuer of Letters of Credit or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, issuer of Letters of Credit or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, issuer of Letters of Credit or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or issuer of Letters of Credit that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or issuer of Letters of Credit at any time, (i) such Lender or issuer of Letters of Credit shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Type with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance Agreement (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance Agreement by reference pursuant to an approved electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or issuer of Letters of Credit shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or issuer of Letters of Credit, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning issuer of Letters of Credit shall cease to be a Lender or issuer of Letters of Credit, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning issuer of Letters of Credit and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or issuer of Letters of Credit shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or issuer of Letters of Credit (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or issuer of Letters of Credit and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, issuer of Letters of Credit or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

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(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 12.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or issuer of Letters of Credit, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE XIII.
MISCELLANEOUS

Section 13.1 Notices.

Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed by certified mail return receipt requested, by electronic mail with evidence of delivery or hand delivered with evidence of delivery as follows:

If to a Loan Party:	c/o HC Government Realty Trust, Inc. 390 S Liberty Street Suite 100 Winston-Salem, NC 27101 Attn: Jackie Piscetelli Email: jpiscetelli@hcgovtrust.com

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with a copy to:	Moore Van Allen PLLC 100 North Tryon Street Suite 4700 Charlotte, NC 28202 Attn: Chris Fowler Email: chrisfowler@mvalaw.com

If to the Administrative Agent:

KeyBank National Association

1200 Abernathy Road NE Suite 1545

Mailcode: GA-03-40-0900

Atlanta, GA 30328

Attn: John Hartnup

Telephone: (770) 510-2146

Email: john_s_hartnup@keybank.com

with a copy to:

KeyBank National Association

OH-01-27-0844

127 Public Square

Cleveland, Ohio 44114

Attn: Tom Schmitt

Telephone: (770) 510-2109

Email: tom_schmitt@keybank.com

If to the Administrative Agent under Article II:	KeyBank National Association Mailcode: GA-03-40-0900 1200 Abernathy Road NE Suite 1545 Atlanta, GA 30328 Attn: John Hartnup Telephone: (770) 510-2146 Email: john_s_hartnup@keybank.com

If to a Lender:	To such Lender’s address or telecopy number, as applicable, set forth in its Administrative Questionnaire;

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or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed by certified mail return receipt requested, when received; (ii) if by electronic mail, when received; or (iii) if hand delivered or sent by overnight courier, when delivered with proof of delivery, and as to the Loan Parties, shall be effective upon receipt or delivery of such communication to any one of the notice parties (but not a copy party) listed above. Neither the Administrative Agent nor any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to any other Person.

Section 13.2 Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent and the initial Titled Agent (but not the Lenders) for all of its reasonable costs and expenses incurred in connection with this Agreement and the other Loan Documents, the Loans and other Obligations, the Borrowing Base Properties, and the transactions contemplated under any Loan Document, including, without limitation, in connection with the preparation, negotiation and execution of the Loan Documents and any amendment, supplement or modification to any Loan Document from time to time (including all reasonable due diligence expenses and travel expenses relating thereto, subject to the limitations set forth in this Agreement), and the consummation of the transactions contemplated hereby and thereby, and including the reasonable fees and disbursements of outside counsel to the Administrative Agent and costs and expenses in connection with the use of IntraLinks, Inc., SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) in connection with the addition of any Borrowing Base Property or any Mortgage and other collateral security documents, to be responsible on a joint and several basis for any reasonable fees, costs or expenses payable to or incurred by the Administrative Agent (but not the Lenders) in connection with the addition of such Borrowing Base Property and Mortgage and other Collateral Documents (including the reasonable fees, charges and disbursements of outside counsel to the Administrative Agent), any required mortgage recording, intangibles or transfer taxes, any title insurance premiums, and any recording charges or other amounts payable in connection with the recording of such Mortgages and Collateral Documents, (c) to pay or reimburse the Administrative Agent and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective outside counsel and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (d) to pay, and indemnify and hold harmless the Administrative Agent from, any and all recording and filing fees, and to pay, and indemnify and hold harmless the Administrative Agent and the Lenders from any and all liabilities with respect to, or resulting from any failure to pay or delay in paying any Other Taxes which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (e) to the extent not already covered by any of the preceding subsections, to pay the fees and disbursements of outside counsel to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Section 11.1(f) or 11.1(g), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such other Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section on demand therefor, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.

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Section 13.3 Setoff.

Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, the L/C Issuer, each Lender, and each Participant, and each of their respective Affiliates, at any time while an Event of Default exists, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, L/C Issuer, Participant, or any Affiliate of any such Person, subject to receipt of the prior written consent of the Administrative Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such L/C Issuer, such Lender, such Participant or any such Affiliate of any of them, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such Obligations shall be contingent or unmatured.

Section 13.4 Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, ANY OTHER LOAN PARTY, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND THE BORROWER AND OTHER LOAN PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, ANY OTHER LOAN PARTY, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

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(b) THE BORROWER, EACH OTHER LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY AGREES THAT ANY FEDERAL DISTRICT COURT AND ANY STATE COURT LOCATED IN NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, ANY OTHER LOAN PARTY, THE ADMINISTRATIVE AGENT, THE OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS AND LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW. THE BORROWER, EACH OTHER LOAN PARTY, THE ADMINISTRATIVE AGENT, THE L/C ISSUER, AND EACH OF THE LENDERS EACH EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH SUCH PERSON FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY ANY PARTY OR THE ENFORCEMENT BY ANY PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 13.5 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) below, (ii) by way of participation in accordance with the provisions of subsection (d) below or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) below and, to the extent expressly contemplated hereby, the Affiliates and the partners, directors, officers, employees, agents and advisors of the Administrative Agent and the Lenders and of their respective Affiliates) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it, or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) below in the aggregate, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance Agreement, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment in respect of the Revolving Credit Facility, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) above and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment if Borrower shall have failed to respond to an initial written request for consent from the Administrative Agent within ten (10) Business Days after having received notice thereof;

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(B) the consent of the Administrative Agent shall be required for any assignment in respect of the Revolving Commitments or Revolving Loans; and

(C) the consent of the L/C Issuer and the Swingline Lender shall be required for any assignment in respect of the Revolving Commitments or Revolving Loans.

(iv) Assignment and Acceptance Agreements. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance Agreement, together with a processing and recordation fee of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Loan Party or its Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or (C) any EEA Financial Institution that is, or is reasonably expected to become, subject to a Bail-in Action, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in the foregoing clauses (B) or (C).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or operated for the primary benefit of a natural person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) below, from and after the effective date specified in each Assignment and Acceptance Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4, 13.2 and 13.9 and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.10 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) below.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of the Borrower or the Administrative Agent, the L/C Issuer or the Swingline Lender (but with notice to the Administrative Agent), sell participations to any Person (other than to a natural person or to a Loan Party or its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

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Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (x) increase such Lender’s Commitment, (y) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender or (z) reduce the rate at which interest is payable thereon. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.12, 4.1, 4.4 (subject to the requirements and limitations therein, including the requirements under Section 3.12 (it being understood that the documentation required under Section 3.12 shall be delivered to the participating Lender)) to the same extent as if it were the Lender it purchased such participation from and had acquired its interest by assignment pursuant to subsection (b) above; provided, that such Participant (A) agrees to be subject to the provisions of Sections 4.5 and 4.7 as if it were an assignee under subsection (b) above; and (B) shall not be entitled to receive any greater payment under Section 3.12 or 4.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent the Borrower consented to the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and the expense of the Borrower, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.5 with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.3 as though it were a Lender, provided such Participant agrees to be subject to Section 3.3 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than the Administrative Agent except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 13.6 Amendments.

(a) Except as otherwise expressly provided in this Agreement (including as provided in Section 2.15 with respect to any Increase Amendment), any consent or approval required or permitted by this Agreement or any other Loan Document (other than any fee letter) to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by any Loan Party of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders) and, in the case of an amendment to any Loan Document, the written consent of each Loan Party that is a party thereto. Any term of any fee letter may be amended, and the performance or observance by the Borrower of any terms of any fee letter may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the parties thereto.

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(b) Notwithstanding the foregoing, no amendment (including any Increase Amendment), waiver or consent shall do any of the following:

(i) extend or increase the Commitments of any Lender, without the prior written consent of such Lender;

(ii) reduce the principal of, or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations, or any fees or other amounts payable under any Loan Document, without the prior written consent of each Lender adversely affected thereby; provided that only the consent of the Requisite Lenders shall be required to: (A) to amend the definition of “Post-Default Rate” or to waive any obligation of the Borrower to pay interest at the Post-Default Rate, excess Letter of Credit fees pursuant to Section 3.6(b), or any charge pursuant to Section 2.4(c) or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder;

(iii) modify the definition of the term “Maturity Date” or, except in accordance with Section 2.13, otherwise postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations or any fee or other amount payable under any Loan Document (including the waiver of any Default or Event of Default as a result of the nonpayment of any such Obligations as and when due), or extend the expiration date of any Letter of Credit beyond the Maturity Date, in each case without the prior written consent of each Lender adversely affected thereby;

(iv) amend or otherwise modify the provisions of Section 3.2 or the definition of the term “Commitment Percentage”, without the prior written consent of each Lender adversely affected thereby;

(v) modify the definition of the term “Requisite Lenders” or otherwise modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section 13.6 if such modification would have such effect, without the prior written consent of each Lender adversely affected thereby;

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(vi) release any Guarantor from its obligations under its Guaranty, without the prior written consent of each Lender, except, with respect to any Subsidiary Guarantor, pursuant to a transaction otherwise permitted hereunder;

(vii) release all or substantially all of the Collateral in any transaction or series of related transactions without the prior written consent of each Lender; or

(viii) amend or otherwise modify the provisions of Section 2.14, without the prior written consent of each Lender adversely affected thereby.

(c) No amendment, waiver or consent, unless in writing and signed by the Administrative Agent, in such capacity, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.3 or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender. Any amendment, waiver or consent relating to Section 2.2 or the obligations of the L/C Issuer under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, requiring the written consent of the L/C Issuer. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider.

(d) No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(e) Any Non-Consenting Lender shall be subject to the provisions of Section 4.5.

(f) Notwithstanding any provision herein to the contrary the Administrative Agent and the Borrower may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect and (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment.

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Section 13.7 Nonliability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower or any other Loan Party and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Borrower or any other Loan Party. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. In connection with all aspects of each transaction contemplated hereby, the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (a) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand; (b) neither the Administrative Agent nor any Lender has assumed or will assume any advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading hereto (irrespective of whether the Administrative Agent, any Lender or any of their respective Affiliates has advised or is currently advising the Borrower, any other Loan Party or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship.

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Section 13.8 Confidentiality.

The Administrative Agent, the L/C Issuer and each Lender agree that information about the Loan Parties not generally disclosed to the public which is furnished to the Administrative Agent or any Lender, pursuant to the provisions of this Agreement or any other Loan Document, and the respective properties thereof and their operations, affairs and financial condition, shall not be generally disclosed by it to the public and that such information is to be used only for the purposes of this Agreement and the other Loan Documents and shall not be divulged to any Person other than the Administrative Agent, the L/C Issuer, the Lenders, and their respective agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan Documents and other transactions between or among the Administrative Agent, the L/C Issuer, or such Lender, as applicable, and the Borrower, but in any event the Administrative Agent and the Lenders may make disclosure: (a) to any of their respective Affiliates and to any of their (and their Affiliates’) respective directors, officers, agents, employees, advisors and counsel (provided such Persons shall be informed of the confidential nature of such information and be instructed to keep such information confidential); (b) as reasonably requested by (i) any potential or actual assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (and including any Person that is a potential Augmenting Lender pursuant to Section 2.15) or (ii) any actual or prospective party (or its Affiliates or their respective directors, officers, agents, employees, advisors or counsel) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (provided, in each case, that they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings or as otherwise required by Applicable Law; provided, however, if the Administrative Agent or a Lender receives a summons or subpoena to disclose any such confidential information to any Person, the Administrative Agent or such Lender, as applicable, shall, if legally permitted, endeavor to notify the Borrower thereof as soon as possible after receipt of such request, summons or subpoena and the Borrower shall be afforded an opportunity to seek protective orders, or such other confidential treatment of such disclosed information, as the Borrower and the Administrative Agent or such Lender, as applicable, may deem reasonable; (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person deemed necessary or advisable by the Administrative Agent or any Lender in connection with the exercise by the Administrative Agent or the Lenders of rights hereunder or under any of the other Loan Documents; (f) upon Borrower’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), to any contractual counter-parties to any swap or similar hedging agreement or to any rating agency; and (g) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section actually known to the Administrative Agent or such Lender to be such a breach or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Loan Party or any of their respective Affiliates. Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities and other regulatory authorities (including any self-regulatory authority, such as the National Association of Insurance Commissioners) in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender. Any Person required to maintain the confidentiality of information as provided in this Section 13.8 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the information referred to in the preceding paragraph may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Applicable Laws.

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Section 13.9 Indemnification.

(a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, the Titled Agent, the L/C Issuer, each of the Lenders, any Affiliate of the Administrative Agent or the L/C Issuer or any Lender, and their respective directors, officers, shareholders, partners, trustees, administrators, managers, agents, employees, advisors, representatives and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, damages, penalties, liabilities, obligations, deficiencies, actions, judgments, suits, costs or reasonable expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, penalties, liabilities, obligations, deficiencies, actions, judgments, suits, costs or expenses in respect of which is specifically covered by Section 3.12 or 4.1 or expressly excluded from the coverage of such Section 3.12 or 4.1) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Administrative Agent’s, the L/C Issuer’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent, the L/C Issuer and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent, the L/C Issuer and the Lenders are creditors of the Borrower and the other Loan Parties and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the other Loan Parties; (vii) the fact that the Administrative Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower or its financial condition; (viii) the exercise of any right or remedy the Administrative Agent, the L/C Issuer or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC or any other Governmental Authority against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent, the L/C Issuer or any Lender as a result of conduct of the Borrower, any other Loan Party or any Subsidiary that violates a sanction enforced by the OFAC; or (x) any violation or non-compliance by the Borrower, any other Loan Party or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by the Internal Revenue Service or state taxing authority; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for (A) any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment, (B) Indemnified Costs to the extent resulting from a claim not involving an act or omission of any Loan Party and that is brought by an Indemnified Party against another Indemnified Party (other than against the Administrative Agent in its capacity as such), or (C) Indemnified Costs to the extent resulting from a claim brought by the Borrower or any other Loan Party against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

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(b) The Borrower’s indemnification obligations under this Section 13.9 shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this regard, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall notify the Borrower of the commencement of any Indemnity Proceeding; provided, however, that the failure to so notify the Borrower shall not relieve the Borrower from any liability that they may have to such Indemnified Party pursuant to this Section 13.9.

(c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Loan Party or other Subsidiary of a Loan Party.

(d) All fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder, upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

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(f) If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g) The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

(h) References in this Section to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

Section 13.10 Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated or expired (or have been collateralized or backstopped in a manner satisfactory to the L/C Issuer in its sole discretion), (c) none of the Lenders nor Swingline Lender nor L/C Issuer is obligated any longer under this Agreement to make any Loans and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid in full in cash and otherwise satisfied in full. The indemnities to which the Administrative Agent, the L/C Issuer, the Swingline Lender and the Lenders are entitled under the provisions of Sections 3.12, 4.1, 4.4, 12.7, 13.2 and 13.9 and any other provision of this Agreement and the other Loan Documents which, by its terms, expressly survives termination of this Agreement or such other Loan Document, and the provisions of Section 13.4, shall continue in full force and effect and shall protect the Administrative Agent, the L/C Issuer, the Swingline Lender and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 13.11 Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

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Section 13.12 GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. UNLESS OTHERWISE SPECIFIED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY LAW, THE LOAN PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT.

Section 13.13 Counterparts.

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 13.14 Obligations with Respect to Loan Parties.

The obligations of the Loan Parties to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense any Loan Party may have that it does not control any such other Loan Party.

Section 13.15 Limitation of Liability.

Neither the Administrative Agent, the L/C Issuer nor any Lender, nor any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent, the L/C Issuer or any Lender shall have any liability with respect to, and each Loan Party hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by any Loan Party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents or Letters of Credit, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each Loan Party hereby waives, releases, and agrees not to sue the Administrative Agent, the L/C Issuer or any Lender or any of the Administrative Agent’s or any Lender’s or L/C Issuer’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents or Letters of Credit, or any of the transactions contemplated by this Agreement or financed hereby or thereby.Neither the Administrative Agent, the L/C Issuer, nor any Lender, nor any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent, the L/C Issuer or any Lender shall have any liability with respect to, and each Loan Party hereby waives, releases, and agrees not to sue any of them upon, any damages arising from the use by unintended recipients of any information or other materials distributed by them through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents, the Letters of Credit or the transactions contemplated hereby and thereby.

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Section 13.16 Entire Agreement.

This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 13.17 Construction.

Each Loan Party, each Lender and the Administrative Agent acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by each Loan Party, each Lender and the Administrative Agent.

Section 13.18 Joint and Several Liability of the Loan Parties.

(a) Each of the Loan Parties, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other the Loan Parties with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Loan Parties without preferences or distinction among them.

(b) If and to the extent that any of the Loan Parties shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Loan Parties will make such payment with respect to, or perform, such Obligation.

(c) The Obligations of each of the Loan Parties under the provisions of this Section 13.18 constitute full recourse obligations of each of such Loan Parties enforceable against each such Loan Party to the full extent of its properties and assets.

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(d) Each of the Loan Parties, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance of its joint and several liability, notice of any Loans or Letters of Credit or other extensions of credit made under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or any Lender under or in respect of any of the Obligations, and, generally, to the extent permitted by Applicable Law, all demands, notices (other than those required pursuant to the terms of any Loan Document) and other formalities of every kind in connection with the Loan Documents. Each Loan Party, to the fullest extent permitted by Applicable Law, hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Loan Parties and any other entity or Person primarily or secondarily liable with respect to any of the Obligations and all suretyship defenses generally. Each of the Loan Parties, to the fullest extent permitted by Applicable Law, hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or any Lender at any time or times in respect of any default by any of the Loan Parties in the performance or satisfaction of any term, covenant, condition or provision of any Loan Document, any and all other indulgences whatsoever by the Administrative Agent or any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any collateral security for any of the Obligations or the addition, substitution or release, in whole or in part, of any of the Loan Parties. Without limiting the generality of the foregoing, each of the Loan Parties assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or any Lender with respect to the failure by any of the Loan Parties to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with Applicable Laws thereunder, which might, but for the provisions of this Section 13.18, afford grounds for terminating, discharging or relieving any Loan Party, in whole or in part, from any of its Obligations under this Section 13.18, it being the intention of each of the Loan Parties that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such the Loan Parties under this Section 13.18 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each of the Loan Parties under this Section 13.18 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, re-construction or similar proceeding with respect to any of the Loan Parties or the Administrative Agent or any Lender. The joint and several liability of the Loan Parties hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the Loan Parties, the Administrative Agent or any Lender.

(e) To the extent any Loan Party makes a payment hereunder in excess of the aggregate amount of the benefit received by such Loan Party in respect of the extensions of credit under this Agreement (the “Benefit Amount”), then such Loan Party, after the irrevocable payment in full of all of the Obligations, shall be entitled to recover from each other Loan Party such excess payment, pro rata, in accordance with the ratio of the Benefit Amount received by each such other Loan Party to the total Benefit Amount received by all the Loan Parties, and the right to such recovery shall be deemed to be an asset and property of such Loan Party so funding; provided, that each of the Loan Parties hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other the Loan Parties with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or any Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been irrevocably paid in full. Any claim which any Loan Party may have against any other Loan Party with respect to any payments to the Administrative Agent or any Lender hereunder or under any other Loan Document are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior irrevocable payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Loan Party, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be irrevocably paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Loan Party therefor.

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(f) Each of the Loan Parties hereby agrees that the payment of any amounts due with respect to the indebtedness owing by any Loan Party to any other Loan Party is hereby subordinated to the prior irrevocable payment in full of the Obligations. Each Loan Party hereby agrees that after the occurrences and during the continuance of any Default or Event of Default, such Loan Party will not demand, sue for or otherwise attempt to collect any indebtedness of any other Loan Party owing to such Loan Party until the Obligations shall have been irrevocably paid in full. If, notwithstanding the foregoing sentence, such Loan Party shall collect, enforce or receive any amounts in respect of such indebtedness before the irrevocable payment in full of the Obligations, such amounts shall be collected, enforced, received by such Loan Party as trustee for Administrative Agent and be paid over to the Administrative Agent for the pro rata accounts of the Lenders to be applied to repay (or be held as collateral security for the repayment of) the Obligations.

Section 13.19 Designation of Borrower as Agent for the Loan Parties.

For purposes of this Agreement and the other Loan Documents, each of the Loan Parties hereby designates the Borrower as the agent and representative of each Loan Party for all purposes hereunder and the Borrower hereby accepts each such appointment. The Administrative Agent, the L/C Issuer, the Swingline Lender and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower as a notice or communication from all the Loan Parties, and may give any notice or communication required or permitted to be given to any Loan Party or the Loan Parties hereunder or under any other Loan Document to the Borrower on behalf of such Loan Party or the Loan Parties. Each Loan Party agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if the same had been made directly by such Loan Party. The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense that the Borrower may have that the Borrower does not control such Loan Parties and Subsidiaries.

Section 13.20 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Derivatives Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

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In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 13.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii) the effects of any Bail-in Action on any such liability, including, if applicable:

(x) a reduction in full or in part or cancellation of any such liability;

(y) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(z) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

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Section 13.22 Amendment and Restatement; Etc.

(a) Amendment and Restatement. The parties hereto agree that, on the Effective Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement; (b) all obligations under the Existing Credit Agreement outstanding on the Effective Date shall in all respects be continuing and shall be deemed to Obligations outstanding hereunder; (c) the guarantees made to the Lenders, each Specified Derivatives Provider and the Administrative Agent pursuant to the Existing Credit Agreement, shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed and ratified; (d) the Collateral Documents and the Liens created thereunder shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed and ratified; and (e) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer, without further amendment, to this Agreement. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment to the Existing Credit Agreement made under and in accordance with the terms of Section 13.6 of the Existing Credit Agreement.

(b) Assignments; Prepayments; Reallocations; Reconciliation. The parties hereto agree that, if applicable, the Borrower, the Lenders and the Administrative Agent shall effect such assignments, prepayments, borrowings and reallocations as are necessary to effectuate the modifications to the Revolving Commitments and Revolving Loans on the Effective Date such that, after giving effect thereto, the Lenders shall hold each class of the Revolving Commitments and Revolving Loans as set forth on Schedule 3. Each party hereto waives any “breakage” costs that it would otherwise be entitled to pursuant to Section 4.4 solely as a result of the foregoing.

(c) No Novation. The execution, delivery and effectiveness of this Agreement shall not extinguish the obligations outstanding under the Existing Credit Agreement, the Collateral Documents or the other Loan Documents or discharge or release the lien or priority of the Collateral Documents. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement, the Collateral Documents or the other Loan Documents, which shall remain in full force and effect, except to any extent modified hereby or by instruments executed concurrently herewith.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

HC GOVERNMENT REALTY HOLDINGS, L.P.

By: HC Government Realty Trust, Inc., its general partner

By:	/s/ Steven A. Hale II
Name:	Steven A. Hale II
Title:	Chief Executive Officer

HOLMWOOD PORTFOLIO HOLDINGS, LLC

By: HC Government Realty Trust, Inc., its sole member

By:	/s/ Steven A. Hale II
Name:	Steven A. Hale II
Title:	Chief Executive Officer

HC GOVERNMENT REALTY TRUST, INC.

By:	/s/ Steven A. Hale II
Name:	Steven A. Hale II
Title:	Chief Executive Officer

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Acknowledged and Agreed by each SUBSIDIARY GUARANTOR:

GOV FBI JOHNSON CITY, LLC
GOV CBP CAPE CANAVERAL, LLC
GOV SILT, LLC
GOV MOORE SSA, LLC
GOV LAWTON SSA, LLC
GOV LAKEWOOD DOT, LLC
GOV FT. SMITH, LLC
GOV NORFOLK, LLC
GOV SAN ANTONIO, LLC
GOV MONTGOMERY, LLC
GOV KNOXVILLE, LLC
GOV CHAMPAIGN, LLC
GOV SARASOTA, LLC
GOV MONROE, LLC
GOV OKLAHOMA CITY, LLC
GOV FT. LAUDERDALE, LLC
GOV LAWRENCE, LLC
GOV BIRMINGHAM, LLC
GOV COLUMBIA, LLC

By: HC Government Realty Holdings, L.P., the member-manager of each of the foregoing

By: HC Government Realty Trust, Inc., its general partner

By:	/s/ Steven A. Hale II
Name:	Steven A. Hale II
Title:	Chief Executive Officer

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ADMINISTRATIVE AGENT: KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Thomas Z. Schmitt
Name:	Thomas Z. Schmitt
Title:	Vice President

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LENDERS: KEYBANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Thomas Z. Schmitt
Name:	Thomas Z. Schmitt
Title:	Vice President

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IBERIABANK, a division of First Horizon Bank, as a Lender

By:	/s/ Eric Henderson
Name:	Eric Henderson
Title:	Sr. Portfolio Manager

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SYNOVUS BANK, as a Lender

By:	/s/ Zachary Braun
Name:	Zachary Braun
Title:	Corporate Banker

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ATLANTIC UNION BANK, as a Lender

By:	/s/ Randolph E. Trow, III
Name:	Randolph E. Trow, III
Title:	Senior Vice President

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Schedule 3

Revolving Commitment Amounts and Commitment Percentage

Name of Lender:	Revolving Commitment Amount	Revolving Commitment Percentage
KeyBank National Association	$40,000,000.00	40%
IberiaBank	$25,000,000.00	25%
Synovus Bank	$20,000,000.00	20%
Atlantic Union Bank	$15,000,000.00	15%
Total:	$100,000,000.00	100.0%

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Exhibit Q

(A) Fixture filings required by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent;

(B) a title insurance policy, issued by a title insurance company reasonably acceptable to the Administrative Agent (or, as applicable, the delivery of applicable title policy endorsements or a new title policy with tie-in or aggregation endorsements to existing title policies), insuring the lien of the Mortgage as a first lien on the Eligible Property and showing no exceptions to title unacceptable to Administrative Agent other than Eligible Property Permitted Liens and otherwise in form and substance, and with endorsements, satisfactory to the Administrative Agent (and including copies of all exception documents);

(C) an opinion(s) of applicable counsel, addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent; and

(D) (i) a current Phase I Environmental Report, dated within a time frame approved by the Administrative Agent, and (ii) a current property condition report, a current survey and a current zoning report, in each case dated within twelve (12) months (or shorter period required by the Administrative Agent) of the date an Eligible Property is added as a Borrowing Base Property (or other satisfactory survey and zoning information, together with evidence of compliance with zoning to the extent reasonably requested by the Administrative Agent), collectively evidencing that such Eligible Property is free from all environmental and structural issues (other than those accepted by the Administrative Agent and the Requisite Lenders).

In connection with execution and delivery of a Mortgage and other applicable Collateral Documents, the Borrower shall be responsible for any reasonable, actual out-of-pocket fees, costs or expenses incurred by Administrative Agent (including the reasonable fees, charges and disbursements of outside counsel to the Administrative Agent); any required mortgage recording, intangibles or transfer taxes; any title insurance premiums; any recording charges or other amounts payable in connection with the recording of the Mortgages and Collateral Documents.

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